Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of June 15, 2007

among

MAIDENFORM, INC.,

as Company,

MAIDENFORM BRANDS, INC.,

as Holdings,

THE LENDERS LISTED HEREIN,

as Lenders

and

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender, and Issuing Lender

and

CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC,

as Sole Lead Arranger

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	1

1.1	Certain Defined Terms	1
1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	36
1.3	Other Definitional Provisions and Rules of Construction	36

SECTION 2.	AMOUNTS AND TERMS OF COMMITMENTS AND LOANS	37

2.1	Commitments; Making of Loans; the Register; Optional Notes	37
2.2	Interest on the Loans	46
2.3	Fees	50
2.4	Repayments, Prepayments and Reductions in Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments after Event of Default	51
2.5	Use of Proceeds	57
2.6	Special Provisions Governing LIBOR Loans	58
2.7	Increased Costs; Taxes; Capital Adequacy	60
2.8	Tax Treatment	65
2.9	Statement of Lenders; Obligation of Lenders and Issuing Lenders to Mitigate	65
2.10	Replacement of a Lender	66

SECTION 3.	LETTERS OF CREDIT	67

3.1	Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein	67
3.2	Letter of Credit Fees	71
3.3	Drawings and Reimbursement of Amounts Paid Under Letters of Credit	72
3.4	Obligations Absolute	75
3.5	Nature of Issuing Lenders’ Duties	77
3.6	Additional Letter of Credit Provisions	78

SECTION 4.	CONDITIONS TO LOANS AND LETTERS OF CREDIT	79

4.1	Conditions to Effectiveness	79
4.2	Conditions to All Loans	82
4.3	Conditions to Incremental Term Loans	82
4.4	Conditions to Letters of Credit	83

SECTION 5.	COMPANY’S AND HOLDINGS’ REPRESENTATIONS AND WARRANTIES	84

5.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries	84
5.2	Authorization of Borrowing, etc.	85
5.3	Financial Condition	85
5.4	No Material Adverse Change	86
5.5	Title to Properties; Liens; Real Property; Intellectual Property	86
5.6	Litigation; Adverse Facts	87
5.7	Payment of Taxes	87
5.8	Performance of Agreements	88
5.9	Governmental Regulation	88
5.10	Securities Activities	88
5.11	Employee Benefit Plans	88

i

5.12	Certain Fees	89
5.13	Environmental Protection	89
5.14	Employee Matters	89
5.15	Solvency	90
5.16	Matters Relating to Collateral	90
5.17	Disclosure	90
5.18	Foreign Assets Control Regulations, Etc.	91
5.19	Compliance with Laws	91
5.20	Taxpayer Identification Number	91

SECTION 6.	COMPANY’S AND HOLDINGS’ AFFIRMATIVE COVENANTS	91

6.1	Financial Statements and Other Reports	92
6.2	Existence, etc.	96
6.3	Payment of Taxes and Claims; Tax	96
6.4	Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds	97
6.5	Inspection Rights; Lender Meeting	98
6.6	Compliance with Laws, etc.	99
6.7	Environmental Matters	99
6.8	Execution of Guaranty and Personal Property Collateral Documents After the Closing Date	100
6.9	Matters Relating to Additional Real Property Collateral	101
6.10	Deposit Accounts and Securities Accounts	101
6.11	Equitable Lien in Favor of Lenders	102
6.12	Collateral Records	102

SECTION 7.	COMPANY’S AND HOLDINGS’ NEGATIVE COVENANTS	102

7.1	Indebtedness	103
7.2	Liens and Related Matters	104
7.3	Investments; Acquisitions	106
7.4	Contingent Obligations	108
7.5	Restricted Junior Payments	109
7.6	Financial Covenants	109
7.7	Restriction on Fundamental Changes; Asset Sales	110
7.8	Consolidated Capital Expenditures	112
7.9	Transactions with Shareholders and Affiliates	113
7.10	Sales and Lease-Backs	113
7.11	Conduct of Business	114
7.12	Fiscal Year	114

SECTION 8.	EVENTS OF DEFAULT	114

8.1	Failure to Make Payments When Due	114
8.2	Default in Other Agreements	114
8.3	Breach of Certain Covenants	115
8.4	Breach of Warranty	115
8.5	Other Defaults Under Loan Documents	115
8.6	Involuntary Bankruptcy; Appointment of Receiver, etc.	115
8.7	Voluntary Bankruptcy; Appointment of Receiver, etc.	116
8.8	Judgments and Attachments	116
8.9	Dissolution	116
8.10	Employee Benefit Plans	116
8.11	Change in Control	116
8.12	Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations	117

8.13	Conduct of Business By Holdings	117

SECTION 9.	ADMINISTRATIVE AGENT	118

9.1	Appointment	118
9.2	Powers and Duties; General Immunity	119
9.3	Independent Investigation by Lenders; No Responsibility for Appraisal of Creditworthiness	122
9.4	Right to Indemnity	122
9.5	Resignation of Administrative Agent; Successor Administrative Agent, Swing Line Lender and Issuing Lender	122
9.6	Collateral Documents and Guaranty	124
9.7	Duties of Sole Lead Arranger	125
9.8	Administrative Agent May File Proofs of Claim	125

SECTION 10.	MISCELLANEOUS	126

10.1	Successors and Assigns; Assignments and Participations in Loans and Letters of Credit	126
10.2	Expenses	129
10.3	Indemnity	130
10.4	Set-Off	131
10.5	Ratable Sharing	132
10.6	Amendments and Waivers	133
10.7	Independence of Covenants	134
10.8	Notices; Effectiveness of Signatures	134
10.9	Survival of Representations, Warranties and Agreements	137
10.10	Failure or Indulgence Not Waiver; Remedies Cumulative	137
10.11	Marshalling; Payments Set Aside	137
10.12	Severability	137
10.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver	138
10.14	Release of Security Interest or Guaranty	138
10.15	Applicable Law	139
10.16	Construction of Agreement; Nature of Relationship	139
10.17	Consent to Jurisdiction and Service of Process	139
10.18	Waiver of Jury Trial	140
10.19	Confidentiality	141
10.20	Counterparts; Integration; Effectiveness	142
10.21	Reimbursement by Lenders	143
10.22	USA Patriot Act Notice	143

EXHIBITS

I-A	-	FORM OF NOTICE OF BORROWING
I-B	-	FORM OF NOTICE OF BORROWING (SWING LINE)
II	-	FORM OF NOTICE OF CONVERSION/CONTINUATION
III-A	-	FORM OF L/C APPLICATION (COMMERCIAL)
III-B	-	FORM OF L/C APPLICATION (STANDBY)
IV	-	FORM OF TERM NOTE
V	-	FORM OF REVOLVING NOTE
VI	-	FORM OF SWING LINE NOTE
VII	-	FORM OF COMPLIANCE CERTIFICATE
VIII	-	MATTERS TO BE COVERED BY OPINION OF COMPANY COUNSEL
IX	-	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
X	-	FORM OF SOLVENCY CERTIFICATE
XI	-	FORM OF GUARANTY
XII	-	FORM OF SECURITY AGREEMENT
XIII	-	FORM OF COLLATERAL ACCESS AGREEMENT
XIV	-	FORM OF BORROWING BASE CERTIFICATE

SCHEDULES

1.1	-	CLOSING DATE MORTGAGED PROPERTIES
1.2	-	FISCAL QUARTERS
2.1	-	LENDERS’ COMMITMENTS AND PRO RATA SHARES
2.2	-	PRICING GRID
4.1C	-	CORPORATE AND CAPITAL STRUCTURE; OWNERSHIP; MANAGEMENT
5.1	-	JURISDICTIONS OF ORGANIZATION; SUBSIDIARIES
5.2C	-	GOVERNMENTAL CONSENTS
5.5B	-	REAL PROPERTY
5.5C	-	INTELLECTUAL PROPERTY
5.6	-	LITIGATION
5.7	-	TAXES
5.16B	-	THIRD-PARTY FILINGS
7.1	-	CERTAIN EXISTING INDEBTEDNESS
7.2A	-	CERTAIN EXISTING LIENS
7.2B	-	CERTAIN EXISTING NEGATIVE PLEDGES
7.3	-	CERTAIN EXISTING INVESTMENTS
7.9	-	TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES
10.8	-	CERTAIN ADDRESSES FOR NOTICES, PAYMENTS AND OTHER PURPOSES

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of June 15, 2007 (the “Closing Date”) and entered into by and among Maidenform, Inc., a New York corporation (“Company”), Maidenform Brands, Inc., a Delaware corporation (“Holdings”), the financial institutions listed as lenders on the signature pages hereof and those financial institutions which become lenders hereunder pursuant to the terms, conditions and provisions of subsection 10.1 (collectively, the “Lenders”) Bank of America, N.A., as administrative agent for the Lenders (in such capacity, “Administrative Agent”), Bank of America, N.A., as the swing line lender (in such capacity, “Swing Line Lender”), and Bank of America, N.A., as an issuer of Letters of Credit (in such capacity, “Issuing Lender”).

SECTION 1.  DEFINITIONS

1.1                               Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Account” means, with respect to any Person, all “accounts” (as such term is defined in the UCC), now owned or hereafter acquired by such Person, including, without limitation:  (i) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by “chattel paper” or “instruments” (as each of such terms are defined in the UCC)), including any such obligations which may be characterized as an account or contract right under the UCC; (ii) all of such Person’s rights in, to and under all purchase orders or receipts for goods or services; (iii) all of such Person’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods); and (iv) all rights to payment due to such Person for goods or other property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Person or in connection with any other transaction, whether or not yet earned by performance on the part of such Person.

“Active Subsidiary” means any Subsidiary that owns assets with a fair market value in excess of $5,000.00.

“Additional Mortgage Policy” means an ALTA mortgagee title insurance policy issued by the Title Company in favor of Administrative Agent, for the benefit of the Lenders, with respect to an Additional Mortgaged Property, in an amount not less than the amount reasonably required by Administrative Agent and, at any time when there are one or two Lender Groups, the Requisite Lenders, insuring Administrative Agent that the relevant Loan Party has fee simple title to, or a valid leasehold interest in, such Additional Mortgaged Property and further insuring Administrative Agent that the applicable Additional Mortgage creates a valid and enforceable First Priority mortgage Lien on the Additional Mortgaged Property encumbered thereby, subject only to a standard survey exception, any Permitted Encumbrances and any matters of record relating to such Additional Mortgaged Property approved by Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned), which Additional Mortgage Policy (i) shall include an endorsement for mechanics’ liens, for future advances under this Agreement or the deletion of the standard mechanics’ lien exception and for any other matters reasonably requested by Administrative Agent, provided that such endorsements are available at a reasonable (as determined by Administrative Agent) cost in the jurisdiction in which the applicable Additional Mortgaged Property is located and (ii) shall provide for affirmative insurance and such reinsurance as Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Administrative Agent.

“Additional Mortgaged Property” has the meaning assigned to that term in subsection 6.9.

“Additional Mortgages” has the meaning assigned to that term in subsection 6.9.

“Adjusted LIBOR” means, for each Interest Period in respect of any LIBOR Loan, an interest rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent pursuant to the following formula:

Adjusted LIBOR =	LIBOR
1.00 – Eurodollar Reserve Percentage

Adjusted LIBOR shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage or LIBOR, respectively.

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by Administrative Agent.

“Affected Lender” has the meaning assigned to that term in subsection 2.6C.

“Affected Loans” has the meaning assigned to that term in subsection 2.6C.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.  For the avoidance of doubt, neither Administrative Agent, nor Sole Lead Arranger, nor any of their respective Affiliates shall be deemed to be an Affiliate of any Loan Party.

“Agent Fee Letter” means the letter agreement, dated of even date herewith by and between Administrative Agent and Company, pursuant to which Company has agreed to pay Administrative Agent an annual fee in connection with Administrative Agent’s performance of its responsibilities hereunder.

“Agent Parties” has the meaning assigned to that term in subsection 10.8C.

“Aggregate Amounts Due” has the meaning assigned to that term in subsection 10.5.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Approved Fund” means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ares” means Ares Corporate Opportunities Fund, L.P.

“Asset Sale” means the sale or other disposition by Company or any of its Subsidiaries to any Person other than Company or any Subsidiary Guarantor that is a Wholly Owned Subsidiary of (i) any of the Capital Stock of any of Company’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible including Intellectual Property) of Company or any of its Subsidiaries including, without limitation, in connection with any sale and leaseback transaction (other than (a) inventory sold in the ordinary course of business, (b) sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of collection, (c) Cash and Cash Equivalents and (d) any such other assets to the extent that the aggregate value of such assets sold (I) in any single transaction or related series of transactions is equal to $250,000.00 or less and (II) in any Fiscal Year is equal to $1,000,000.00 or less).

“Assignment Agreement” means an Assignment and Assumption Agreement in substantially the form of Exhibit IX annexed hereto.

“Attributable Indebtedness” means, when used with respect to any sale and leaseback transaction, the obligations of the lessee for rental payments during the remaining term of the lease included in any such sale and leaseback transaction.

“Auto-Extension Letter of Credit” has the meaning assigned to that term in subsection 3.1A(iii).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the higher of (i) the sum of (a) the Federal Funds Effective Rate plus (b) fifty basis points (0.50%) and (ii) the Prime Rate.  Any change in the Base Rate due to a change in the Federal Funds Effective Rate or the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change in the Federal Funds Effective Rate or the Prime Rate, respectively.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

“Base Rate Margin” means the margin over the Base Rate used in determining the rate of interest of Base Rate Loans pursuant to subsection 2.2A, as said margin is set forth and described on Schedule 2.2 annexed hereto.

“BBA LIBOR” has the meaning assigned to that term in the definition of “LIBOR”.

“Borrowing Base” means, as at any date of determination, an aggregate amount equal to:

(i)            85% of Eligible Receivables; plus

(ii)           50% of Eligible Inventory; minus

(iii)          reserves from time to time established in good faith by Administrative Agent in its reasonable credit judgment;

provided that Administrative Agent may, in its reasonable credit judgment based on its analysis of material changes arising after the Closing Date in the value of Eligible Receivables and/or Eligible Inventory, revise from time to time the value of any individual item of Eligible Receivables and/or Eligible Inventory that shall be used in determining the Borrowing Base (a) on at least 15 days’ prior written notice to Company, to reflect its reasonable estimate of declines in value of the Eligible Receivables or Eligible Inventory, as the case may be, or (b) on at least two Business Days’ prior written notice to Company, to the extent that the calculation of such value is not in accordance with this Agreement.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit XIV annexed hereto.

“Business Day” means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or New Jersey or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with LIBOR or any LIBOR Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Canadian Dollars” means the lawful money of Canada.

“Canadian Exchange Rate” means, for any date with respect to which an amount expressed in Canadian Dollars is to be determined with respect to any Account, the nominal rate of exchange of Administrative Agent in the New York foreign exchange market for the sale of Canadian Dollars in exchange for Dollars at 12:00 noon (New York time) one Business Day prior to such date, expressed as a number of units of Canadian Dollars (rounded to two decimal places) per one Dollar.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means the capital stock or other equity interests of a Person, including options, warrants and other rights to acquire such capital stock or equity interests.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of Issuing Lender and Revolving Lenders, as collateral for the Letter of Credit Usage, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent and Issuing Lender (which documents are hereby consented to by Revolving Lenders).  Derivatives of such term have corresponding meanings.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or any member of the European Union or (b) issued by any agency of the United States or any member of the European Union the obligations of which are backed by the full faith and credit of the United States or any member of the European Union, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit, bankers’ acceptances, Eurodollar time deposits or money market deposits maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100.0 million; (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i), (ii), (iii), (iv), (vi), and (vii) of this paragraph and (b) has net assets of not less than $500.0 million; (vi) repurchase obligations with a term of not more than 90 days for underlying securities of the type described in clauses (i) and (ii) above entered into with any Lender or any commercial bank meeting the criteria set forth in clause (iv) above; (vii) repurchase agreements and reverse repurchase agreements relating to investments of the type described in clauses (i) and (ii) above, in each case maturing 90 days or less from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of Currency on October 31, 1985; (viii) money market funds that (a) comply with the criteria set forth in Rule 2a 7 under the Investment Company Act of 1940, (b) are rated AAA by S&P and Aaa by Moody’s and (c) have portfolio assets of at least $500.0 million; (ix) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of the total assets of Company and the Subsidiaries, on a consolidated basis, as of the end of Company’s most recently completed fiscal year; and (x) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management, in investments of a type analogous to the foregoing.

“Change in Control” means any of the following: (i) any Person (other than Ares or its Affiliates), either individually or acting in concert with one or more other Persons (other than Ares or its Affiliates), shall have acquired beneficial ownership, directly or indirectly, of Capital Stock of Holdings (or other Capital Stock convertible into such Capital Stock) representing 30% or more of the combined voting power of all Capital Stock of Holdings entitled to vote in the election of members of the Governing Body of Holdings, other than Capital Stock having such power only by reason of the happening of a contingency; (ii) the occurrence of a change in the composition of the Governing Body of Holdings such that a majority of the members of any such Governing Body are not Continuing Members; and (iii) and the failure at any time of Holdings to legally and beneficially own and control 100% of the issued and outstanding shares of Capital Stock of Company or the failure at any time of Holdings to have the ability to elect all of the Governing Body of Company.  As used herein, the term “beneficially own” or “beneficial ownership” shall have the meaning set forth in the Exchange Act and the rules and regulations promulgated thereunder, in each case as in effect on the date hereof.

“Class”, as applied to Lenders, means each of the following two classes of Lenders: (i) Lenders having Revolving Loan Exposure and (ii) Lenders having Term Loan Exposure.

“Closing Date” has the meaning assigned to that term in the introduction to this Agreement.

“Closing Date Mortgaged Property” means any of the Real Property Assets listed on Schedule 1.1 annexed hereto.

“Closing Date Mortgages” means each of the mortgages encumbering a Closing Date Mortgaged Property in favor of Administrative Agent, on behalf of Lenders, and dated as of the Closing Date.

“Closing Date Term Loan Commitment” means the commitment of a Lender to make a Closing Date Term Loan to Company pursuant to subsection 2.1A(i)(a), and “Closing Date Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Closing Date Term Loan” and “Closing Date Term Loans” means the Loans made by Lenders to Company pursuant to subsection 2.1A(i)(a).

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Access Agreement” means any landlord waiver, mortgagee waiver, bailee letter or any similar acknowledgement or agreement of any landlord or mortgagee in respect of any Real Property Asset where any Collateral is located or any warehouseman or processor in possession of any inventory of any Loan Party, substantially in the form of Exhibit XIII annexed hereto with such changes thereto as may be agreed to by Administrative Agent in the reasonable exercise of its discretion.

“Collateral Account” has the meaning assigned to that term in the Security Agreement.

“Collateral Documents” means the Security Agreement, the Foreign Pledge Agreements, the Mortgages, the Control Agreements and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

“Commercial Letter of Credit” means any letter of credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Company or any of its Subsidiaries in the ordinary course of business of Company or such Subsidiary.

“Commercial Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Commercial Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Commercial Letters of Credit honored by Issuing Lenders and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by Company.

“Commitment Fee Percentage” has the meaning assigned to that term in subsection 2.3A.

“Commitments” means the commitments of Lenders to make Loans as set forth in subsections 2.1A and 3.3.

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Company Account” has the meaning assigned to that term in subsection 2.4C(i).

“Company Materials” has the meaning assigned to that term in subsection 6.1.

“Compliance Certificate” means a certificate substantially in the form of Exhibit VII annexed hereto.

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Holdings and its Subsidiaries) by Holdings and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries.  For purposes of this definition, (i) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be, (ii) amounts expended under subsections 7.3(v), (vi) and (vii) or amounts constituting Net Asset Sales Proceeds and Net Insurance/Condemnation Proceeds reinvested in accordance with subsection 2.4B(iii)(a), 2.4B(iii)(b) or 6.4C by Holdings and its Subsidiaries shall not be included in Consolidated Capital Expenditures and (iii) Consolidated Capital Expenditures shall not include

(a) interest capitalized during such period, (b) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding Holdings, Company or any Subsidiary thereof) and for which none of  Holdings, Company or any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period), (c) the book value of any asset owned by such Person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (I) any expenditure necessary in order to permit such asset to be reused shall be included as a Consolidated Capital Expenditure during the period that such expenditure actually is made and (II) such book value shall have been included in Consolidated Capital Expenditures when such asset was originally acquired, (d) expenditures to the extent they are financed with the proceeds of a disposition of used, obsolete, worn out or surplus equipment or property in the ordinary course of business, or (e) expenditures to the extent they are financed with the proceeds of an issuance of Junior Capital not later than six months after the receipt of such proceeds by Holdings or Company.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding, however, without duplication and to the extent included in Consolidated Interest Expense, (i) any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs), (ii) the amortization of any financing fees paid by, or on behalf of, Holdings or any Subsidiary, including such fees paid in connection with the execution and delivery of the Loan Documents and the transactions contemplated thereby, (iii) the amortization of debt discounts, if any, or fees in respect of any Swap Agreement and (iv) one-time financing fees, including those paid in connection with the execution and delivery of the Loan Documents and the transactions contemplated thereby.

“Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income; provided that there shall be excluded (a) the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, (c) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary (except to the extent that the undistributed earnings of such Subsidiary have been loaned (on an interest free basis) by such Subsidiary to a Loan Party, so long as such loan (and the receipt of the proceeds thereof) is not prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary (other than under any Loan Document)), (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net unusual or non-recurring gains or net non-cash unusual or non-

recurring losses plus (ii) Consolidated Interest Expense plus (iii) provisions for taxes based on income plus (iv) total depreciation expense plus (v) total amortization expense plus (vi) other non-cash items (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period) plus (vii) net cash charges incurred in connection with the closure of and consequent termination of ordinary course business activities at retail outlet Facilities to the extent that such cash charges have not actually been paid plus (viii) rating agency fees paid to obtain or maintain ratings on Indebtedness of Holdings and its Subsidiaries plus (ix) net cash charges incurred in connection with the Headquarters office relocation and sale plus (x) any non-cash charges, adjustments (which may be a negative number, in the case of positive adjustments to Consolidated Net Income) and expenses after the Closing Date relating to the application of purchase accounting plus (xi) fees, costs and expenses incurred on, prior to or following the Closing Date in connection with negotiation, execution and delivery and amendment or modification of this Agreement and the other Loan Documents, but only, in the case of clauses (ii)-(xi), to the extent deducted in the calculation of Consolidated Net Income, less non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item (1) to the extent it will result in the receipt of cash payments in any future period, (2) any non-cash items netted against non-cash charges in clause (vi), and (3) which represents the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period), all of the foregoing as determined on a consolidated basis for Holdings and its Subsidiaries in conformity with GAAP.

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Cash Interest Expense, (ii) scheduled principal payments in respect of Consolidated Total Debt (excluding the aggregate amount of all rents paid or payable during that period under all Capital Leases to which Holdings or any of its Subsidiaries is a party as lessee), (iii)  federal, state and local income Taxes actually paid to any Government Authority during such period (whether or not payable in respect of such period), calculated so as to take into account net operating loss carry forwards, credits and other tax benefits available to Holdings and its Subsidiaries and (iv) Restricted Junior Payments (excluding Restricted Junior Payments described in clauses (i) and (ii) of the definition thereof, made within 10 Business Days of the making of an Incremental Term Loan and funded directly by the proceeds of such Incremental Term Loan), all of the foregoing as determined on a consolidated basis for Holdings and its Subsidiaries in conformity with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries, net of interest income, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Interest Rate Agreements and amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders that are considered interest expense in accordance with GAAP, but excluding, however, (i) any such amounts referred to in subsection 2.3B payable on the Closing Date and (ii) to the extent included in such interest expense, amortization or write-off of financing costs.

“Consolidated Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Total Debt as at such day to (ii) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on such day.

“Consolidated Net Income” means, for any period, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Consolidated Total Debt” means, without duplication, as at any date of determination, the sum of (i) the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, plus (ii) the Commercial Letter of Credit Usage, plus (iii) the excess of Standby Letter of Credit Usage over $4,000,000, minus (iv) without duplication, the fair market value of unrestricted and unencumbered cash, Cash Equivalents and marketable securities of Holdings and its Subsidiaries as shown on said balance sheet.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements.  Contingent Obligations shall include (1) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (2) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (3) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence.  The amount of any Contingent Obligation of any Person shall be deemed to be the lower of (I) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (II) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith (and reasonably acceptable to Administrative Agent and, at any time when there are one or two Lender Groups, the Requisite Lenders).

“Continuing Member” means, as of any date of determination any member of the Governing Body of Holdings or Company who (i) was a member of such Governing Body on the Closing Date or (ii) was nominated for election or elected to such Governing Body with the affirmative vote of a majority of the members who were either members of such Governing Body on the Closing Date or whose nomination or election was previously so approved.

“Contractual Obligation”, as applied to any Person, means any provision of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Agreement” and “Control Agreements” means an agreement, reasonably satisfactory in form and substance to Administrative Agent and executed by the financial institution or securities intermediary at which a Deposit Account or a Securities Account, as the case may be, is maintained, pursuant to which such financial institution or securities intermediary confirms and acknowledges Administrative Agent’s security interest in such account and undertakes such other matters as Administrative Agent reasonably deems appropriate.

“Currency Agreement” means any foreign exchange contract, currency Swap Agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deposit Account” means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of Company that is incorporated or organized under the laws of the United States, any state thereof or in the District of Columbia; provided that the term “Domestic Subsidiary” shall not include any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code, with respect to Company, Holdings or any of their Subsidiaries.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system maintained by the Securities and Exchange Commission.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender, any Approved Fund of any Lender and Ares and its Affiliates, provided that in the case of any assignment of a Revolving Loan Commitment such Person shall have net assets of not less than $100.0 million; or (ii) (a) a commercial bank, pension fund administrator or other financial institution organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank, pension fund administrator or other financial institution organized under the laws of any other country or a political subdivision thereof; provided that (I) such bank, pension fund administrator or other financial institution is acting through a branch or agency located in the United States or (II) such bank, pension fund administrator or other financial institution is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; provided, further, that for purposes of clauses (a), (b) and (c) above in the case of any assignment of a Revolving Loan Commitment or obligations in respect of Incremental Term Loans such Person shall be at least “adequately capitalized” (as defined in the regulations of its primary banking regulator) and shall have Tier 1 capital (as defined in such regulations) of not less than $100.0 million; or (d) any other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies, provided that in the case of any assignment of a Revolving Loan Commitment or obligations in respect of Incremental Term Loans such Person shall have net assets of not less than $100.0 million; provided that in no case shall any Loan Party, any Affiliate or Subsidiary of any Loan Party, or any natural person be an Eligible Assignee.

“Eligible Inventory” means, with respect to Company and each Subsidiary Guarantor, the aggregate amount of Inventory of such Loan Party; provided that an item of Inventory shall not be included in Eligible Inventory if:

(i)            it is not owned solely by such Loan Party or such Loan Party does not have good, valid and marketable title thereto; or

(ii)           it is not located in the United States; or

(iii)          it is not located on or in transit to property owned or leased by such Loan Party or in a contract warehouse and segregated or otherwise separately identifiable from goods of others, if any, stored on the premises; provided that unless Administrative Agent has received with respect to such inventory a Collateral Access Agreement executed by any applicable mortgagee, lessor or contract warehouseman, as the case may be, such Inventory will be subject to a collateral access and rent reserve in an aggregate amount equal to one months’ rent or one months’ average processing charges, as applicable, for such property or warehouse space; or

(iv)          it is not subject to a valid and perfected First Priority Lien in favor of Administrative Agent except for Liens for unpaid rent and/or normal and customary warehousing charges; or

(v)           it consists of work-in-process, packaging or shipping materials or otherwise does not consist of finished goods or raw materials, or it consists of non-standard customized goods returned or rejected by such Loan Party’s customers; or

(vi)          it is obsolete, damaged, defective or unmerchantable or does not otherwise conform to the representations and warranties contained in the Loan Documents; or

(vii)         it is not currently either usable or salable, at prices approximating at least cost, in the normal course of Company’s business; or

(viii)        it contains or bears any Intellectual Property licensed to Company or any Subsidiary Guarantor by any Person, if Administrative Agent is not satisfied that it may sell or otherwise dispose of such Inventory in accordance with the terms of the Security Agreement without infringing the rights of the licensor of such Intellectual Property or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement), and as to which Company has not delivered to Administrative Agent a consent or sublicense agreement from such licensor in form and substance acceptable to Administrative Agent if requested, except to the extent that Company is able to re-label and sell such Inventory in the ordinary course of business, such Inventory is otherwise Eligible Inventory and Company reduces the value claimed for such Inventory in an amount equal to the reasonably estimated re-labeling costs; or

(ix)           it consists of bill-and-hold goods, or it is Inventory placed on consignment.

In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a FIFO basis consistent with such Loan Party’s current and historical accounting practice.

“Eligible Receivables” means, with respect to Company and each Subsidiary Guarantor, all Accounts of such Loan Party; provided that an Account shall not be an Eligible Receivable if:

(i)            it arises out of a sale made by such Loan Party to an Affiliate, an agent of any Loan Party or a natural person; or

(ii)           it is unpaid more than the earlier of (a) 90 days after the date of the original invoice or (b) 60 days after the original due date; or

(iii)          25% or more of all Accounts from the account debtor for such Account are ineligible under clause (ii) above, or 25% or more of all Accounts from the account debtor for such Account and its Affiliates are ineligible under clause (ii) above; or

(iv)          when aggregated with all other Accounts of the account debtor for such Account and its Affiliates, such Account exceeds 25% in face value of all Accounts of such Loan Party then outstanding, but only to the extent of such excess, unless such excess is supported by an irrevocable letter of credit satisfactory to Administrative Agent (as to form, substance and issuer) and assigned to and directly drawable by Administrative Agent; provided that for any period during which, and continuing until 180 days after which, Macy’s, Inc., Wal-Mart or Kohl’s Corporation, as the case may be, has a corporate credit rating of at least B 1 from Moody’s or B+ from S&P, such percentage shall be increased to 40% with respect to Accounts for which Macy’s, Inc., Wal-Mart or Kohl’s Corporation, as the case may be, is the account debtor; or

(v)           the account debtor for such Account (or any of its Affiliates) is a creditor of such Loan Party, has or has asserted a right of setoff against such Loan Party, or has disputed its liability or otherwise has made any claim with respect to such Account or any other Account which has not been resolved, in each case to the extent of the amount owed by such Loan Party to such account debtor (or such Affiliate), the amount of such actual or asserted right of setoff, or the amount of such dispute or claim, as the case may be; or

(vi)          the account debtor for such Account (or any of its Affiliates) is (or its assets or its Affiliate’s assets are) the subject of an Insolvency Event; or

(vii)         such Account is not payable in Dollars or Canadian Dollars or the account debtor for such Account is located outside the United States, its territories and possessions or Canada, unless such Account is supported by an irrevocable letter of credit satisfactory to Administrative Agent (as to form, substance and issuer) and assigned to and directly drawable by Administrative Agent; or

(viii)        the sale to the account debtor for such Account is on a bill-and-hold, guarantied sale, sale-and-return, sale on approval, progress billing or consignment basis or made pursuant to any other written agreement providing for repurchase or return; or

(ix)           the account debtor for such Account is the United States of America or any department, agency or instrumentality thereof, unless such Loan Party duly assigns its rights to payment of such Account to Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. §§ 3727 et seq.); or

(x)            risk of loss has not passed to the buyer of the goods giving rise to such Account or such Account otherwise does not represent a final sale; or

(xi)           with respect to such Account (or any other Account due from the account debtor for such Account), in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason; or

(xii)          the filing of a notice of business activities report or similar report required in order to permit such Loan Party to seek judicial enforcement of payment of such Account is required but such filing has not been made and accepted, unless such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost; or

(xiii)         such Account is not subject to a valid and perfected First Priority Lien in favor of Administrative Agent or does not otherwise conform to the representations and warranties contained in the Loan Documents.

In determining the amount to be so included, the face amount of such Accounts shall be reduced by the amount of all sales, excise or similar taxes and all returns, discounts, deductions, claims, credits, charges, or other allowances.  Amounts of Accounts payable in Canadian Dollars shall be calculated by reference to the Canadian Exchange Rate.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any written notice, notice of violation, claim, action, suit, demand, abatement order or other written order or directive, by any Government Authority with jurisdiction over the matter or any other Person, based on any actual or alleged violation of or liability under any Environmental Law, including any actual or alleged Release.

“Environmental Laws” means any and all applicable statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements having the force and effect of law, of any Government Authority with jurisdiction over the matter relating to pollution or protection of the environment including those relating to any Release or threatened Release or the generation, use, storage, transportation or disposal of Hazardous Materials, or occupational safety and health.

“Equity Investors” means Ares, certain of its Affiliates, their several successors and assigns and other investors reasonably satisfactory to Administrative Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate”, as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) or (d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) or 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure of Company, any Subsidiary of Company or any of their respective ERISA Affiliates to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors at least two of which are not under common control or the termination of any such Pension Plan resulting in liability of Company, any Subsidiary of Company or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, that it is in endangered or critical status, within the meaning of Section 305 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a Lien pursuant to Section 401(a)(29), 412(n) or 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

“Event of Default” means each of the events set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Lender, any assignee, or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (i) Taxes imposed on or measured by its overall net income however denominated (including, except as set forth in subsection 2.7B(iii)(f), “backup withholding” prescribed by Section 3406 of the Internal Revenue Code or applicable, analogous provisions of foreign, state or local law), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (ii) any branch profits taxes imposed on it by the United States or any similar tax imposed on it by any other jurisdiction in which any Loan Party is located, (iii) in the case of an Eligible Assignee that is a Non-US Lender (“Non-US Assignee”) (other than an assignee pursuant to a request by Company under subsection 2.10), any withholding Tax that is imposed on amounts payable to such Non-US Assignee at the time such Non-US Assignee becomes a party under this Agreement (or designates a new lending office) or is attributable to such Non-US Assignee’s failure or inability (other than as a result of a change in law) to comply with subsection 2.7B(iii)(a), and (iv) in the case of an Eligible Assignee that is a US Lender (“US Assignee”) (other than an assignee pursuant to a request by Company under subsection 2.10), any backup withholding that is imposed on amounts payable to such US Assignee at the time such US Assignee becomes a party under this Agreement (or designates a new lending office) or is attributable to such US Assignee’s failure or inability (other than as a result of a change in law) to comply with subsection 2.7B(iii)(d).

“Existing Credit Documents” means the Amended and Restated Credit Agreement dated as of June 29, 2005 among Company, Holdings, the lenders thereunder and BNP Paribas, as administrative agent, as amended, and all other “Loan Documents” (as defined therein).

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers of recognized standing on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Financial Budget” has the meaning assigned to that term in subsection 6.1(x).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than senior Liens permitted pursuant to subsection 7.2A), provided that with respect to Capital Stock of Foreign Subsidiaries constituting Collateral, a First Priority Lien shall be deemed to exist upon delivery of such Capital Stock, with stock powers endorsed in blank, to Administrative Agent on behalf of the Lenders, and (ii) such Lien is the only Lien (other than Liens permitted pursuant to subsection 7.2A) to which such Collateral is subject.

“Fiscal Month” means, with respect to Holdings and its Subsidiaries, the approximately one-month period ending each month on a day not earlier than the tenth Business Day before the last day of such month, as determined in accordance with GAAP from time to time by Company in the ordinary course of its business, as the context may require, or, if any Subsidiary was not in existence on the first day of any such period, the period commencing on the date on which such Subsidiary is incorporated, organized, formed or otherwise created and ending on the last day of such period.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.  Schedule 1.2 hereof sets forth the ending date for each Fiscal Quarter of Fiscal Years 2007 through 2014.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on the last day of any fourth Fiscal Quarter.

“Flood Hazard Property” means a Closing Date Mortgaged Property or an Additional Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Intellectual Property” means any Intellectual Property of Company or any of its Subsidiaries that is registered or protected under any law, rule or regulation of any Government Authority other than the United States, any state thereof or any other political subdivision thereof, but excluding any such Intellectual Property to the extent registered or protected under any law, rule or regulation of any Government Authority of the United States, any state thereof or any other political subdivision thereof.

“Foreign Plan” means any employee benefit plan maintained by Company or any of its Subsidiaries that is mandated or governed by any law, rule or regulation of any Government Authority other than the United States, any state thereof or any other political subdivision thereof.

“Foreign Pledge Agreement” and “Foreign Pledge Agreements” means each stock pledge agreement or similar instrument governed by the laws of a country other than the United States, executed on the Closing Date or from time to time thereafter in accordance with subsection 6.8 by Company or any Domestic Subsidiary that owns Capital Stock of one or more Foreign Subsidiaries organized in such country, in form and substance reasonably satisfactory to Administrative Agent.

“Foreign Subsidiary” and “Foreign Subsidiaries” means any Subsidiary of Company that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Current Liability Percentage” means “funded current liability percentage” within the meaning of Section 412(1)(8)(B) of the Internal Revenue Code.

“Funding and Payment Office” means (i) the offices of Administrative Agent, Swing Line Lender and, if Administrative Agent is an Issuing Lender, Administrative Agent as Issuing Lender, set forth and described on Schedule 10.8 annexed hereto or (ii) such other office of

Administrative Agent, Swing Line Lender and Administrative Agent as Issuing Lender may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent, Swing Line Lender and Administrative Agent as Issuing Lender to Company and each Lender.

“Funding Date” means the date of funding of a Loan.

“GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Government Authority” means any governmental or regulatory body, court, commission, central bank, board, bureau or organ or instrumentality thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether Federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any notice, approval, permit, license, registration, authorization, directive, accreditation, consent, order, exemption or consent decree of or from or other action by or notice to or filing with any Government Authority.

“Guaranty” means the Guaranty executed and delivered by Holdings and existing Domestic Subsidiaries of Company on the Closing Date and to be executed and delivered by additional Domestic Subsidiaries of Company from time to time thereafter in accordance with subsection 6.8, substantially in the form of Exhibit XI annexed hereto.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant or contaminant, including any oil, petroleum, petroleum fraction or petroleum derived substance and any friable asbestos-containing materials, which is regulated under any applicable Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Headquarters” means Company’s headquarters located at 154 Avenue E, Bayonne, NJ 07002.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

“Holdings” has the meaning assigned to that term in the introduction to this Agreement.

“Incremental Term Loans” means the Loans made by Lenders to Company pursuant to subsection 2.1A(i)(b).

“Indebtedness”, as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA or earn-out obligations incurred in connection with Permitted Acquisitions (but only to the extent such earn-out obligations are not considered indebtedness under GAAP)), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (v) Synthetic Lease Obligations, and (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person.  Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness.

“Indemnified Liabilities” has the meaning assigned to that term in subsection 10.3.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to that term in subsection 10.3.

“Insolvency Event” means, with respect to any Person, the occurrence of any of the events described in subsection 8.6 or 8.7; provided that, solely for purposes of this definition, any references to Holdings or any of its Subsidiaries in subsection 8.6 or 8.7 shall be deemed to be a reference to such Person.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, software, know-how, processes, and other intellectual property (including, without limitation, any present or future protection of fashion designs afforded by any Government Authority) used in or necessary for the conduct of the business of Company and its Subsidiaries.

“Interest Payment Date” means (i) with respect to any Base Rate Loan, the last Business Day of each calendar quarter, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any LIBOR Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period longer than three months “Interest Payment Date” shall also include each date that is three months, or a multiple thereof, after the commencement of such Interest Period.

“Interest Period” has the meaning assigned to that term in subsection 2.2B.

“Interest Rate Agreement” means any interest rate Swap Agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Interest Rate Determination Date” means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Inventory” means, with respect to any Person as of any date of determination, all goods, merchandise and other personal property which are then owned by such Person with a view towards future sale, lease or use in commerce, including raw materials and work in process.

“Investment” means, as applied to any Person, without duplication, (i) any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by such Person from any other Person other than Company or any of its Subsidiaries, of any Capital Stock of such first Person, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by such Person to any other Person, including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

“IP Collateral” means, collectively, the Intellectual Property that constitutes Collateral under the Security Agreement.

“IP Filing Office” means the United States Patent and Trademark Office, the United States Copyright Office or any successor or substitute office to either of the two foregoing offices in which domestic filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

“ISP” means, with respect to any Standby Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender” means, with respect to any Letter of Credit, the Revolving Lender that agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection 3.1B(ii).

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Junior Capital” means any Qualified Capital Stock of Holdings or Company and any Junior Indebtedness.

“Junior Indebtedness” means Indebtedness of Holdings or Company that (i) is expressly subordinated to the prior payment in full in cash of the Obligations (and the related Guarantees) on customary terms, and contains customary covenants, events of default and remedies, in each case in the good faith determination of Company and reasonably satisfactory to the Administrative Agent (it being understood that customary high yield subordination terms, covenants, events of default and remedies prevailing at the time of determination, as determined by the Administrative Agent in its reasonable judgment, shall be deemed to be so satisfactory to the Administrative Agent), (ii) provides that interest in respect of such Indebtedness shall be payable solely in kind, (iii) has a final maturity date that is not earlier than the date that is 181 days after the Term Loan Maturity Date and (iv) has no scheduled payments of principal thereon (including pursuant to a sinking fund obligation) or mandatory redemption obligations prior to such final maturity date.

“Key Officer” means the president, chief executive officer, chief financial officer, secretary, general counsel, senior vice president of finance, senior vice president of global operations, senior vice president of retail and licensing, senior vice president of merchandising and design, or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

“Knowledge of Company” means the Knowledge of Thomas Ward, Dorvin Lively, Steven Masket, Steve Nelson and each of their successors in their capacities as President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Executive Vice President and Chief Legal Officer and Senior Vice President of Finance, respectively.

“Knowledge” means, with respect to any Person, either actual knowledge or knowledge that reasonably should have been obtained by such Person.

“L/C Application” means an L/C Application (Commercial) or L/C Application (Standby), as the case may be.

“L/C Application (Commercial)” means an application for the issuance or amendment of a Commercial Letter of Credit, substantially in the form of Exhibit III-A annexed hereto.

“L/C Application (Standby)” means an application for the issuance or amendment of a Standby Letter of Credit, substantially in the form of Exhibit III-B annexed hereto.

“Leasehold Property” means any leasehold interest of any Loan Party as lessee under any lease of real property.

“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1, and the term “Lenders” shall include Swing Line Lender unless the context otherwise requires; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

“Lender Group” means, with respect to any Lender, a group of Lenders consisting of such Lender and every other Lender which is an Affiliate of such Lender.

“Lender Swap Agreements” means one or more Interest Rate Agreements or Currency Agreements entered into from time to time by Company with one or more Swap Counterparties, in each case in accordance with the terms of this Agreement.

“Letter of Credit” or “Letters of Credit” means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by Issuing Lenders for the account of Company pursuant to subsection 3.1.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by Company.

“LIBOR” means, for an Interest Period for a LIBOR Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then “LIBOR” for such Interest Period shall be the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Administrative Agent’s London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBOR Loans” means Loans bearing interest at rates determined by reference to Adjusted LIBOR as provided in subsection 2.2A.

“LIBOR Margin” means the margin over Adjusted LIBOR used in determining the rate of interest of LIBOR Loans pursuant to subsection 2.2A, as said margin is set forth and described on Schedule 2.2 annexed hereto.

“Lien” or “Liens” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” or “Loans” means one or more of the Loans made by Lenders to Company pursuant to subsection 2.1A.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit (and any L/C Applications for, or reimbursement agreements or other documents or certificates executed by Company in favor of an Issuing Lender relating to, the Letters of Credit), the Guaranty, the Collateral Documents, and all amendments, waivers and consents relating thereto.

“Loan Party” means each of Holdings, Company and any of Company’s Subsidiaries from time to time executing a Loan Document, and “Loan Parties” means all such Persons, collectively.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means (i) a material adverse effect upon the business, operations, liabilities, properties, assets or financial condition of Holdings, Company and its Subsidiaries, taken as a whole, or (ii) the impairment of the ability of any Loan Party to perform, or of Administrative Agent or Lenders to enforce, the Obligations.

“Material Contract” means any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew would have a Material Adverse Effect.

“Material Leasehold Property” means a domestic Leasehold Property reasonably determined by Administrative Agent to be of material value as Collateral or of material importance to the operations of Company and its Subsidiaries taken as a whole; provided that in no case shall any Leasehold Property used solely for the purposes of a retail outlet and/or an office facility be considered a “Material Leasehold Property”.

“Maximum Consolidated Capital Expenditures Amount” has the meaning assigned to that term in subsection 7.8.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party in favor of Administrative Agent, in such form as may be reasonably approved by Administrative Agent, or (ii) at Administrative Agent’s option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form reasonably satisfactory to Administrative Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage.  “Mortgages” means all such instruments, including the Closing Date Mortgages and any Additional Mortgages, collectively.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred by seller in connection with such Asset Sale, including, without limitation, (i) income taxes reasonably estimated to be payable as a result of any gain recognized by seller in connection with such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is (a) secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (b) actually paid at the time of receipt of such Cash payment to a Person that is not an Affiliate of any Loan Party, (iii) brokerage fees and legal expenses incurred by seller in connection with such Asset Sale, (iv) any reserves required to be established by seller in accordance with GAAP against liabilities associated with such Asset Sale, including, without limitation, severance, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under indemnification obligations associated with such Asset Sale (provided that promptly following the date that any such reserves are no longer required in accordance with GAAP, an amount equal to the unused portion of such reserves shall be applied as Net Asset Sale Proceeds in accordance with subsection 2.4B(iii)(a)) and (v) to the extent unpaid prior to the date of such Asset Sale, carrying costs during any period that the underlying asset is both held for sale and not being used in the business of Company and its Subsidiaries in an amount not to exceed 20% of the total Cash payments received from such Asset Sale; provided, however, that Net Asset Sale Proceeds shall not include any Cash payments received from any Asset Sale by a Foreign Subsidiary unless such proceeds may be repatriated (by reason of a repayment of an intercompany note or otherwise) to the United States without (in the reasonable judgment of Company) resulting in a material Tax liability to Holdings, Company or their Subsidiaries.

“Net Insurance/Condemnation Proceeds” means any Cash payments or proceeds received by Company or any of its Domestic Subsidiaries (i) under any business interruption, business income or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented or estimated costs (including provisions for Taxes) incurred or to be incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof.

“Net Securities Proceeds” means the Cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from (i) the issuance of Capital Stock of or incurrence of Indebtedness by Holdings, Company or any of its Subsidiaries and (ii) capital contributions made by a holder of Capital Stock of Holdings.

“Non-Consenting Lender” has the meaning assigned to that term in subsection 2.10.

“Non-Extension Notice Date” has the meaning assigned to that term in subsection 3.1A(iii).

“Non-US Lender” means a Lender that is organized under the laws of any jurisdiction other than the United States or any state thereof or the District of Columbia.

“Notes” means one or more of the Term Notes, Revolving Notes or Swing Line Note or any combination thereof.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I-A annexed hereto.

“Notice of Borrowing (Swing Line)” means a notice substantially in the form of Exhibit I-B annexed hereto.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto.

“Notice of Interest” has the meaning assigned to that term in subsection 2.1B.

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders, Issuing Lenders, Swap Counterparties or any of them under the Loan Documents and Lender Swap Agreements, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

“Officer” means the president, chief executive officer, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

“Officer’s Certificate” as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

“Operating Lease” as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

“Organizational Documents” means the documents (including Bylaws, if applicable) pursuant to which a Person that is a corporation, general partnership, limited partnership, limited liability partnership, trust or limited liability company is organized.

“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means the acquisition of all or any portion of the business and assets, or Capital Stock, of any Person which acquisition is permitted pursuant to clause (v) of subsection 7.3.

“Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29), 412(n) or 430(k) of the Internal Revenue Code or by ERISA, any such Lien imposed by a Government Authority in connection with any Foreign Plan, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents, provided that any such Lien shall not be excluded to that extent such Lien is being contested in good faith by appropriate proceedings and such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien):

(i)            Liens for Taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

(ii)           (a) carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens imposed by law or arising in the ordinary course of business which are not overdue or that are being contested in good faith by appropriate proceedings and (b) Liens of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods to that extent such Liens are being contested in good faith by appropriate proceedings and such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Liens;

(iii)          statutory Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, statutory Liens and rights of set-off of banks as to deposit accounts, provided that, in each case, (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Company or any of its Subsidiaries owning the affected deposit account in excess of those set forth by regulations promulgated by the Federal Reserve Board or any foreign regulatory agency performing an equivalent function, and (b) such deposit account is not intended by Company or any of its Subsidiaries to provide collateral (other than such as is ancillary to the establishment of such deposit account) to the bank, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (x) for amounts not yet overdue or (y) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (I) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (II) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

(iv)          deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, surety, appeal and customs bonds, performance bonds, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(v)           any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

(vi)          licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

(vii)         easements, rights-of-way, restrictions, covenants, licenses, encroachments, protrusions and other minor defects or irregularities in title and other matters of record, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations and other exceptions to title approved by Administrative Agent and set forth in the title insurance policies insuring the Mortgages;

(viii)        any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement and limited to the property leased thereunder and other property located at or on such leased property, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b);

(ix)           Liens arising from filing UCC financing statements relating solely to leases or consignment of goods in the ordinary course of business, in each case not prohibited by this Agreement or any other Loan Document;

(x)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xi)           any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(xii)          Liens granted pursuant to the Collateral Documents;

(xiii)         Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries;

(xiv)        Liens on property not securing Indebtedness for borrowed money that do not materially interfere with the use or disposition of such property;

(xv)         Liens arising from conditional sale, consignment, title retention by third parties or similar arrangements in connection with the acquisition of goods by Company or any of its Subsidiaries in the ordinary course of business, provided that no default in the obligations relating to such acquisition has occurred and is continuing;

(xvi)        Liens securing Indebtedness of Company or any of its Subsidiaries incurred pursuant to subsection 7.1(viii) to finance the acquisition, construction or improvement of fixed or capital assets or the refinancing thereof, provided that (a) such Liens shall be created within 180 days of the acquisition or completion of such construction or improvement or refinancing of such fixed or capital assets, (b) such Liens do not at any time encumber any property other than the property financed by such Indebtedness when such Indebtedness was originally incurred, and the proceeds of such property, (c) the amount of Indebtedness, if any, secured thereby is not increased (in the case of a refinancing) and (d) the principal amount of Indebtedness initially secured thereby is not more than 100% of the purchase price or cost of construction or improvement of such fixed or capital asset;

(xvii)       Liens on the assets of any Foreign Subsidiary which secure Indebtedness permitted pursuant to subsection 7.1(ix);

(xviii)      Liens on unearned premiums in respect of insurance policies securing insurance premium financing permitted under subsection 7.1(ix);

(xix)         bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Company or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including, without limitation, those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of applicable law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness for borrowed money;

(xx)          Liens on property rented to, or leased by, Company or any of its Subsidiaries pursuant to a sale and lease back transaction; provided that (a) such sale and leaseback transaction is permitted by subsection 7.10, (b) such Liens do not encumber any other property of Company or its Subsidiaries, and (c) such Liens secure only the Attributable Indebtedness incurred in connection with such sale and leaseback transaction; and

(xxi)         good faith escrow deposits made in connection with a Permitted Acquisition.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Government Authorities.

“Pledged Collateral” means, collectively, the “Pledged Collateral” (as such term is defined in the Security Agreement and any Foreign Pledge Agreement).

“Platform” has the meaning assigned to that term in subsection 6.1.

“Potential Event of Default” means a condition or event which, after the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Pricing Certificate” means an Officer’s Certificate of Company certifying the Consolidated Leverage Ratio as at the last day of any Fiscal Quarter and setting forth the calculation of such Consolidated Leverage Ratio in reasonable detail.

“Prime Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Administrative Agent as its “prime rate.”  The “prime rate” is a rate set by Administrative Agent based upon various factors including Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), claim, dispute, governmental investigation or arbitration.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan Commitment or the Term Loans of any Lender, the percentage obtained by dividing (x) the Term Loan Exposure of that Lender by (y) the aggregate Term Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein deemed purchased by any Lender or any assignments of any Swing Line Loans deemed purchased by any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, and (iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (y) the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1.  The initial Pro Rata Share of each Lender as of the Closing Date for purposes of each of clauses (i), (ii) and (iii) of the preceding sentence is set forth on Schedule 2.1 annexed hereto.

“Public Lender” has the meaning assigned to that term in subsection 6.1.

“Qualified Capital Stock” means any Capital Stock of any Person that does not by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (i) provide for scheduled payments of dividends in cash, (ii) become mandatorily redeemable (other than pursuant to customary provisions relating to redemption upon a change of control or sale of assets) pursuant to a sinking fund obligation or otherwise prior to the date that is 181 days after the Term Loan Maturity Date, or (iii) become convertible or exchangeable at the option of the holder thereof for Indebtedness (other than Junior Indebtedness) or Capital Stock that is not Qualified Capital Stock.

“Real Property Asset” means, at any time of determination, any interest then owned by any Loan Party in any real property.

“Refunded Swing Line Loans” has the meaning assigned to that term in subsection 2.1A(iii).

“Register” has the meaning assigned to that term in subsection 2.1D.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” has the meaning assigned to that term in subsection 3.3B.

“Release” means any spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment, including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Requisite Class Lenders” means, at any time of determination (i) for the Class of Lenders having Revolving Loan Exposure, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders at said time of determination and (ii) for the Class of Lenders having Term Loan Exposure, Lenders having or holding more than 50% of the aggregate Term Loan Exposure of all Lenders at said time of determination; provided that, at any time when either Class of Lenders consists solely of two or fewer Lender Groups, Requisite Class Lenders for such Class shall mean 100% of Lenders of such Class.

“Requisite Lenders” means, as at any time of determination, Lenders having or holding more than 50% of the sum of (i) the aggregate Term Loan Exposure of all Lenders at said time of determination plus (ii) the aggregate Revolving Loan Exposure of all Lenders at said time of determination; provided that, at any time when there exist one or two Lender Groups, Requisite Lenders shall mean 100% of Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Revolving Lender” means a Lender that has a Revolving Loan Commitment and/or that has an outstanding Revolving Loan.

“Revolving Loan Commitment” means the commitment of a Revolving Lender to make Revolving Loans to Company pursuant to subsection 2.1A(ii), and “Revolving Loan Commitments” means such commitments of all Revolving Lenders in the aggregate.

“Revolving Loan Commitment Amount” means, at any date of determination, the aggregate amount of the Revolving Loan Commitments of all Revolving Lenders.

“Revolving Loan Commitment Termination Date” means June 15, 2012.

“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, the amount of such Revolving Lender’s Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of such Revolving Lender plus (b) in the event that such Revolving Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by such Revolving Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by such Revolving Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any risk participations thereof deemed purchased by other Revolving Lenders) plus (e) the aggregate amount of all risk participations deemed purchased by such Revolving Lender in any outstanding Swing Line Loans.

“Revolving Loans” means the Loans made by Revolving Lenders to Company pursuant to subsection 2.1A(ii).

“Revolving Notes” means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Revolving Loans of any Revolving Lenders, substantially in the form of Exhibit V annexed hereto.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” means an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means the Security Agreement executed and delivered on the Closing Date by Holdings, Company and each Domestic Subsidiary in favor of Administrative Agent, substantially in the form of Exhibit XII annexed hereto.

“Sole Lead Arranger” means Caisse de dépôt et placement du Québec.

“Solvent” means, with respect to any Person, that as of any date of determination both (i) (a) the then fair saleable value of the property of such Person is (I) greater than the total amount of liabilities (including contingent liabilities) of such Person and (II) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standby Letter of Credit” means any letter of credit other than a Commercial Letter of Credit.

“Standby Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Standby Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Standby Letters of Credit honored by Issuing Lenders and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by Company.

“Stock Repurchase” means a repurchase by Holdings of its Capital Stock pursuant to and in accordance with the terms of a stock repurchase program authorized by the Governing Body (or a committee thereof) of Holdings.

“Subject Lender” has the meaning assigned to that term in subsection 2.10.

“Subject Transaction” has the meaning assigned to that term in subsection 7.6.

“Subordinated Indebtedness” means any Indebtedness of Company incurred from time to time and subordinated in right of payment to the Obligations, it being understood that no Indebtedness is Subordinated Indebtedness solely because it is (i) unsecured or (ii) secured by a Lien on the Collateral of a lower priority than the Lien on the Collateral securing the Obligations.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, general partnership, limited partnership, limited liability partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Subsidiary Guarantor” means any Domestic Subsidiary of Company that has (or should have) executed and delivered a counterpart of the Guaranty on the Closing Date or that executes and delivers (or should have executed and delivered) a counterpart thereof from time to time thereafter pursuant to subsection 6.8.

“Supplemental Collateral Agent” has the meaning assigned to that term in subsection 9.1B.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or other employee benefit plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, Company or any of their Subsidiaries shall be a Swap Agreement.

“Swap Counterparties” means, in respect of any Lender Swap Agreement, Bank of America, N.A. and any of its Affiliates.

“Swap Termination Value” means, in respect of any one or more Lender Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Lender Swap Agreements, (i) for any date on or after the date the swaps governed by such Lender Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amounts(s) determined as the mark-to-market values(s) for the swaps governed by such Lender Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such swaps.

“Swing Line Lender” means Bank of America, N.A., or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

“Swing Line Loan Commitment” means the commitment of Swing Line Lender to make Swing Line Loans to Company pursuant to subsection 2.1A(iii).

“Swing Line Loan Margin” means the margin over the Base Rate used in determining the rate of interest of Swing Line Loans pursuant to subsection 2.2A, as said margin is set forth and described on Schedule 2.2 annexed hereto.

“Swing Line Loans” means the Loans made by Swing Line Lender to Company pursuant to subsection 2.1A(iii).

“Swing Line Note” means any promissory note of Company issued pursuant to subsection 2.1E to evidence the Swing Line Loans of Swing Line Lender, substantially in the form of Exhibit VI annexed hereto.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature levied, collected, withheld or assessed by or on behalf of a Government Authority, including interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Term Loan Commitment” means, for any Lender, the aggregate commitment of such Lender to make Closing Date Term Loans and Incremental Term Loans to Company pursuant to subsection 2.1A(i), and “Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination (i) prior to the funding of the Closing Date Term Loans, the amount of that Lender’s Term Loan Commitment, and (ii) after the funding of the Closing Date Term Loans, the aggregate outstanding principal amount of the Closing Date Term Loans and Incremental Term Loans of that Lender.

“Term Loan Maturity Date” means June 15, 2014.

“Term Loans” means the Closing Date Term Loans and the Incremental Term Loans.

“Term Notes” means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Term Loans of any Lenders, substantially in the form of Exhibit IV annexed hereto.

“Title Company” means one or more title insurance companies reasonably satisfactory to Administrative Agent.

“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans at said date of determination plus (ii) the aggregate principal amount of all outstanding Swing Line Loans at said date of determination plus (iii) the Letter of Credit Usage at said date of determination.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unasserted Obligations” means, at any time, Obligations for Taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (i) the principal of and interest on, and fees relating to, any Indebtedness and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under Letters of Credit) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

“US Lender” means any Lender except a Non-US Lender.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, all of the outstanding Capital Stock of which (other than directors’ qualifying shares or nominee or other similar shares (including shares issued to foreign nationals) required pursuant to applicable law) are owned by such Person or another Wholly Owned Subsidiary of such Person.

1.2                                                       Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (ii), (iii) and (x) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation.  Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.3.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Company, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

1.3                                                       Other Definitional Provisions and Rules of Construction.

A.                    Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B.                    References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

C.                    The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

D.                    Subject to subsection 7.12, unless otherwise expressly provided herein, references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto.

SECTION 2.  AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1                                                       Commitments; Making of Loans; the Register; Optional Notes.

A.                    Commitments.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees as follows:

(i)            Term Loans.

(a)           Closing Date Term Loans.  Each Lender that has a Closing Date Term Loan Commitment severally agrees to lend to Company on the Closing Date, Closing Date Term Loans in an aggregate principal equal to such Lender’s Closing Date Term Loan Commitment.  The amount of each Lender’s Closing Date Term Loan Commitment as of the Closing Date is set forth on Schedule 2.1 annexed hereto, and the aggregate principal amount of the Closing Date Term Loan Commitments is $100,000,000.00; provided that the amount of the Closing Date Term Loan Commitment of each Lender shall be adjusted to give effect to any assignment of such Closing Date Term Loan Commitment pursuant to subsection 10.1B.  Amounts borrowed under this subsection 2.1A(i)(a) and subsequently repaid or prepaid may not be reborrowed.
(b)           Incremental Term Loans.  Each Lender of Term Loans severally agrees to consider lending to Company on one or more dates prior to the Term Loan Maturity Date Incremental Term Loans in an aggregate principal amount equal to such Lender’s Pro Rata Share of $75,000,000; provided that NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT TO THE CONTRARY, NO LENDER SHALL BE OBLIGATED UNDER ANY CIRCUMSTANCES TO MAKE AN INCREMENTAL TERM LOAN HEREUNDER OTHER THAN IN SUCH LENDER’S SOLE AND ABSOLUTE DISCRETION; provided, further, that (I) if, following the delivery by Company of a Notice of Interest pursuant to subsection 2.1B, any Lender shall decline to lend to Company an Incremental Term Loan in a principal amount equal to such Lender’s Pro Rata Share of the requested Incremental Term Loans, and Company has obtained a commitment from an Eligible Assignee to assume such declining Lender’s obligations hereunder in respect of such declined portion of such requested Incremental Term Loan, then Company may require such declining Lender to assign to such Eligible Assignee such declining Lender’s obligations hereunder in respect of such declined portion of such requested Incremental Term Loan pursuant to the provisions of subsection 10.1B, (II) the pricing, fees and other terms in respect of Incremental Term Loans borrowed by Company after the 6-month anniversary of the Closing Date (it being understood that on or prior to the 6-month anniversary of the Closing Date such pricing, fees and terms shall be governed by this Agreement) shall be subject to the further agreement of Company and the Lenders of said Incremental Term Loans (including any such Eligible Assignees), provided that the agreement of any such declining Lenders shall not be required under this clause (II) if such Incremental Term Loans (A) have a final maturity date on or after the Term Loan Maturity Date and (B) have a weighted average life not less than the then-current weighted average life of the outstanding Closing Date Term Loans and (III) if Company and such Lenders agree to the terms of any such Incremental Term Loans to be borrowed after the 6-month anniversary of the Closing Date, Company, Administrative Agent and the Lenders shall enter into an amendment to this Agreement, in form, scope and substance reasonably satisfactory to each of them, to provide for such terms.  Amounts borrowed under this subsection 2.1A(i)(b) and subsequently repaid or prepaid may not be reborrowed.

(ii)           Revolving Loans.  Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate principal amount of Revolving Loans not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B.  The amount of each Revolving Lender’s Revolving Loan Commitment as of the Closing Date is set forth on Schedule 2.1 annexed hereto, and the Revolving Loan Commitment Amount as of the Closing Date is $50,000,000.00; provided that the amount of the Revolving Loan Commitment of each Revolving Lender shall be adjusted to give effect to any assignment of such Revolving Loan Commitment pursuant to subsection 10.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4.  Each Revolving Lender’s Revolving Loan Commitment shall expire automatically on the Revolving Loan Commitment Termination Date, and all Revolving Loans, accrued unpaid interest, fees, costs, and other expenses and amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date.  Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.  Anything contained in this Agreement to the contrary notwithstanding, in no event shall (a) the Total Utilization of Revolving Loan Commitments at any time exceed the lesser of (I) the Revolving Loan Commitment Amount then in effect and (II) the Borrowing Base then in effect or (b) the sum of (I) the Pro Rata Share of any Revolving Lender of the aggregate principal amount of all then outstanding Revolving Loans plus (II) the aggregate amount of all participations purchased by such Revolving Lender in Letters of Credit then issued and outstanding plus (III) the aggregate amount of all risk participations purchased by such Revolving Lender in Swing Line Loans then outstanding would exceed such Lender’s Revolving Credit Commitment.

(iii)          Swing Line Loans.

(a)           General Provisions.  Swing Line Lender hereby agrees, subject to the limitations set forth in the last paragraph of subsection 2.1A(ii) and set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, in reliance upon the agreements of the other Revolving Lenders set forth and contained in this Section 2.1A(iii), to make a portion of the Revolving Loan Commitments available to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Company in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5B, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender’s outstanding Revolving Loans and Swing Line Lender’s Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender’s Revolving Loan Commitment.  The amount of the Swing Line Loan Commitment as of the Closing Date is $10,000,000.00; provided that any reduction of the Revolving Loan Commitment Amount made pursuant to subsection 2.4 that reduces the Revolving Loan Commitment Amount to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the amount of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of Company, Administrative Agent or Swing Line Lender.  Immediately upon the Funding Date with respect to any Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Pro Rata Share times the amount of such Swing Line Loan, all as more fully described and detailed in subsection 2.1A(iii)(c) below.  The Swing Line Loan Commitment shall expire automatically on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date.  Amounts borrowed under this subsection 2.1A(iii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.
(b)           Swing Line Loan Prepayment with Proceeds of Revolving Loans.  With respect to any Swing Line Loans that have not been voluntarily prepaid by Company pursuant to subsection 2.4B(i), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Company), no later than 10:00 A.M. (New York City time) on the first Business Day in advance of the proposed Funding Date, a notice requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given.  Company hereby authorizes the giving of any such notice and the making of any such Revolving Loans.  Anything contained in this Agreement to the contrary notwithstanding, (I) the proceeds of such Revolving Loans made by Revolving Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (II) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of Swing Line Lender, but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans and shall be due under the Revolving Note, if any, of Swing Line Lender.  Company hereby authorizes Administrative Agent and Swing Line Lender to charge Company’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Revolving Lenders, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans.  If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in any bankruptcy proceeding, in any assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.5.
(c)           Swing Line Loan Risk Participations.  Immediately on the Funding Date of each Swing Line Loan, each Revolving Lender shall be deemed to, and hereby agrees to, purchase a risk participation in such Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan.  If for any reason (I) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of such Swing Line Loan or (II) the Revolving Loan Commitments are terminated at a time when such Swing Line Loan is outstanding, then the Swing Line Lender’s notice requesting Revolving Lenders to make Revolving Loans in respect of said Swing Line Loan described in subsection 2.1A(iii)(b) above shall be deemed to be a request by Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan.  At such time, each Revolving Lender shall fund the purchase of such risk participation in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (II), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loan, together with accrued interest thereon and shall deliver to Swing Line Lender such amount in same day funds at the Funding and Payment Office.  In order to further evidence such risk participation (and without prejudice to the effectiveness of the risk participation provisions set forth above), each Revolving Lender agrees to enter into an Assignment and Assumption Agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender.  In the event any Revolving Lender fails to make available to Swing Line Lender any amount as provided in this subsection 2.1A(iii)(c), Swing Line Lender (acting through Administrative Agent), shall be entitled to recover, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to Swing Line Lender at a rate per annum equal to the greater of (x) the Federal Funds Effective Rate and (y) a rate determined by Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Swing Line Lender in connection with the foregoing.  A certificate of Swing Line Lender submitted to any Revolving Lender (through Administrative Agent) with respect to any amounts owing hereunder shall be conclusive absent manifest error.  In the event Swing Line Lender receives a payment of any amount with respect to which other Revolving Lenders have funded the purchase of risk participations as provided in this subsection 2.1A(iii)(c), Swing Line Lender shall promptly distribute to each such other Revolving Lender its Pro Rata Share of such payment.  If any payment received by Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by Swing Line Lender under any of the circumstances described in subsection 10.11 (including pursuant to any settlement entered into by Swing Line Lender in its discretion), each Revolving Lender shall pay to Swing Line Lender its Pro Rata Share thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate.  Administrative Agent shall make such demand upon the request of Swing Line Lender.  The obligations of Lenders under this subsection 2.1A(iii)(c) shall survive the payment in full of the Obligations and the termination of this Agreement.
(d)           Revolving Lenders’ Obligations.  Anything contained herein to the contrary notwithstanding, each Revolving Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to subsection 2.1A(iii)(b) and each Revolving Lender’s obligation to purchase a risk participation in each Swing Line Loan pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (I) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, Company or any other Person for any reason whatsoever; (II) the occurrence or continuation of an Event of Default or a Potential Event of Default; (III) any adverse change in the business, operations, liabilities, properties, assets or financial condition of Company or any of its Subsidiaries; (IV) any breach of this Agreement or any other Loan Document by any party thereto; or (V) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Revolving Lender are subject to the conditions set forth and described in Section 4 being complied with or waived in accordance with subsection 10.6.
(e)           Interest for Account of Swing Line Lender.  Swing Line Lender shall be responsible for invoicing Company for interest on the Swing Line Loans.

Until each Revolving Lender funds its Refunded Swing Line Loans or risk participation pursuant to this subsection 2.1A(iii) to refinance such Revolving Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of Swing Line Lender.
(f)            Payments Directly to Swing Line Lender.  Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to Swing Line Lender.

B.            Borrowing Mechanics.  Loans made on any Funding Date (other than Incremental Term Loans, Swing Line Loans, Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(iii) or Revolving Loans made pursuant to subsection 3.3B) shall be in an aggregate minimum amount of $500,000.00 and multiples of $100,000.00 in excess of that amount; provided that Loans made as LIBOR Loans with a particular Interest Period shall be in an aggregate minimum amount of $2,500,000.00 and multiples of $250,000.00 in excess of that amount.  Incremental Term Loans made on any Funding Date shall be in an aggregate minimum amount of $25,000,000.00 and multiples of $5,000,000.00 in excess of that amount (or such lesser aggregate amount or multiples as shall result in the aggregate principal amount of all Incremental Term Loans made hereunder on and after the Closing Date being equal to $75,000,000.00).  Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $100,000.00 and multiples of $100,000.00 in excess of that amount.  Whenever Company desires that Lenders make Term Loans or Revolving Loans it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 11:00 A.M. (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of a LIBOR Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan); provided that in the case of any such Notice of Borrowing in respect of Incremental Term Loans, Company shall also deliver to Administrative Agent, at least 10 Business Days in advance of the proposed Funding Date, written notice of its desire to borrow such Incremental Term Loans (each, a “Notice of Interest”), such Notice of Interest to specify the proposed Funding Date and the aggregate amount of Incremental Term Loans Company desires to be borrow on such proposed Funding Date.  Whenever Company desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Administrative Agent and to Swing Line Lender a duly executed Notice of Borrowing (Swing Line) no later than 11:00 A.M. (New York City time) on the proposed Funding Date.  Promptly after receipt by Swing Line Lender of any telephonic Notice of Borrowing (Swing Line), Swing Line Lender will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has also received such Notice of Borrowing (Swing Line) in respect of a Swing Line Loan and, if not, Swing Line Lender will notify Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from Administrative Agent (including at the request of any Lender) prior to 12:00 P.M. (New York City time) on the Funding Date of the proposed Swing Line Loan that one or more of the applicable conditions specified in this Agreement is not then satisfied, then, subject to the terms and conditions hereof, Swing Line Lender will make the amount of its Swing Line Loan available to Company in accordance with the terms, conditions and provisions of subsection 2.1C below.  Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and LIBOR Loans in the manner provided in subsection 2.2D.  In lieu of delivering a Notice of Borrowing or Notice of Borrowing (Swing Line),

Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing or Notice of Borrowing (Swing Line), as the case may be, to Administrative Agent on or before the applicable Funding Date.

Each Notice of Borrowing (whether telephonic or written) shall specify (a) whether Company is requesting a Loan, a conversion of Loans from one type to the other, or a continuation of LIBOR Loans, (b) the requested Funding Date (which shall be a Business Day), (c) the principal amount of Loans to be borrowed, converted or continued, (d) the type of Loans to be borrowed or to which existing Loans are to be converted, and (e) if applicable, the duration of the Interest Period with respect thereto.  If Company fails to specify a type of Loan in a Notice of Borrowing or if Company fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans.  If Company requests a borrowing of, conversion to, or continuation of LIBOR Loans in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

None of Administrative Agent, Swing Line Lender or any other Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by an Officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice Company shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

Company shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing or Notice of Borrowing (Swing Line) is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing or Notice of Borrowing (Swing Line).

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for, or a Notice of Conversion/Continuation for conversion to, or continuation of, a LIBOR Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing or to effect a conversion or continuation in accordance therewith.

Administrative Agent and Lenders agree that Swing Line Lender may agree to modify the borrowing procedures used in connection with Swing Line Loans in its discretion and without affecting any of the obligations of Lenders hereunder other than providing Administrative Agent with a Notice of Borrowing (Swing Line) in respect of a Swing Line Loan.

Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, all Loans made available to Company on the Closing Date shall be initially Base Rate Loans.

If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to Company by Administrative Agent because the conditions to the applicable Loan set forth in Section 4 are not satisfied or waived in accordance with the terms hereof, then Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender within one Business Day of the applicable requested Funding Date, without interest.

Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

C.            Disbursement of Funds.  All Term Loans and Revolving Loans shall be made by Lenders simultaneously and, except in the case of Incremental Term Loans, proportionately to their respective Pro Rata Shares, it being understood that none of Administrative Agent or any Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall the amount of the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.  Promptly after receipt by Administrative Agent of a Notice of Borrowing or Notice of Borrowing (Swing Line) pursuant to subsection 2.1B (or telephonic notice in lieu thereof), or receipt of advance written notice of an Incremental Term Loan pursuant to subsection 2.1B, Administrative Agent shall notify each Lender for that type of Loan or Swing Line Lender, as the case may be, of the proposed borrowing.  In the case of a Notice of Borrowing other than in respect of Incremental Term Loans, each such Lender (other than Swing Line Lender) shall make the amount of its Loan available to Administrative Agent not later than 1:00 P.M. (New York City time) on the applicable Funding Date, and Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 1:00 P.M. (New York City time) on the applicable Funding Date, in each case in same day funds in Dollars, at the Funding and Payment Office.  In the case of a Notice of Borrowing in respect of Incremental Term Loans, each Lender of Term Loans (i) shall promptly notify Administrative Agent whether or not such Lender intends to make such Incremental Term Loan, in an amount equal to such Lender’s Pro Rata Share or in such other lesser amount as such Lender shall advise to Administrative Agent, provided that should any Lender elect not to make such Incremental Term Loan, or elect to make such Incremental Term Loan in an amount less than such Lender’s Pro Rata Share, Administrative Agent shall consult with the other Lenders of Term Loans to determine which, if any, of such other Lenders of Term Loans are willing to increase the amount of their respective Incremental Term Loans in order to cover such shortfall, and (ii) if such Lender intends to make such Incremental Term Loan, such Lender shall make the amount of its Loan available to Administrative Agent not later than 1:00 P.M. (New York City time) on the applicable Funding Date, in same day funds in Dollars, at the Funding and Payment Office, IT BEING UNDERSTOOD THAT NO LENDER SHALL BE OBLIGATED UNDER ANY CIRCUMSTANCES TO MAKE AN INCREMENTAL TERM LOAN HEREUNDER OTHER

THAN IN SUCH LENDER’S SOLE AND ABSOLUTE DISCRETION.  Except as provided in subsection 2.1A(iii) and subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date), 4.2 (in the case of all Loans) and 4.3 (in the case of Incremental Term Loans), Administrative Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Company at the Funding and Payment Office.

Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date (other than a Funding Date in respect of an Incremental Term Loan) that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan (other than an Incremental Term Loan) requested on such Funding Date, Administrative Agent may assume that such Lender will make such amount available to Administrative Agent on such Funding Date, and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date.  If such corresponding amount is not, in fact, made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at a rate per annum equal to the greater of (x) the Federal Funds Effective Rate and (y) a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company, and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans.  Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date in respect of an Incremental Term Loan that such Lender does intend to make available to Administrative Agent the amount of such Lender’s Incremental Term Loan requested on such Funding Date, Administrative Agent shall assume that such Lender has not made and will not make such amount available to Administrative Agent on such Funding Date, and Administrative Agent shall not make available to Company a corresponding amount on such Funding Date.  Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

D.            The Register.  Administrative Agent, acting for these purposes solely as an agent of Company (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain at its address referred to in subsection 10.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the respective amounts of the Closing Date Term Loan Commitment, Revolving Loan Commitment, Swing Line Loan Commitment, Closing Date Term Loan, Incremental Term Loans, Revolving Loans and Swing Line Loans of

each Lender from time to time (the “Register”).  Company and Administrative Agent shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.  Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on Company, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records.  Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

E.             Optional Notes.  Company shall execute and deliver to each Lender on the Closing Date promissory notes to evidence such Lender’s Term Loans, Revolving Loans and Swing Line Loans, substantially in the form of Exhibit IV, Exhibit V or Exhibit VI annexed hereto, respectively, with appropriate insertions.  If so requested by any Lender (other than Lenders constituting such on the Closing Date) by written notice to Company (with a copy to Administrative Agent), Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person that is an assignee of such Lender pursuant to subsection 10.1), promptly after Company’s receipt of such notice, a promissory note or promissory notes to evidence such other Lender’s Term Loans, Revolving Loans or Swing Line Loans, substantially in the form of Exhibit IV, Exhibit V or Exhibit VI annexed hereto, respectively, with appropriate insertions.

2.2                               Interest on the Loans.

A.            Rate of Interest.  Subject to the provisions of subsections 2.2E, 2.6 and 2.7, each Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or to Adjusted LIBOR.  Subject to the provisions of subsections 2.2E and 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate.  The applicable basis for determining the rate of interest with respect to any Term Loan or any Revolving Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B (subject to the last sentence of the first paragraph of subsection 2.1B), and the basis for determining the interest rate with respect to any Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D (subject to the last sentence of the first paragraph of subsection 2.1B).  If on any day a Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

(i)            Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Term Loans and the Revolving Loans shall bear interest through maturity as follows:

(a)           if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin set forth for Term Loans or Revolving Loans, as the case may be, in Schedule 2.2 annexed hereto opposite the applicable Consolidated Leverage Ratio for the most recent four Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(iv); or
(b)           if a LIBOR Loan, then at the sum of LIBOR plus the LIBOR Margin set forth for Term Loans or Revolving Loans, as the case may be, in Schedule 2.2 annexed hereto opposite the applicable Consolidated Leverage Ratio for the most recent four Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(iv);

provided that, until the first delivery after the Closing Date of the Pricing Certificate by Company to Administrative Agent pursuant to subsection 6.1(iv), the applicable margin for Loans shall be that provided in Schedule 2.2 for a Consolidated Leverage Ratio of greater than or equal to 1.50 to 1.00 and less than 2.00 to 1.00.

(ii)           Upon delivery of the Pricing Certificate by Company to Administrative Agent pursuant to subsection 6.1(iv), the Base Rate Margin and the LIBOR Margin shall automatically be adjusted in accordance with such Pricing Certificate, such adjustment to become effective on the third succeeding Business Day following the receipt by Administrative Agent of such Pricing Certificate (subject to the provisions of the foregoing clause (i)); provided that, if at any time a Pricing Certificate is not delivered at the time required pursuant to subsection 6.1(iv), from the time such Pricing Certificate was required to be delivered until the first Business Day succeeding delivery of such Pricing Certificate, the applicable margins shall be the maximum percentage amount for the relevant Loan set forth in Schedule 2.2.

(iii)          Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Swing Line Loans shall bear interest through maturity at the sum of the Base Rate plus the applicable Swing Line Loan Margin set forth in Schedule 2.2 annexed hereto opposite the applicable Consolidated Leverage Ratio for the most recent four Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(iv); provided that, until the first delivery after the Closing Date of the Pricing Certificate by Company to Administrative Agent pursuant to subsection 6.1(iv), the Swing Line Loan Margin shall be that provided in Schedule 2.2 for a Consolidated Leverage Ratio of greater than or equal to 1.50 to 1.00 and less than 2.00 to 1.00.

(iv)          If, as a result of any restatement of or other adjustment to the financial statements of Holdings, Company or their Subsidiaries or for any other reason, Company or the Lenders determine that (a) the Consolidated Leverage Ratio as calculated by Company as of any applicable date was inaccurate and (b) a proper calculation of such Consolidated Leverage Ratio would have resulted in higher pricing for such period,

Company shall immediately and retroactively be obligated to pay to Administrative Agent for the account of the applicable Lenders or the Issuing Lender, promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Company under the Bankruptcy Code, automatically and without further action by Administrative Agent, any Lender or Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This subsection 2.2A(iv) shall not limit the rights of Administrative Agent, any Lender or Issuing Lender, as the case may be, under other subsections of this Agreement.  Company’s obligations under this subsection 2.2A(iv) shall survive the termination of the Revolving Loan Commitments and the repayment of all other Obligations hereunder.

B.            Interest Periods.  In connection with each LIBOR Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Company’s option, either a one, two, three or six month period or, if deposits in the London interbank market are generally available for such period (as determined by Administrative Agent), a nine month period; provided that:

(i)            the initial Interest Period for any LIBOR Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a LIBOR Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a LIBOR Loan;

(ii)           in the case of immediately successive Interest Periods applicable to a LIBOR Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii)          if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

(v)           no Interest Period with respect to any portion of the Term Loans shall extend beyond the Term Loan Maturity Date, and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

(vi)          there shall be no more than ten (10) Interest Periods outstanding at any time; and

(vii)         in the event Company fails to specify an Interest Period for any LIBOR Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

C.            Interest Payments.  Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity).

D.            Conversion or Continuation.  Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert to or continue as a Base Rate Loan all or any part of its outstanding Term Loans or Revolving Loans in a minimum amount of at least $500,000.00 and multiples of $100,000.00 in excess of that amount; or (ii) to convert to or continue as a LIBOR Loan all or any portion of such Term Loans or Revolving Loans in a minimum amount of at least $2,500,000 and multiples of $250,000.00 in excess of that amount; provided, however, that (a) a LIBOR Loan may only be converted into a Base Rate Loan on the expiration of the Interest Period applicable thereto and (b) a LIBOR Loan may only be continued as a LIBOR Loan upon the expiration of the Interest Period applicable thereto.

Company shall deliver a duly executed Notice of Conversion/Continuation to Administrative Agent no later than 11:00 A.M. (New York City time) at least three Business Days in advance of the proposed conversion date (in the case of a conversion to, or a continuation of, a LIBOR Loan) or at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan).  In lieu of delivering a Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date.  Administrative Agent shall notify each Lender of any Loan subject to a Notice of Conversion/Continuation.  Except as otherwise provided herein, a LIBOR Loan may be continued or converted only on the last day of the Interest Period for such LIBOR Loan.

E.             Default Rate.  Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) automatically thereafter, payable upon demand by Administrative Agent, at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans that are Revolving Loans); provided that, in the case of LIBOR Loans, upon the expiration of any Interest Period in effect at the time any such increase in interest rate is effective, all such LIBOR Loans shall thereupon automatically become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for the applicable Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

F.             Computation of Interest.  Interest on the Loans shall be computed on the basis of a 360-day year, in the case of LIBOR Loans, and on the basis of a 365-day or 366-day year, as applicable, in the case of Base Rate Loans, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

G.            Maximum Rate.  Notwithstanding the foregoing provisions of this subsection 2.2 to the contrary, in no event shall the rate of interest payable by Company with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.  If Administrative Agent or any Lender shall receive interest in an amount that exceeds said maximum rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Company.  In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds said maximum rate, such Person may, to the extent permitted by applicable Federal, state or local law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

2.3                               Fees.

A.            Commitment Fees.  Company agrees to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitment Amount over the sum of (i) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans) plus (ii) the Letter of Credit Usage multiplied by the percentage per annum (the “Commitment Fee Percentage”) set forth in Schedule 2.2 opposite the applicable Consolidated Leverage Ratio for the most recent four Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(iv); provided that, until the first delivery after the Closing Date of the Pricing Certificate by Company to Administrative Agent pursuant to subsection 6.1(iv), the Commitment Fee Percentage shall be 0.20% per annum.  Upon delivery of the Pricing Certificate by Company to Administrative Agent pursuant to subsection 6.1(iv), the Commitment Fee Percentage shall automatically be adjusted in accordance with such Pricing Certificate, such adjustment to become effective on the third succeeding Business Day following the receipt by Administrative Agent of such Pricing Certificate (subject to the provisions of the foregoing clause (i)); provided that, if at any time a Pricing Certificate is not delivered at the time required pursuant to subsection 6.1(iv), from the time such Pricing Certificate was required to be delivered until the first Business Day succeeding delivery of such Pricing Certificate, the Commitment Fee Percentage shall be the maximum percentage amount set forth in Schedule 2.2.  Such commitment fees shall be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date.

B.            Other Fees.  Company agrees to pay to Administrative Agent and Sole Lead Arranger such fees in the amounts and at the times separately agreed upon between Company and Administrative Agent or Sole Lead Arranger, as the case may be.

2.4                               Repayments, Prepayments and Reductions in Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments after Event of Default.

A.            Scheduled Payments of Term Loans.  Company shall make principal payments on the Term Loans in installments on the last Business Day of each Fiscal Quarter beginning on September 28, 2007 and continuing on the last Business Day of each and every Fiscal Quarter thereafter (for so long as any Term Loans shall remain outstanding) in an amount equal to the sum of (i) $275,000.00 plus (ii) for each such last Business Day of a Fiscal Quarter occurring after the making of any Incremental Term Loan, an amount equal to 0.25% of the original principal amount of such Incremental Term Loan; provided that the amount of each such scheduled installment of principal of the Term Loans may be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with subsection 2.4B(iv); provided, further, that the Term Loans, all accrued unpaid interest, fees, costs and other expenses and amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date, and the final installment payable by Company in respect of the Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Term Loans.

B.            Prepayments and Reductions in Revolving Loan Commitment Amount.

(i)            Voluntary Prepayments.  Company may, upon written or telephonic notice to Administrative Agent on or prior to 1:00 P.M. (New York City time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $100,000.00.  Company may, upon prior written or telephonic notice, in the case of Base Rate Loans, and upon two Business Days’ prior written or telephonic notice, in the case of LIBOR Loans, in each case given to Administrative Agent by 11:00 A.M. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, which will promptly notify each Lender whose Loans are to be prepaid of such prepayment, at any time and from time to time prepay any Term Loans or any Revolving Loans, in each case on any Business Day, in whole or in part and in an aggregate minimum amount of

$2,500,000.00 and multiples of $500,000.00 in excess of that amount.  Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.  Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

(ii)           Voluntary Reductions of Revolving Loan Commitments.  Company may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent, or upon such lesser number of days’ prior written or telephonic notice, as determined by Administrative Agent in its sole discretion, at any time and from time to time, terminate in whole or permanently reduce in part, without premium or fee, the Revolving Loan Commitment Amount in an amount up to the amount by which the Revolving Loan Commitment Amount exceeds the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitment Amount shall be in an aggregate minimum amount of $10,000,000.00 and multiples of $1,000,000.00 in excess of that amount.  Company’s notice to Administrative Agent (which will promptly notify each Revolving Lender of such notice) shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction shall be effective on the date specified in Company’s notice and shall reduce the amount of the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share.  Any such voluntary reduction of the Revolving Loan Commitment Amount shall be applied as specified in subsection 2.4B(iv).  All fees accrued until the effective date of any termination of the Revolving Loan Commitment Amount shall be paid on the effective date of such termination.

(iii)          Mandatory Prepayments.  The Loans shall be prepaid (but, subject to subsection 2.1A(ii), the Revolving Loan Commitment Amount shall in no event be required to be permanently reduced) in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in subsection 2.4B(iv) and subsection 2.4D:

(a)           Prepayments from Net Asset Sale Proceeds.  No later than the third Business Day following the date of receipt by Company or any of its Domestic Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale (other than a sale of the Headquarters prior to the first anniversary of the Closing Date, an issuance by any Loan Party of such Loan Party’s Capital Stock, and Asset Sales made in reliance on clause (iii), (iv), (vi), (vii), (viii), (ix), (xi), (xii), (xiii) or (xv) of subsection 7.7), Company shall either (I) prepay Term Loans in an aggregate amount equal to such Net Asset Sale Proceeds or (II), so long as no Event of Default shall have occurred and be continuing, and to the extent that aggregate Net Asset Sale Proceeds from any single transaction or related series of transactions do not exceed $10,000,000.00, deliver to Administrative Agent an Officer’s Certificate setting forth (X) that portion of such Net Asset Sale Proceeds that Company or such Subsidiary intends to enter into binding commitments to reinvest in equipment or other productive assets of the general type used in the business of Company and its Subsidiaries within 360 days of such date of receipt and (Y) the proposed use of such portion of the Net Asset Sale Proceeds and such other information with respect to such reinvestment as Administrative Agent may reasonably request, and Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such portion to such reinvestment purposes.  In addition, Company shall, no later than 360 days after receipt of such Net Asset Sale Proceeds that have not theretofore been applied to the Obligations or that have not been so committed as provided above, make an additional prepayment of Term Loans in the full amount of all such Net Asset Sale Proceeds.
(b)           Prepayments from Net Insurance/Condemnation Proceeds and from Certain Intellectual Property Dispositions.  No later than the fifth Business Day following the date of receipt (i) by Administrative Agent or by Company or any of its Domestic Subsidiaries of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay Term Loans pursuant to the provisions of subsection 6.4C, or (ii) by Company or any of its Subsidiaries of any Net Asset Sale Proceeds from the exclusive licensing of Intellectual Property that are required to be applied to prepay Term Loans pursuant to the provisions of subsection 7.7(xi), Company shall prepay Term Loans in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds or Net Asset Sales Proceeds, as the case may be.
(c)           Prepayments Due to Issuance of Capital Stock.  No later than the third Business Day following the date of receipt of the Net Securities Proceeds from the issuance of any Capital Stock of Company or of Holdings or of any Domestic Subsidiary of Company (other than, in the case of any such issuance of Capital Stock of a Domestic Subsidiary of Company, Net Securities Proceeds from the issuance of such Capital Stock to a Loan Party) or from any capital contribution to Holdings by any holder of Capital Stock thereof after the Closing Date, Company shall prepay Term Loans in an aggregate amount equal to 50% of such Net Securities Proceeds; provided, however, that (I) such percentage of Net Securities Proceeds required to be applied to the prepayment of Term Loans shall be reduced to 25% in respect of any such prepayment if the Consolidated Leverage Ratio as of the last day of the most recently ended four Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(iv) is less than or equal to 1.50 to 1.00, and (II) such prepayment shall not be required if the Consolidated Leverage Ratio as of the last day of the most recently ended four Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(iv) is less than or equal to 1.00 to 1.00.  Notwithstanding the foregoing sentence to the contrary, Company shall not be required to prepay Term Loans as a result of (A) issuances of Capital Stock by Holdings to any Equity Investor to the extent the proceeds of such issuance and sale of Capital Stock are promptly contributed by Holdings to Company as common equity or Capital Stock that is Qualified Capital Stock (B) issuances of Capital Stock in connection with an Employee Benefit Plan or other executive compensation arrangement.

(d)           Prepayments Due to Issuance of Indebtedness.  No later than the third Business Day following the date of receipt of the Net Securities Proceeds from the issuance of any Indebtedness of Company, Holdings or any of its Domestic Subsidiaries after the Closing Date, other than Indebtedness permitted pursuant to subsection 7.1, Company shall prepay Term Loans in an aggregate amount equal to such Net Securities Proceeds.
(e)           Calculations of Net Proceeds Amounts; Additional Prepayments Based on Subsequent Calculations.  Concurrently with any prepayment of Term Loans pursuant to subsections 2.4B(iii)(a)-(d), inclusive, Company shall deliver to Administrative Agent an Officer’s Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, or Net Securities Proceeds, as the case may be, that gave rise to such prepayment and/or reduction.  In the event that Company shall subsequently determine that the actual amount was greater than the amount set forth in such Officer’s Certificate, Company shall promptly make an additional prepayment of Term Loans in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officer’s Certificate demonstrating the derivation of the additional amount resulting in such excess.
(f)            Prepayments Due to Reductions or Restrictions of Revolving Loan Commitment Amount or Due to Insufficient Borrowing Base.  Company shall immediately prepay first the Swing Line Loans and second the Revolving Loans (and, after prepaying all Revolving Loans, Cash Collateralize any outstanding Letters of Credit by depositing the requisite amount in the Collateral Account) to the extent necessary to give effect to the limitation set forth in the last sentence of subsection 2.1A(ii).  At such time as the Total Utilization of Revolving Loan Commitments shall be equal to or less than the Revolving Loan Commitment Amount, if no Event of Default has occurred and is continuing, such amount may, at the request of Company, be released to Company.

(iv)          Application of Prepayments.

(a)           Application of Voluntary Prepayments by Type of Loans and Order of Maturity.  Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied as specified by Company in the applicable notice of prepayment; provided that in the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Swing Line Loans to the full extent thereof, second to repay outstanding Revolving Loans to the full extent thereof, and third to repay outstanding Term Loans to the full extent thereof.  Any voluntary prepayments of the Term Loans pursuant to subsection 2.4B(i), if not otherwise specified by Company in the applicable notice of prepayment, shall be applied to reduce the remaining scheduled installments of principal of the Term Loans (including the final installments on the Term Loan Maturity Date) in the inverse order of their scheduled due dates.

(b)           Application of Mandatory Prepayments of Term Loans to Term Loans and the Scheduled Installments of Principal Thereof.  Except as provided in subsection 2.4D, any and all mandatory prepayments of the Term Loans pursuant to subsection 2.4B(iii) shall be applied to reduce the scheduled installments of principal of the Term Loans (including the final installments on the Term Loan Maturity Date) in the inverse order of their scheduled due dates.
(c)           Application of Prepayments to Base Rate Loans and LIBOR Loans.  Considering Term Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Loans, in each case in a manner that minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D; provided, however, that if no Event of Default shall have occurred and be continuing on the required prepayment date, Company may elect that the remainder of such prepayments not applied to prepay Base Rate Loans be deposited in the Collateral Account and applied thereafter to prepay the LIBOR Loan or Loans with Interest Periods expiring on a date or dates nearest the date of deposit in accordance with this subsection 2.4B(iv), upon the earlier of (I) expiration of such Interest Periods and (II) the occurrence of an Event of Default.

C.            General Provisions Regarding Payments.

(i)            Manner and Time of Payment.  All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 P.M. (New York City time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.  Notwithstanding the foregoing sentence, payment of amounts deposited in the Collateral Account pursuant to the proviso to subsection 2.4B(iv)(c) shall be deemed to have been paid by Company on the applicable date or dates such amounts are applied to prepay LIBOR Loans.  Company hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(ii)           Application of Payments to Principal and Interest.  All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iii)          Apportionment of Payments.  Aggregate payments of principal and interest shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares.  Administrative Agent shall promptly distribute to each Lender, at the account specified in the payment instructions set forth below its name on the appropriate signature page hereof or at such other account as such Lender may request in subsequent payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees and letter of credit fees of such Lender, if any, when received by Administrative Agent pursuant to subsections 2.3 and 3.2.  Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Loans, Administrative Agent shall give effect thereto in apportioning interest payments received thereafter.

(iv)          Payments on Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

(v)           Payments by Company; Presumptions by Administrative Agent.  Unless Administrative Agent shall have received notice from Company prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or Issuing Lender hereunder that Company will not make such payment, Administrative Agent may assume that Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders or Issuing Lender, as the case may be, the amount due.  In such event, if Company has not in fact made such payment, then each of Lenders or Issuing Lender, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.  A notice of Administrative Agent to any Lender or Company with respect to any amount owing under this subsection 2.4C(v) shall be conclusive, absent manifest error.

D.            Application of Proceeds of Collateral and Payments after Event of Default.  Upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders, or upon acceleration of the Obligations pursuant to Section 8, (a) all payments received by Administrative Agent, whether from Company, Holdings or any Subsidiary Guarantor or otherwise, and (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent, in each case in the following order of priority:

(i)            first, to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative

Agent is entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents, all in accordance with the terms of this Agreement and the Loan Documents;

(ii)           second, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and fees in respect of any Letters of Credit issued, for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4C(ii));

(iii)          third, to the payment of that portion of the Obligations constituting unpaid principal of the Loans and any Letters of Credit issued and Obligations under Lender Swap Agreements not to exceed $4,000,000 in aggregate Swap Termination Value, for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4C(ii));

(iv)          fourth, to the payment of all other Obligations, including Obligations of Loan Parties under any Lender Swap Agreements in excess of those described in subsection 2.4D(iii) above, for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4C(ii)); and

(v)           thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5                               Use of Proceeds.

A.            Term Loans.  The proceeds of the Closing Date Term Loans shall be applied by Company to repay existing indebtedness and for working capital and other general corporate purposes (including Permitted Acquisitions).  The proceeds of the Incremental Term Loans shall be applied by Company for Permitted Acquisitions, capital expenditures, stock repurchases and working capital and other general corporate purposes.

B.            Revolving Loans; Swing Line Loans.  The proceeds of the Revolving Loans and any Swing Line Loans shall be applied by Company for working capital and other general corporate purposes.

C.            Margin Regulations.  No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that could reasonably be expected to cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6                               Special Provisions Governing LIBOR Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Loans as to the matters covered:

A.            Determination of Applicable Interest Rate.  On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each applicable Lender.

B.            Inability to Determine Applicable Interest Rate.  In the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto), on any Interest Rate Determination Date that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of LIBOR, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan.

C.            Illegality or Impracticability of LIBOR Loans.  In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its LIBOR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), in each case enacted after the date of this Agreement or, if later, the date on which such Lender became a Lender, or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement or, if later, the date on which such Lender became a Lender, which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination.  Administrative Agent shall promptly notify each other Lender of the receipt of such notice.  Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBOR Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding LIBOR Loans (the

“Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above.  Administrative Agent shall promptly notify each other Lender of the receipt of such notice.  Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms of this Agreement.

D.            Compensation for Breakage or Non-Commencement of Interest Periods.  Company shall compensate each Lender, upon written request by that Lender pursuant to subsection 2.9, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its LIBOR Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds but excluding loss of margin) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any LIBOR Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment or other principal payment or any conversion of any of its LIBOR Loans (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its LIBOR Loans when required by the terms of this Agreement.

E.             Booking of LIBOR Loans.  Any Lender may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F.             Assumptions Concerning Funding of LIBOR Loans.  Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its LIBOR Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to the definition of LIBOR in an amount equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant Interest Period, whether or not its LIBOR Loans had been funded in such manner.

G.            LIBOR Loans After Default.  After the occurrence of and during the continuation of an Event of Default, (i) Company may not elect to have a Loan be made or maintained as, or converted to, a LIBOR Loan after the expiration of any Interest Period then in effect for that Loan without the consent of the Requisite Class Lenders for the Class of such

Loan, and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection 4.2 or, if applicable, subsection 4.3, cannot then be satisfied, to be rescinded by Company.

2.7                               Increased Costs; Taxes; Capital Adequacy.

A.            Compensation for Increased Costs.  Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including any Issuing Lender) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or other Government Authority, in each case that becomes effective after the date hereof, or, if later, the date on which the affected Lender becomes a Lender, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Government Authority (whether or not having the force of law):

(i)            subjects such Lender to any additional Tax with respect to this Agreement or any of its obligations hereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder;

(ii)           imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Loans that are reflected in the definition of LIBOR); or

(iii)          imposes any other condition (other than with respect to taxes) on or affecting such Lender or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in subsection 2.9A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder.  Failure or delay on the part of any Lender to demand compensation pursuant to this subsection 2.7A shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Company shall not be required to compensate a Lender pursuant to this subsection 2.7A for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Company of the circumstances giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the change in law or other circumstances giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

B.            Taxes.

(i)            Payments to Be Free and Clear.  Except as provided in this subsection 2.7B, all sums payable by Company under this Agreement and the other Loan Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Indemnified Tax imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment.

(ii)           Grossing-up of Payments.  If Company or any other Person is required by law to make any deduction or withholding on account of any such Indemnified Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:

(a)           Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it;
(b)           Company shall pay any such Tax when such Tax is due, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;
(c)           the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and
(d)           within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Administrative Agent evidence reasonably satisfactory to the Lender of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change in any applicable law, treaty or governmental rule regulation or order, or any change in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or other Government Authority applicable to such Lender, in each case after the later of the Closing Date and the date on which such Lender became a Lender, shall result in the loss of any exemption from, or an increase in the rate of, such deduction, withholding or payment with respect to payments to such Lender, from any such requirement for a deduction, withholding or payment in effect on the date on which such Lender became a Lender.

(iii)          Evidence of Exemption from U.S. Withholding Tax.

(a)           Each Non-US Lender shall deliver to Administrative Agent and to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-8BEN, W-8ECI or W-8EXP (or any successor forms, or any applicable, analogous state, local or foreign forms) properly completed and duly executed by such Lender, or, in the case of a Non-US Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest”, a Form W-8BEN, and a certificate of such Lender certifying that such Lender is not (I) a “bank” for purposes of Section 881(c) of the Internal Revenue Code, (II) a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of Company or Holdings or (III) a controlled foreign corporation related to Company (within the meaning of Section 864(d)(4) of the Internal Revenue Code) in each case together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is eligible for a reduction in, or not subject to, United States withholding tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.
(b)           Each Non-US Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever so requested by Administrative Agent or Company as a result of a lapse in time or change in circumstances rendering such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (I) deliver to Administrative Agent and to Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to United States withholding tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment or (II) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.
(c)           Company shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii), (I) with respect to any Tax required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender chooses to transmit with an Internal Revenue Service Form W-8IMY pursuant to subsection 2.7B(iii)(g)(II) or (II) if such Lender shall have failed to satisfy the requirements of clause (a), (b)(I) or (g) of this subsection 2.7B(iii); provided that if such Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the date such Lender became a Lender, nothing in this subsection 2.7B(iii)(c) shall relieve Company of its obligation to pay any amounts pursuant to subsection 2.7B(ii)(c) in the event that, as a result of any subsequent change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).
(d)           Each US Lender shall deliver to Administrative Agent and to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-9 (or any successor forms, or any applicable, analogous state, local, or foreign forms) properly completed and duly executed by such Lender certifying that such Lender is not subject to backup withholding prescribed by Section 3406 of the Internal Revenue Code (or applicable analogous state, local, or foreign law).
(e)           Each US Lender hereby agrees, from time to time after the initial delivery by such Lender of the forms required by subsection 2.7B(iii)(d), whenever so requested by Administrative Agent or Company as a result of a lapse in time or change in circumstances rendering such forms, certificates, or other evidence so delivered obsolete or inaccurate in any material respect to deliver to Administrative Agent and Company two original copies of renewals, amendments, additional, or successor forms, properly completed and duly executed by such Lender to confirm or establish that such Lender is not subject to backup withholding with respect to payments to such Lender under the Loan Documents.
(f)            Company shall not be required to pay any additional amount to any US Lender under subsection 2.7B(ii)(c) if such Lender shall have failed to satisfy the requirements of clause (d) or (e) of this subsection 2.7B(iii), provided that if a Lender shall have satisfied the requirements of subsection 2.7B(iii)(d) on the date such Lender became a Lender, nothing in this subsection 2.7B(iii)(f) shall relieve Company of its obligation to pay such amounts under subsection 2.7B(ii)(c) in the event that as a result of any change in any applicable law, treaty or governmental rule, regulation or order, such Lender is no longer properly entitled to deliver forms, certificates, or other evidence at a subsequent date establishing the fact that such Lender is not subject to backup withholding as described in subsection 2.7B(iii)(d).
(g)           Each Non-US Lender and US Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (including, but not limited to, a typical participation by such Lender), shall deliver to Administrative Agent and to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof), on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), or on such later date when such Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (I) two original copies of the forms or statements required to be provided by such Lender under subsection 2.7B(iii)(a), if acting for the account of a Non-US Lender and subsection 2.7B(iii)(d) if acting for the account of a US Lender, properly completed and duly executed by the Lender on whose account such Lender is acting to establish the portion of any such sums paid or payable to such Lender on the account of another Lender that is not subject to United States withholding tax or backup withholding, respectively and (II) two original copies of Internal Revenue Service Form W-8IMY, if acting for the account of a Non-US Lender, together with any information, if any, such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iv)          Treatment of Certain Refunds.  If the Administrative Agent, or any Lender, determines that it has received a refund of any Indemnified Taxes as to which the Loan Parties have paid additional amounts pursuant to this subsection 2.7B, it shall pay to the Loan Parties an amount equal to such refund (but only to the extent of additional amounts paid by the Loan Parties under this subsection with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Lender or Administrative Agent, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of such Lender, or Administrative Agent, as the case may be, agrees to repay the amount paid over to the Loan Party to such Lender or Administrative Agent in the event the such Lender or Administrative Agent is required to repay such refund to such Governmental Authority and such Lender or Administrative Agent delivers to such Loan Party proof of such required repayment.

C.            Capital Adequacy Adjustment.  If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Government Authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Government Authority, in each case, after the date hereof or, if later, the date on which such Lender became a Lender, has or would have the effect of reducing the rate of return on the capital of such Lender or any Person controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling Person could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in subsection 2.9A, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling Person on an after-tax basis for such reduction.

2.8                               Tax Treatment.

The parties will treat any Base Rate Loan or LIBOR Loan as a “contingent payment debt instrument” as defined in Treasury Regulation Section 1.1275-4.  For purposes of Section 1.1275-4(b)(4) of the Treasury Regulations, the comparable yield of a Base Rate Loan will be the Base Rate plus the Base Rate Margin as each is determined as of the date of issuance of such Base Rate Loan (the “Issuance Base Rate”) and the comparable yield of a LIBOR Loan will be the LIBOR plus the LIBOR Margin as each is determined as of the date of issuance of such LIBOR Loan (the “Issuance LIBOR Rate”). For this purpose, the conversion of  a LIBOR Loan into a Base Rate Loan or a Base Rate Loan into a LIBOR Loan shall not be treated as a new issuance of a Loan. For purposes of Section 1.1275-4(b)(4) of the Treasury Regulations, each interest payment on the projected payment schedule will be assumed to equal the amount that would have been paid if the Base Rate Loan or the LIBOR Loan was a fixed rate debt instrument that paid interest on each Interest Payment Date at either the Issuance Base Rate or the Issuance LIBOR Rate, as applicable.

2.9                               Statement of Lenders; Obligation of Lenders and Issuing Lenders to Mitigate.

A.            Statements.  Each Lender claiming compensation or reimbursement pursuant to subsection 2.6D, 2.7 or 2.9B shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

B.            Mitigation.  Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7, it will use reasonable efforts to make, issue, fund or maintain the Commitments of such Lender or the Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 would be materially reduced and (ii) as determined by such Lender or Issuing Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.9B unless Company agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described above.

2.10                        Replacement of a Lender.

If Company receives a statement of amounts due pursuant to subsection 2.9A from a Lender, a Revolving Lender defaults in its obligations to fund a Revolving Loan pursuant to this Agreement, a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 10.6, requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected or a Lender becomes an Affected Lender (any such Lender, a “Subject Lender”), so long as (i) Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, (ii) such Lender is not an Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to such Issuing Lender (such as a “back-to-back” letter of credit) are made), and (iii) at any time when there are one or two Lender Groups, if the Subject Lender is also Administrative Agent, the Swing Line Lender or an Issuing Lender, the prior written approval of the Requisite Lenders (determined without taking into account the Term Loan Exposure or Revolving Loan Exposure of the Subject Lender) has been obtained by Company (such approval not to be unreasonably withheld, delayed or conditioned, it being understood that the failure of the Requisite Lenders to object to any such action within 10 Business Days following delivery by Company to Administrative Agent (for further transmittal to Lenders) of written notice of the proposed assignee or assignees, shall be deemed to constitute irrevocable and unconditional approval of such required assignment), Company may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.6D, 2.7 and/or 2.9B (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to Administrative Agent, (3) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment Agreement executed by the assignee (Administrative Agent being hereby authorized to execute any Assignment Agreement on behalf of a Subject Lender relating to the assignment of Loans and/or Commitments of such subject Lender) and other supporting documents, have been fulfilled, and (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender, and Company also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments.

SECTION 3.         LETTERS OF CREDIT

3.1                               Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.

A.            Letters of Credit.  Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the 30th day prior to the Revolving Loan Commitment Termination Date (or, if said 30th day is not a Business Day, the next preceding Business Day), that one or more Issuing Lenders issue Letters of Credit payable on a sight basis for the account of Company or a Subsidiary of Company for the general corporate purposes of Company or a Subsidiary of Company.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, any one or more Issuing Lenders may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Company shall not request that any Issuing Lender issue (and no Issuing Lender shall issue or be obligated to issue):

(i)            any Letter of Credit if, after giving effect to such issuance, (a) the Total Utilization of Revolving Loan Commitments would exceed the lesser of (1) the Revolving Loan Commitment Amount then in effect and (2) the Borrowing Base then in effect or (b) the sum of (1) the Pro Rata Share of any Revolving Lender of the aggregate principal amount of all then outstanding Revolving Loans plus (2) the aggregate amount of all participations purchased by such Revolving Lender in Letters of Credit then issued and outstanding plus (3) the aggregate amount of all risk participations purchased by such Revolving Lender in Swing Line Loans then outstanding would exceed such Lender’s Revolving Credit Commitment;

(ii)           any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $25,000,000.00;

(iii)          any Standby Letter of Credit having an expiration date later than the earlier to occur of (a) 30 days prior to the Revolving Loan Commitment Termination Date (or, if such day is not a Business Day, the next preceding Business Day) and (b) the date which is one year from the date of issuance of such Standby Letter of Credit; provided that, if Company so requests in any applicable L/C Application (Standby), the Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to Company and to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by Issuing Lender, Company shall not be required to make a specific request to Issuing Lender for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Expiration Date; provided, however, that Issuing Lender shall not permit any such extension if (I) Issuing Lender has determined in good faith that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of this subsection 3.1A or otherwise), or (II) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from Administrative Agent, any Revolving Lender or Company that one or more of the applicable conditions specified in subsection 4.4 is not then satisfied (or has not been waived in accordance with the terms, conditions and provisions of subsection 10.6), and in each such case directing Issuing Lender not to permit such extension;

(iv)          any Standby Letter of Credit issued for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting “antecedent debt” (as that term is used in Section 547 of the Bankruptcy Code);

(v)           any Commercial Letter of Credit having an expiration date (a) later than the earlier of (I) the date which is 30 days prior to the Revolving Loan Commitment Termination Date (or, if such day is not a Business Day, the next preceding Business Day) and (II) the date which is 180 days from the date of issuance of such Commercial Letter of Credit or (b) that is otherwise unacceptable to the applicable Issuing Lender in its reasonable discretion;

(vi)          any Letter of Credit denominated in a currency other than Dollars;

(vii)         any Letter of Credit if any order, judgment or decree of any Government Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any Federal, state or local law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Government Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date or, if later, the date on which such Issuing Lender became an Issuing Lender, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it;

(viii)        any Letter of Credit if the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally;

(ix)           any Letter of Credit if, except as otherwise agreed by Administrative Agent and such Issuing Lender, such Letter of Credit is in an initial stated amount less than $20,000.00, in the case of a Commercial Letter of Credit, or $100,000.00, in the case of a Standby Letter of Credit;

(x)            any Letter of Credit if a default of any Lender’s obligations to fund under subsection 3.3C exists, unless such Issuing Lender has entered into reasonably satisfactory arrangements with Company or such Lender to eliminate such Issuing Lender’s risk with respect to such Lender; or

(xi)           any Letter of Credit if, unless specifically provided for in this Agreement, such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

No Issuing Lender shall amend any Letter of Credit if such Issuing Lender would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.  No Issuing Lender shall be under any obligation to amend any Letter of Credit if (1) such Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (2) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

B.            Mechanics of Issuance.

(i)            Request for Issuance or Amendment.  Whenever Company desires the issuance or amendment of a Letter of Credit, it shall deliver to Administrative Agent an L/C Application no later than 1:00 P.M. (New York City time) at least two Business Days (in the case of Standby Letters of Credit) or four Business Days (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance or amendment, as applicable.  In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to Issuing Lender: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (g) the purpose and nature of the requested Letter of Credit; and (h) such other matters as Issuing Lender may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to Issuing Lender (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as Issuing Lender may require.  Additionally, Company shall furnish to Issuing Lender and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, as Issuing Lender or Administrative Agent may reasonably require.  Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any documents described in or attached to the L/C Application.  In furtherance of the provisions of subsection 10.8, and not in limitation thereof, Company may submit an L/C Application by telefacsimile and Administrative Agent and Issuing Lender may rely and act upon any such L/C Application without receiving an original signed copy thereof.  No Letter of Credit shall require payment against a conforming demand for payment to be made thereunder on the same Business Day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such demand for payment is required to be presented is located) on which such demand for payment is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of the Issuing Lender) on such Business Day.

Company shall notify the applicable Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable L/C Application is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable L/C Application.

(ii)           Determination of Issuing Lender.  Upon receipt by Administrative Agent of an L/C Application pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, in the event Administrative Agent elects to issue such Letter of Credit, Administrative Agent shall promptly so notify Company, and Administrative Agent shall be the Issuing Lender with respect thereto.  In the event that Administrative Agent, in its sole discretion, elects not to issue such Letter of Credit, Administrative Agent shall promptly so notify Company, whereupon Company may request any other Revolving Lender to issue such Letter of Credit by delivering to such Revolving Lender a copy of the applicable L/C Application.  Any Revolving Lender so requested to issue such Letter of Credit shall promptly notify Company and Administrative Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and any such Revolving Lender that so elects to issue such Letter of Credit shall be the Issuing Lender with respect thereto.  In the event that all other Revolving Lenders shall have declined to issue such Letter of Credit, notwithstanding the prior election of Administrative Agent not to issue such Letter of Credit, Administrative Agent shall be obligated to issue such Letter of Credit and shall be the Issuing Lender with respect thereto, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by Administrative Agent, when aggregated with Administrative Agent’s outstanding Revolving Loans and Swing Line Loans, may exceed the amount of Administrative Agent’s Revolving Loan Commitment then in effect.

(iii)          Issuance of Letter of Credit.  Promptly after receipt of any L/C Application at the Funding and Payment Office or, in the event Administrative Agent is not the Issuing Lender, at the appropriate office of such Issuing Lender for receiving L/C Applications and related correspondence, Issuing Lender will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such L/C Application from Company and, if not, Issuing Lender will provide Administrative Agent with a copy thereof.  Unless Issuing Lender has received written notice from any Revolving Lender, Administrative Agent or any Loan Party, at least one

Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions in subsection 4.4 shall not then be satisfied (or waived in accordance with the terms, conditions and provisions of subsection 10.6), then, subject to the terms and conditions hereof, Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of Company or a Subsidiary of Company or enter into the applicable amendment, as the case may be, in each case in accordance with Issuing Lender’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Pro Rata Share times the maximum amount that is or at any time may become available to be drawn thereunder.  Unless otherwise expressly agreed by Issuing Lender and Company when a Letter of Credit is issued, (a) the rules of the ISP shall apply to each Standby Letter of Credit, and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance shall apply to each Commercial Letter of Credit.

(iv)          Notification to Revolving Lenders.  Upon the issuance of or amendment to any Letter of Credit the applicable Issuing Lender shall promptly notify Administrative Agent and Company of such issuance or amendment in writing and such notice shall be accompanied by a copy of such Letter of Credit or amendment.

C.            Revolving Lenders’ Purchase of Participations in Letters of Credit.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender’s Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder.

3.2                               Letter of Credit Fees.

Company agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

(i)            with respect to each Letter of Credit, a fronting fee (a) with respect to each Commercial Letter of Credit at a rate equal to 0.25% per annum, computed on the stated amount of such Letter of Credit, and payable upon the issuance thereof, (b) with respect to any amendment of a Commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between Company and Issuing Lender, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (c) with respect to each Standby Letter of Credit, at the rate per annum specified in the Agent Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit (on the basis of a 360-day year for the actual number of days elapsed) and payable on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December, in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the date which is 30 days prior to the Revolving Loan Commitment Termination Date (or, if such day is not a Business Day, the next preceding Business Day) and thereafter on demand; and

(ii)           with respect to each Letter of Credit, a letter of credit fee for the account of each Revolving Lender in accordance with its Pro Rata Share for each Letter of Credit equal to the applicable LIBOR Margin for Revolving Loans plus, upon the application of increased rates of interest pursuant to subsection 2.2E, 2% per annum, multiplied by the daily amount available to be drawn under such Letter of Credit, such letter of credit fee to be (a) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the date which is 30 days prior to the Revolving Loan Commitment Termination Date (or, if such day is not a Business Day, the next preceding Business Day) and thereafter on demand and (b) computed on a quarterly basis in arrears.  If there is any change in the applicable LIBOR Margin for Revolving Loans during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the applicable LIBOR Margin for Revolving Loans separately for each period during such quarter that such LIBOR Margin for Revolving Loans was in effect; and

(iii)          with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clauses (i) and (ii) above), the applicable Issuing Lender’s customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Lender relating to letters of credit as from time to time in effect, payable directly to such Issuing Lender for its own account in accordance with such Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.  Such individual customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

For purposes of calculating any fees payable under clauses (i) and (ii) of this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination.

3.3                               Drawings and Reimbursement of Amounts Paid Under Letters of Credit.

A.            Responsibility of Issuing Lender with Respect to Drawings.  In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

B.            Reimbursement by Company of Amounts Paid Under Letters of Credit.  In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify Company and Administrative Agent, and

Company shall reimburse such Issuing Lender not later than 11:00 A.M. (New York City time) on the Business Day immediately following the date of any payment by such Issuing Lender under a Letter of Credit (a “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such payment; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and such Issuing Lender prior to 1:00 P.M. (New York City time) on the applicable Reimbursement Date that Company intends to reimburse such Issuing Lender for the amount of such payment with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such payment and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B (and without regard to the minimum and multiples specified in subsection 2.1B for the principal amount of Base Rate Loans), Revolving Lenders shall, not later than 1:00 P.M. (New York City time) on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such payment, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Lender for the amount of such payment; and provided, further that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such payment, Company shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such payment over the aggregate amount of such Revolving Loans, if any, which are so received.  In such event, each Revolving Lender’s payment to Administrative Agent for the account of such Issuing Lender pursuant to this subsection 3.3B shall be deemed payment in respect of its participation in such Letter of Credit and shall constitute an advance from such Revolving Lender in satisfaction of its participation obligation under subsection 3.1C.  Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B.  Any notice given by an Issuing Lender or Administrative Agent pursuant to this subsection 3.3B may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

C.            Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit.

(i)            Payment by Revolving Lenders.  In the event that Company shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any payment by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify Administrative Agent, which shall promptly notify each Revolving Lender of the unreimbursed amount of such honored drawing and of such Revolving Lender’s respective participation therein based on such Revolving Lender’s Pro Rata Share.  Each Revolving Lender (other than such Issuing Lender) shall make available to Administrative Agent an amount equal to its respective participation, in Dollars, in same day funds, at the Funding and Payment Office, not later than 1:00 P.M. (New York City time) on the Reimbursement Date or, in the event such Revolving Lender was not given such notice by Administrative Agent until after such time, 11:00 A.M. (New York City time) on the first Business Day after the date such Revolving Lender notified by Administrative Agent, and Administrative Agent shall make available to such Issuing Lender in Dollars, in same day funds, at the office of such Issuing Lender on such Business Day the aggregate amount of the payments so received by Administrative Agent.  In the event that any Revolving Lender fails to make available to Administrative Agent on such Business Day the amount of such Revolving Lender’s participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by such Issuing Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Issuing Lender in connection with the foregoing.  A certificate of Issuing Lender submitted to any Revolving Lender (through Administrative Agent) with respect to any amounts owing hereunder shall be conclusive absent manifest error.  Nothing in this subsection 3.3C shall be deemed to prejudice the right of Administrative Agent to recover, for the benefit of Revolving Lenders, from any Issuing Lender any amounts made available to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final and non-appealable judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payments were made by Revolving Lenders constituted gross negligence or willful misconduct on the part of such Issuing Lender.

(ii)           Distribution to Lenders of Reimbursements Received from Company.  In the event any Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any payment by such Issuing Lender under a Letter of Credit issued by it, and Administrative Agent or such Issuing Lender thereafter receives any payments in reimbursement of such payment under the Letter of Credit (whether directly from Company or otherwise, including proceeds of any cash collateral applied thereto by Administrative Agent), to the extent any such payment is received by such Issuing Lender, it shall distribute such payment to Administrative Agent, and Administrative Agent shall distribute to each other Revolving Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of all payments subsequently received by Administrative Agent or by such Issuing Lender from Company.  Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4C(iii).

(iii)          Return of Payments.  If any payment received by Issuing Lender or by Administrative Agent for the account of Issuing Lender pursuant to this subsection 3.3C is required to be returned under any of the circumstances described in subsection 10.11 (including pursuant to any settlement entered into by Issuing Lender in its sole and absolute discretion), each Revolving Lender shall pay to Administrative Agent for the account of Issuing Lender its Pro Rata Share thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  The obligations of Revolving Lenders under this subsection

3.3C(iii) shall survive the payment in full of the Obligations and the termination of this Agreement.

D.            Interest on Amounts Paid Under Letters of Credit

(i)            Payment of Interest by Company.  Company agrees to pay to Administrative Agent, with respect to payments under any Letters of Credit issued by any Issuing Lender, interest on the amount paid by such Issuing Lender in respect of each such payment from the date a drawing is honored to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans.  Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

(ii)           Distribution of Interest Payments by Administrative Agent.  Promptly upon receipt by Administrative Agent of any payment of interest pursuant to subsection 3.3D(i) with respect to a payment under a Letter of Credit, in the event such Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of such payment, Administrative Agent shall distribute to each Revolving Lender (including such Issuing Lender) that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of any interest received by Administrative Agent in respect of that portion of such payment so made by Revolving Lenders for the period from the date on which such Issuing Lender was so reimbursed to but excluding the date on which such portion of such payment is reimbursed by Company.  Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4C(iii).  Until each Revolving Lender has paid all amounts payable by it under subsection 3.3C(i) to reimburse Issuing Lender for any amount drawn under any Letter of Credit, such Lender’s Pro Rata Share of such interest shall be solely for the account of Issuing Lender.

3.4                               Obligations Absolute.

The obligation of Company to reimburse each Issuing Lender for payments under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

(i)            any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Revolving Lender or any other Person or, in the case of a Revolving Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(iii)          any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(iv)          any payment by the applicable Issuing Lender under any Letter of Credit against presentation of a draft, certificate or other document which does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable Issuing Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)           any adverse change in the business, operations, liabilities, properties, assets or financial condition of Company or any of its Subsidiaries;

(vi)          any breach of this Agreement or any other Loan Document by any party thereto;

(vii)         any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Company or any Loan Party; or

(viii)        the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final and non-appealable judgment of a court of competent jurisdiction).

Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Company’s instructions or other irregularity, Company will immediately notify the applicable Issuing Lender.  Company shall be conclusively deemed to have waived any such claim against Issuing Lender and its correspondents unless such notice is given as aforesaid.

3.5                               Nature of Issuing Lenders’ Duties.

Each Revolving Lender and Company agree that, in paying any drawing under a Letter of Credit, Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  As between Company and any Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any act or omission by a Government Authority, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to Company.  None of Issuing Lender, Administrative Agent, any of their respective Affiliates, and their and their respective Affiliates’ respective partners, directors, officers, employees, agents and advisors or any correspondent, participant or assignee of Issuing Lender shall be liable to any Revolving Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Requisite Class Lenders, as applicable; (b) any action taken or omitted in the absence of gross negligence or willful misconduct; or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or related Loan Document.  Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement or otherwise.  None of the Issuing Lenders, Administrative Agent, any of their respective Affiliates, and their and their respective Affiliates’ respective partners, directors, officers, employees, agents and advisors or any correspondent, participant or assignee of Issuing Lender shall be liable or responsible for any of the matters described in clauses (i) through (viii) of subsection 3.4; provided, however, that anything in such clauses to the contrary notwithstanding, Company may have a claim against Issuing Lender, and Issuing Lender may be liable to Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Company which Company proves (as determined by a final and non-appealable judgment of a court of competent jurisdiction) were caused by Issuing Lender’s willful misconduct or gross negligence or Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

Issuing Lender shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and Issuing Lender shall have all of the benefits and immunities (I) provided to Administrative Agent in Section 9 with respect to any acts taken or omissions suffered by Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and issuer documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 9 included Issuing Lender with respect to such acts or omissions, and (II) as additionally provided herein with respect to Issuing Lender.

3.6                               Additional Letter of Credit Provisions.

A.            Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any L/C Application and any other document, agreement and instrument entered into by an Issuing Lender and Company (or any Subsidiary of Company) or in favor of an Issuing Lender and relating to such Letter of Credit, the terms hereof shall govern and control.

B.            Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Company shall be obligated to reimburse the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit.  Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Company, and that Company’s business derives substantial benefits from the businesses of such Subsidiaries.

C.            Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any L/C Application or any other document, agreement and instrument entered into by an Issuing Lender and Company (or any Subsidiary of Company) or in favor of an Issuing Lender and relating to such Letter of Credit, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 4.         CONDITIONS TO LOANS AND LETTERS OF CREDIT

4.1                               Conditions to Effectiveness.

The effectiveness of this Agreement and the obligations of Lenders to make the Term Loans to be made on the date hereof pursuant to subsection 2.1A, are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction of the following conditions:

A.            Loan Party Documents.  On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Lenders (or to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender) the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i)            copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of incorporation or organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of incorporation or organization, each dated a recent date prior to the Closing Date;

(ii)           resolutions of the Governing Body or sole stockholder of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

(iii)          signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

(iv)          executed originals of the Loan Documents to which such Person is a party (except for any executed original Loan Documents that have been delivered to Administrative Agent prior to the Closing Date); and

(v)           such other documents as Administrative Agent or Lenders may reasonably request.

B.            Fees.  Company shall have paid to Administrative Agent for distribution (as appropriate) to Administrative Agent and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

C.            Corporate and Capital Structure; Ownership.

(i)            Corporate Structure.  The corporate organizational structure of Holdings and its Active Subsidiaries shall be as set forth on Schedule 4.1C annexed hereto.

(ii)           Capital Structure and Ownership.  The capital structure and ownership of Holdings and Company shall be as set forth on Schedule 4.1C annexed hereto.

(iii)          Management.  The management structure of Holdings and Company shall be as set forth on Schedule 4.1C annexed hereto.

D.            Representations and Warranties; Performance of Agreements; No Material Adverse Change.  Company shall have delivered to Administrative Agent an Officer’s Certificate, in form and substance reasonably satisfactory to Administrative Agent and Lenders, to the effect that (i) the representations and warranties in Section 5 are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date); provided that, if a representation or warranty is qualified as to materiality, the applicable materiality qualifier set forth above shall be disregarded with respect to such representation or warranty for purposes of this condition; (ii) that Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Administrative Agent and Lenders; provided that, if a covenant or condition is qualified as to materiality, the applicable materiality qualifier set forth above shall be disregarded with respect to such covenant or condition for purposes of this condition; and (iii) there shall have occurred since December 30, 2006, no material adverse change in the business, operations, liabilities, properties, assets or financial condition of Holdings, Company and its Subsidiaries, taken as a whole.

E.             Financial Statements.  On or before the Closing Date, Lenders shall have received from Company (i) a consolidated balance sheet of Holdings and its Subsidiaries as at March 31, 2007, prepared in accordance with GAAP, and (ii) projected financial statements consisting of consolidated balance sheets and statements of income of Holdings and its Subsidiaries for Fiscal Years 2007 through and including 2011 (it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond Company’s and Holdings’ control, and that no assurance can be given that the projections will be realized).

F.             Opinions of Counsel to Loan Parties.  Lenders shall have received originally executed copies of one or more favorable written opinions of Proskauer Rose LLP, counsel for Loan Parties, in form and substance reasonably satisfactory to Administrative Agent and Lenders, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit VIII annexed hereto and as to such other matters as Administrative Agent or Lenders may reasonably request (this Agreement constituting a written request by Company to such counsel to deliver such opinions to Lenders).

G.            Termination of Existing Credit Documents.  Administrative Agent and Lenders shall have received evidence satisfactory to them of the termination of the Existing Credit Documents, the repayment in full of all loans thereunder and the termination of all Liens granted thereunder (or the delivery of a payoff letter providing for the termination of such Liens, in form and substance reasonably satisfactory to the Administrative Agent and Lenders).

H.            Evidence of Insurance.  Administrative Agent shall have received a certificate from Company’s insurance broker or other evidence satisfactory to it and to Lenders that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

I.              Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc.  Except for exceptions to the following that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, Company shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and the continued operation of the business conducted by Company and its Subsidiaries in substantially the same manner as conducted prior to the Closing Date.  Each such Governmental Authorization and consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Authority to take action to set aside its consent on its own motion shall have expired.

J.             Completion of Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and Lenders shall be reasonably satisfactory in form and substance to Administrative Agent and Lenders, and Administrative Agent and Lenders shall have received all such counterpart originals or certified copies of such documents as Administrative Agent and Lenders may reasonably request.

K.            Closing Date Mortgages and Termination of Mortgages Securing Existing Credit Documents.  Administrative Agent shall have received from Company and each applicable Domestic Subsidiary (i) fully executed and notarized Closing Date Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions and (ii) with respect to each Closing Date Mortgaged Property, ALTA mortgagee title insurance policies assuring Administrative Agent that the applicable Closing Date Mortgages, create valid and enforceable First Priority mortgage Liens on the respective Closing Date Mortgaged Properties encumbered thereby, subject only to a standard survey exception, any Permitted Encumbrances, other Liens permitted hereunder and any matters of record relating to such Closing Date Mortgaged Property approved by Administrative Agent and Lenders, all of the foregoing in form and substance reasonably satisfactory to Administrative Agent and Lenders.  Administrative Agent and Lenders shall have received evidence satisfactory to them that the mortgages securing the obligations under the Existing Credit Documents shall have been released.

Without limiting the generality of the provisions of subsection 9.2C, for purposes of determining compliance with the conditions specified in this subsection 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.2                               Conditions to All Loans.

The obligation of each Lender to make its Loans on each Funding Date are subject to the following further conditions precedent:

A.            Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, a duly executed Notice of Borrowing or Notice of Borrowing (Swing Line), as the case may be, in each case signed by a duly authorized Officer of Company.

B.            As of that Funding Date:

(i)            the representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition;

(ii)           no event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing or Notice of Borrowing (Swing Line) that would constitute an Event of Default or a Potential Event of Default; and

(iii)          no order, judgment or decree of any arbitrator or Government Authority shall purport to enjoin or restrain such Lender from making the Loans to be made by it on that Funding Date.

C.            Except in respect of Incremental Term Loans, Administrative Agent shall have received before that Funding Date, the timely delivery of the most recent Borrowing Base Certificate (dated as contemplated in subsection 6.1(xii)) required to be delivered hereunder.

4.3                               Conditions to Incremental Term Loans.

The agreement, if any, of each Lender of Incremental Term Loans to make its Incremental Term Loans on each Funding Date is subject to the following further conditions precedent:

A.            On or before such Funding Date, Company shall deliver to such Lenders (or to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender) the following with respect to Company, each, unless otherwise noted, dated such Funding Date:

(i)            either (a) copies of the Organizational Documents of Company, certified by the Secretary of State of its jurisdiction of incorporation or organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of Company or (b) a certificate of the secretary of Company certifying that the Organizational Documents of Company have not been amended since the Closing Date, together with a good standing certificate from the Secretary of State of its jurisdiction of incorporation or organization, each dated a recent date prior to such Funding Date;

(ii)           resolutions of the Governing Body or sole stockholder of Company approving and authorizing the borrowing of the Incremental Term Loans to be borrowed on such Funding Date, certified as of such Funding Date by the secretary or similar officer of Company as being in full force and effect without modification or amendment;

(iii)          signature and incumbency certificates of the officers of Company executing the Loan Documents, if any, to be delivered by Company on such Funding Date;

(iv)          executed originals of the Loan Documents, if any, to be delivered by Company on such Funding Date; and

(v)           such other documents as Administrative Agent or Lenders may reasonably request.

B.            Lenders shall have received originally executed copies of one or more favorable written opinions of Proskauer Rose LLP, counsel for Loan Parties, or other counsel reasonably satisfactory to such Lenders, in form and substance reasonably satisfactory to such Lenders, dated as of such Funding Date and setting forth substantially the matters in the opinions designated in Exhibit VIII annexed hereto and as Lenders may reasonably request (this Agreement constituting a written request by Company to such counsel to deliver such opinions to Lenders).

C.            There shall have occurred since December 30, 2006, no material adverse change in the business, operations, liabilities, properties, assets or financial condition of Holdings, Company and its Subsidiaries, taken as a whole.

4.4                               Conditions to Letters of Credit.

The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

A.            On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

B.            On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed L/C Application (or a facsimile or .pdf copy thereof) in each case signed by a duly authorized Officer of Company, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

C.            On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

D.            Administrative Agent shall have received the timely delivery of the most recent Borrowing Base Certificate (dated as contemplated in subsection 6.1(xii)) required to be delivered hereunder.

SECTION 5.         COMPANY’S AND HOLDINGS’ REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce Revolving Lenders to purchase participations therein, Company and Holdings represent and warrant to Administrative Agent and each Lender:

5.1                               Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A.            Organization and Powers.  Each of Holdings and Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization as specified in Schedule 5.1 annexed hereto.  Each of Holdings and Company has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

B.            Qualification and Good Standing.  Each of Holdings and Company is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

C.            Subsidiaries.  As of the Closing Date, all of the Subsidiaries of Holdings and their jurisdictions of organization are identified in Schedule 5.1 annexed hereto.  The Capital Stock of each of the Subsidiaries of Holdings identified in Schedule 5.1 annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and non-assessable.  Each of the Subsidiaries of Holdings identified in Schedule 5.1 annexed hereto is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority could not reasonably be expected to result in a Material Adverse Effect.  As of the Closing Date, Schedule 5.1 annexed hereto correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in each of the Subsidiaries of Holdings identified therein, and said ownership interests are owned free and clear of all Liens.

5.2                               Authorization of Borrowing, etc.

A.            Authorization of Borrowing.  The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate or other organizational action on the part of each Loan Party that is a party thereto.

B.            No Conflict.  The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, the Organizational Documents of Holdings or any of its Subsidiaries or any order, injunction, writ, judgment or decree of any court or other Government Authority binding on Holdings or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date.

C.            Governmental Consents; Other Consents.  Except for such consents as are described on Schedule 5.2C attached hereto, the execution, delivery and performance by, or enforcement against, any Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any Governmental Authorization or consents of other Persons, except such as have been obtained on or before the Closing Date and which consents remain in full force and effect.

D.            Binding Obligation.  Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.3                               Financial Condition.

Company has heretofore delivered to Lenders, at Lenders’ request, the financial statements, reports and information described in subsection 4.1E.  All such statements and reports (other than the projected financial statements) were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements or reports, to changes resulting from audit and normal year-end adjustments and the absence of notes thereto.  Neither Holdings nor any of its Subsidiaries has any Contingent Obligation, contingent liability, long-term lease or unusual forward or long-term commitment (other than any obligations arising under the Loan Documents) that as of any Funding Date subsequent to the Closing Date, is not reflected in the most recent financial statements delivered to Lenders pursuant to subsection 6.1 or the notes thereto and that, in any such case, is material in relation to the business, operations, liabilities, properties, assets or financial condition of Holdings and its Subsidiaries, taken as a whole.

5.4                               No Material Adverse Change.

Since December 30, 2006, no event, change or circumstance has occurred either individually or in the aggregate that has resulted in or would reasonably be expected to result in a Material Adverse Effect.

5.5                               Title to Properties; Liens; Real Property; Intellectual Property.

A.            Title to Properties; Liens.  Holdings and its Subsidiaries have (i) good record and marketable fee simple title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective material properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, and in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7 and except for any deficiencies of title which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Except as permitted by subsection 7.2 of this Agreement, all such properties and assets are free and clear of Liens.

B.            Real Property.  As of the Closing Date, Schedule 5.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all real property leased by Holdings or any of its Subsidiaries as lessee.  Except as specified in Schedule 5.5B annexed hereto, as of the Closing Date, to the knowledge of the Loan Parties after due inquiry, each lease agreement governing a property listed in clause (ii) of the immediately preceding sentence is in full force and effect, and neither Holdings nor Company has knowledge of any default that has occurred and is continuing thereunder, except for any default which could not reasonably be expected to result in a Material Adverse Effect.

C.            Intellectual Property.  All Intellectual Property that is owned by Holdings or any of its Subsidiaries on the Closing Date are described on Schedule 5.5C annexed hereto.  As of the Closing Date, Holdings and its Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their respective businesses, except where the failure to own or have such right to use in the aggregate could not reasonably be expected to result in a Material Adverse Effect.  To the Knowledge of Holdings no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Holdings know of any valid basis for any such claim, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect.  To the Knowledge of Holdings, the use of such Intellectual Property by Holdings and its Subsidiaries does not infringe on the rights of any Person except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.6                               Litigation; Adverse Facts.

Schedule 5.6 annexed hereto sets forth, as of the Closing Date, all material Proceedings (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any court, arbitrator or arbitration panel or other Government Authority (excluding any Environmental Claims which are covered under subsection 5.13) that are pending or, to the Knowledge of Company, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.  Holdings and Company believe that none of the Proceedings listed on Schedule 5.6, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither Holdings nor any of its Subsidiaries (i) is in violation of any applicable laws (excluding any Environmental Laws which are covered under subsection 5.13) or regulations that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7                               Payment of Taxes.

All material Federal, state and other, if any, tax returns and reports of Holdings and its Subsidiaries required to be filed (including any applicable extensions) by any of them have been timely filed, and all Federal, state and other, if any, taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges (relating to Taxes) upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable except for those taxes, assessments, fees and other governmental charges (relating to Taxes) that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and (i) as to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of any such tax, assessment, fee or other governmental charge which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such tax, assessment, charge or claim.  Except for tax assessments described on Schedule 5.7 attached hereto, to the Knowledge of Company there is no proposed tax assessment against Holdings or any of its Subsidiaries in writing that is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings diligently conducted and as to which such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP, have been made or provided therefor.

5.8                               Performance of Agreements.

Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to result in a Material Adverse Effect.

5.9                               Governmental Regulation.

Neither Holdings nor any of its Subsidiaries is subject to regulation under the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may (i) limit its ability to incur Indebtedness or (ii) otherwise render all or any portion of the Obligations unenforceable except any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws or as otherwise disclosed herein.

5.10                        Securities Activities.

A.            Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

B.            Following application of the proceeds of each Loan or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

5.11                        Employee Benefit Plans.

A.            Except as could not reasonably be expected to result in a Material Adverse Effect, Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan (other than a Multiemployer Plan), and have performed all their obligations under each Employee Benefit Plan.

B.            No ERISA Events, or similar events in respect of any Foreign Plans, have occurred or are reasonably expected to occur that individually or in the aggregate could reasonably be expected to result in liabilities of Holdings or any of its Subsidiaries in excess of $2,500,000.

C.            As of the date hereof, except as could not reasonably be expected to result in a Material Adverse Effect, Holdings and its Subsidiaries have made full payment when due of all required contributions to any Foreign Plan.

5.12                        Certain Fees.

No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Company hereby defends and indemnifies Administrative Agent, Lenders and Issuing Lender against, and agrees that it will hold Administrative Agent, Lenders and Issuing Lender harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13                        Environmental Protection.

Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

(i)            neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law or (b) any Environmental Claim;

(ii)           neither Holdings nor any of its Subsidiaries has received any letter or other written request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §9604) or any comparable state law;

(iii)          there are and there have been no conditions, occurrences, or Releases that could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries;

(iv)          commencing at least ten years prior to the Closing Date, Company has maintained procedures for (a) tracking changes in applicable Environmental Laws and modifying operations to comply with new requirements thereunder, (b) providing hazard communication and other safety training to employees to comply with applicable Environmental Laws and updating such training as necessary, and (c) performing regular internal compliance audits of each Facility and ensuring correction of any incidents of non-compliance detected by means of such audits; and

(v)           Holdings and its Subsidiaries are in compliance with all applicable Environmental Laws.

5.14                        Employee Matters.

There is no strike or work stoppage in existence or to the Knowledge of Company threatened involving Holdings or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

5.15                        Solvency.

Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

5.16                        Matters Relating to Collateral.

A.            Governmental Authorizations.  No authorization, approval or other action by, and no notice to or filing with, any United States Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by the Collateral Documents and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.

B.            Absence of Third-Party Filings.  Except for filings naming Administrative Agent as secured party and the filings set forth on Schedule 5.16B annexed hereto and other Liens permitted hereunder, as of the Closing Date, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the IP Collateral is on file in any IP Filing Office.

C.            Margin Regulations.  The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

D.            Information Regarding Collateral.  All information supplied to Administrative Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

5.17                        Disclosure.

No representation or warranty of Holdings or any of its Subsidiaries contained in the Confidential Information Memorandum, in any Loan Document or in any other document, certificate or written statement furnished to Administrative Agent or Lenders by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement (other than projections, pro forma financial statements and information of a general economic nature) contains any untrue statement of a material fact or omits to state a material fact (to the Knowledge of Company, in the case of any document not furnished by it) necessary in order to make the statements collectively contained herein and therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.  There are no facts known (or which should upon the reasonable exercise of diligence be known) to Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

5.18                        Foreign Assets Control Regulations, Etc.

Neither the making of the Loans to, or issuance of a Letter of Credit on behalf of, Company nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  Without limiting the foregoing, neither Company nor any of its Subsidiaries or Affiliates (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person.  Company and its Subsidiaries and Affiliates are in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).

5.19                        Compliance with Laws.

Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Federal, state and local laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.20                        Taxpayer Identification Number.

As of the Closing Date, Company’s true and correct U.S. taxpayer identification number is 66-0201882.

SECTION 6.         COMPANY’S AND HOLDINGS’ AFFIRMATIVE COVENANTS

Company and Holdings each covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full in cash of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation or expiration of all Letters of Credit (or the issuance of “back-to-back” letters of credit in respect thereof, having terms and conditions reasonably satisfactory to the Issuing Lender), unless Requisite Lenders shall otherwise give prior express written consent, Company and Holdings each shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1                               Financial Statements and Other Reports.

Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP.  Company shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as Administrative Agent or any Lender shall reasonably require.  Company will deliver to Administrative Agent and, at any time when there are one or two Lender Groups, to Lenders:

(i)            Events of Default, etc.: promptly upon any Key Officer of Company or Holdings obtaining knowledge (a) of any condition or event that constitutes an Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default, (b) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2 or (c) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(ii)           Quarterly Financials: as soon as available and in any event within 45 days after the end of each Fiscal Quarter (other than the last Fiscal Quarter of each Fiscal Year), (a) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year or, in the case of consolidated balance sheets, the corresponding figures as of the end of the preceding Fiscal Year, all in reasonable detail and certified by the chief financial officer of Holdings that they fairly present, in all material respects, the consolidated financial condition of Holdings and its Subsidiaries, as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes and (b) a management’s discussion and analysis of the financial condition and results of operations of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter (it being understood that the delivery by Holdings of quarterly reports on Form 10-Q of Holdings and its consolidated Subsidiaries shall satisfy the requirements of this subsection 6.1(ii));

(iii)          Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a management’s discussion and analysis of the financial condition and results of operations of Holdings and its Subsidiaries for such Fiscal Year, and (c) a report thereon of Holdings’ independent certified public accountants of recognized national standing selected by Holdings and reasonably satisfactory to Administrative Agent, which report shall be unqualified, shall express no doubts, assumptions or qualifications concerning the ability of Holdings and its Subsidiaries to continue as a going concern, and shall state that such financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such financial statements has been made in accordance with GAAP (it being understood that the delivery by Holdings of annual reports on Form 10-K of Holdings and its consolidated Subsidiaries shall satisfy the requirement of this subsection 6.1(iii));

(iv)          Pricing and Compliance Certificates: together with each delivery of financial statements pursuant to subdivisions (ii) and (iii) above, (a) an Officer’s Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company or Holdings, as the case may be, has taken, is taking and proposes to take with respect thereto; and (b) solely in connection with financial statements delivered with respect to any Fiscal Quarter or Fiscal Year, a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period; in addition, on or before the 45th day following the end of each Fiscal Quarter, a Pricing Certificate demonstrating in reasonable detail the calculation of the Consolidated Leverage Ratio as of the end of the four Fiscal Quarter period then ended;

(v)           Accountants’ Certification: together with each delivery of consolidated financial statements pursuant to subdivision (iii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters (which statement may disclaim responsibility for legal interpretations), (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision (iv) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

(vi)          SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any national securities exchange, and (c) if Holdings no longer is required to file periodic reports and other information with the Securities and Exchange Commission, all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries;

(vii)         Litigation or Other Proceedings: promptly upon any Officer of Company or Holdings, as the case may be, obtaining knowledge of (a) the institution of, or non-frivolous threat of, any Proceeding against or affecting Company or any of its Subsidiaries or Holdings and its Subsidiaries, as the case may be, or any property of Company or any of its Subsidiaries or Holdings and its Subsidiaries, as the case may be, not previously disclosed in writing by Company to Lenders or (b) any material development in any Proceeding that, in any case:

(x)        if adversely determined, could reasonably be expected to result in a Material Adverse Effect; or

(y)       seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to Company or Holdings, as the case may be, to enable Lenders and their counsel to evaluate such matters;

(viii)        ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that could reasonably be expected to result in liability to Company or any of its Subsidiaries in excess of $2,500,000 a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(ix)           ERISA Notices: with reasonable promptness, copies of (a) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event that could reasonably be expected to result in liability to Company or any of its Subsidiaries in excess of $2,500,000; and (b) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan (including a Multiemployer Plan, if such documents, reports or filings have been received by Company or any Subsidiary of Company) as Administrative Agent shall reasonably request;

(x)            Financial Budgets: as soon as practicable and in any event within 90 days following the beginning of each Fiscal Year, a consolidated annual financial budget for such Fiscal Year (the “Financial Budget” for such Fiscal Year), including a budgeted consolidated balance sheet and budgeted consolidated statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Year and for each Fiscal Quarter of such Fiscal Year, together with a pro forma Compliance Certificate for such Fiscal Year and for each Fiscal Quarter of such Fiscal Year;

(xi)           New Subsidiaries: promptly upon (and in any event within five Business Days of) any Person becoming a Subsidiary of Company, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Company and (b) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to such Subsidiary (it being understood that such written notice shall be deemed to supplement Schedule 5.1 annexed hereto for all purposes of this Agreement);

(xii)          Borrowing Base Certificates: as soon as available and in any event within 20 Business Days after the last Business Day of each Fiscal Month ending after the Closing Date, a Borrowing Base Certificate dated as of the last Business Day of such Fiscal Month, together with any additional schedules and other information as Administrative Agent may reasonably request.  In addition to such monthly Borrowing Base Certificates, Company may from time to time deliver to Administrative Agent and Lenders on any Business Day after the last Business Day of each Fiscal Month an updated Borrowing Base Certificate dated as of such Business Day, together with any additional schedules and other information as Administrative Agent may reasonably request, and the most recent Borrowing Base Certificate described in this clause (xii) that is delivered to Administrative Agent shall be used in calculating the Borrowing Base as of any date of determination; and

(xiii)         Other Information: with reasonable promptness, such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by any Lender through Administrative Agent.

Company hereby acknowledges that (a) Administrative Agent will make available to Lenders and Issuing Lender materials and/or information provided by or on behalf of Company hereunder (collectively, “Company Materials”) by posting Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Company or its Affiliates or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Company hereby agrees that so long as Company is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering (I) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (II) by marking Company Materials “PUBLIC,” Company shall be deemed to have authorized Administrative Agent, Issuing Lender and the Lenders to treat such Company Materials as not containing any material non-public information with respect to Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in subsection 10.19); (III) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (IV) Administrative Agent shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.  Notwithstanding the foregoing to the contrary, Company shall be under no obligation to mark any Company Materials “PUBLIC.”

6.2                               Existence, etc.

Except as permitted under subsection 7.7, Company and Holdings each will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and good standing in the jurisdiction of incorporation or organization specified on Schedule 5.1 and all rights, privileges, permits, licenses and franchises material to its business; provided, however that neither Holdings nor any of its Subsidiaries shall be required to preserve any such existence (other than Holdings and Company), right, privilege, permit, license or franchise if the Governing Body of Holdings or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Holdings and its Subsidiaries taken as a whole and that the loss thereof is not disadvantageous in any material respect (i) to Holdings and its Subsidiaries taken as a whole or (ii) Lenders.

6.3                               Payment of Taxes and Claims; Tax.

A.            Company and Holdings each will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges or levies imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto unless non-payment thereof would not have a Material Adverse Effect; provided that no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the

Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such tax, assessment, charge or claim.

B.            Neither Company nor Holdings will, nor will either permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).

6.4                               Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds.

A.            Maintenance of Properties.  Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties and equipment used or useful in the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof as Company shall determine is reasonable or necessary in the exercise of its good faith commercial judgment. Company will, and will cause each of its Subsidiaries to, use the standard of care typical in the industry in the operation and maintenance of its properties and equipment.

B.            Insurance.  Company will maintain or cause to be maintained, with financially sound and reputable insurance companies (not Affiliates of any Loan Parties), such public liability insurance, third party property damage insurance, business interruption/business income insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance compatible with the following standards), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry.  Without limiting the generality of the foregoing, Company will maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System.  Each such policy of insurance shall (i) name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (ii) in the case of each business interruption/business income and casualty insurance policy, contain a standard mortgagee and lender loss payable clause or endorsement, reasonably satisfactory in form and substance to Administrative Agent, that names Administrative Agent for the benefit of Lenders as the loss payee thereunder and provides (if commercially generally available at usual and customary rates) for at least 30 days prior written notice to Administrative Agent of any modification or cancellation of such policy (it being understood that so long as no Event of Default shall have occurred and be continuing Company and its Subsidiaries have the right to negotiate claims under such policies in the first instance), in each case subject to subsection 6.4C.

C.            Application of Net Insurance/Condemnation Proceeds.

(i)            Business Interruption/Business Income Insurance.  No later than the third Business Day following receipt by Company or any of its Domestic Subsidiaries of any

business interruption/business income insurance proceeds constituting Net Insurance/Condemnation Proceeds, (a) so long as no Event of Default shall have occurred and be continuing, Company or such Domestic Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital or other general corporate purposes, and (b) if an Event of Default shall have occurred and be continuing, Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans as provided in subsections 2.4B and 2.4D.

(ii)           Other Net Insurance/Condemnation Proceeds.  No later than the third Business Day following receipt by Company or any of its Domestic Subsidiaries or by Administrative Agent as loss payee of any Net Insurance/Condemnation Proceeds other than from business interruption/business income insurance, Company shall either (a) prepay the Loans in an aggregate amount equal to such Net Insurance/Condemnation Proceeds or (b) so long as no Event of Default shall have occurred and be continuing, deliver to Administrative Agent an Officer’s Certificate setting forth (I) that portion of such Net Insurance/Condemnation Proceeds that Company or such Subsidiary intends to enter into a binding commitment to reinvest in equipment or other productive assets of the general type used in the business of Company and its Subsidiaries, which may include assets of the type in respect of which such Net Insurance/Condemnation Proceeds were received, within 360 days of such date of receipt and (II) the proposed use of such portion of the Net Insurance/Condemnation Proceeds and such other information with respect to such reinvestment as Administrative Agent may reasonably request, and Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such portion to such reinvestment purposes; provided that if at any time (A) an Event of Default shall have occurred and be continuing or (B) Company shall not have committed such Net Insurance/Condemnation Proceeds for application as provided in clause (b)(I) above, Administrative Agent, if it holds such Net Insurance/Condemnation Proceeds, is hereby authorized by Company to, and Company, if it or one of its Subsidiaries holds such Net Insurance/Condemnation Proceeds, shall, apply such Net Insurance/Condemnation Proceeds to prepay the Loans as provided in subsection 2.4B and subsection 2.4D.

6.5                               Inspection Rights; Lender Meeting.

A.            Inspection Rights.  Company and Holdings each shall, and shall cause each of its Subsidiaries to, permit any authorized representatives and independent contractors designated by Administrative Agent to visit and inspect any of the properties of Holdings or of any of its Subsidiaries, to inspect, copy and take extracts from its and their corporate, operating, financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their directors, officers and independent public accountants (subject to reasonable requirements of confidentiality, including requirements imposed by law, and provided that Company or Holdings may, if it so chooses, be present at or participate in any such discussion, all at the sole cost and expense of Company and Holdings).  To the extent practicable and so long as no Event of Default has occurred and is continuing, Administrative Agent agrees to use commercially reasonable efforts to coordinate and otherwise to conduct such visits and inspections so as to avoid creating unreasonable burdens upon management of Company and its Subsidiaries.

B.            Lender Meeting.  Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting (which may take the form of a videoconference or conference call) of Administrative Agent and Lenders once during each Fiscal Year to be held at Company’s principal offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

6.6                               Compliance with Laws, etc.

Company and Holdings each shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), non-compliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

6.7                               Environmental Matters.

A.            Environmental Disclosure.  Company and Holdings will deliver to Administrative Agent and Lenders:

(i)            Environmental Audits and Reports.  As soon as practicable following receipt thereof, copies of all material written environmental audits, investigations, analyses and reports in the possession of Company, Holdings or any of their Subsidiaries (or counsel to any of the foregoing), whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, Government Authority or any other Persons, with respect to (a) Environmental Claims asserted against Holdings, Company or any of their Subsidiaries and (b) any Release required to be reported by Holdings, Company or any of their Subsidiaries under any applicable Environmental Law to any Government Authority.

(ii)           Notice of Certain Releases, Remedial Actions, Etc.  Promptly upon becoming aware of the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported by Holdings, Company or any of their Subsidiaries to any Government Authority under any applicable Environmental Laws and (b) any action taken by Company, Holdings or any other Person pursuant to any Environmental Law in response to (I) any Release the existence of which could reasonably be expected to result in one or more material Environmental Claims against Holdings, Company or any of their Subsidiaries or (II) any Environmental Claims against Holdings, Company or any of their Subsidiaries, in each case which would reasonably be expected to result in a Material Adverse Effect.

(iii)          Written Communications Regarding Environmental Claims, Releases, Etc.  As soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims against Holdings, Company or any of their Subsidiaries which would reasonably be expected to result in a Material Adverse Effect and (b) any Release required to be reported by Holdings, Company or any of their Subsidiaries under any Environmental Law to any Government Authority.

B.            Company’s Actions Regarding Hazardous Materials Activities.  Company and Holdings each shall, in compliance with all applicable Environmental Laws, promptly undertake, and shall cause each of its Subsidiaries promptly to undertake, any and all permitting, investigations and abatement, cleanup, removal, remediation or other response actions to the extent Company, Holdings or any of their respective Subsidiaries is required to do so under any applicable Environmental Law to address any Release on, under, from or about any Facility.

6.8                               Execution of Guaranty and Personal Property Collateral Documents After the Closing Date.

A.            Execution of Guaranty and Personal Property Collateral Documents.  In the event that any Person becomes a Domestic Subsidiary of Company after the Closing Date, Company will promptly notify Administrative Agent of that fact and cause such Domestic Subsidiary to execute and deliver to Administrative Agent a counterpart of the Guaranty and Security Agreement and to take all such further actions and execute all such further documents and instruments as may be in the opinion of Administrative Agent desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all of the personal and mixed property assets of, and 65% of the Capital Stock of “first-tier” Foreign Subsidiaries (and zero percent of the Capital Stock of Foreign Subsidiaries that are not “first-tier” Foreign Subsidiaries) held by, such Domestic Subsidiary described in the applicable forms of Collateral Documents.  In addition, as provided in the Security Agreement, Company shall, or shall cause the Domestic Subsidiary that owns the Capital Stock of such Person to, execute and deliver to Administrative Agent a supplement to the Security Agreement and to deliver to Administrative Agent all certificates (if any) representing such Capital Stock of such Person (accompanied by irrevocable undated stock powers, duly endorsed in blank).

B.            Foreign Subsidiaries.  In the event that any Person becomes a Foreign Subsidiary of Company after the Closing Date, Company will promptly notify Administrative Agent of that fact and, if such Subsidiary is directly owned by Company or a Domestic Subsidiary, cause such Subsidiary to execute and deliver to Administrative Agent such documents and instruments and take such further actions as may be necessary, or in the reasonable opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on not more than 65% of the Capital Stock of such Foreign Subsidiary.

C.            Subsidiary Organizational Documents, Legal Opinions, Etc.  Company shall deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of such Subsidiary’s Organizational Documents, together with, if such Subsidiary is a Domestic Subsidiary, a good standing certificate from the Secretary of State of the jurisdiction of its organization and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iii) at the reasonable request of Administrative Agent, a favorable opinion of counsel to such Subsidiary, in form and substance satisfactory to Administrative Agent, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to Administrative Agent.

6.9                               Matters Relating to Additional Real Property Collateral.

From and after the Closing Date, in the event that (i) Company owns a fee interest in the Headquarters at any time on or after the first anniversary of the Closing Date, (ii) Company or any Domestic Subsidiary acquires any fee interest in domestic real property or any Material Leasehold Property with a fair market value in excess of $500,000 in the reasonable judgment of Company or otherwise material to the operations of Company and its Subsidiaries, taken as a whole, or (iii) at the time any Person becomes a Domestic Subsidiary, such Person owns or holds any fee interest in domestic real property or any Material Leasehold Property with a fair market value in excess of $500,000 in the reasonable judgment of Company or otherwise material to the operations of Company and its Subsidiaries, taken as a whole, in the case of clause (ii) above excluding any such Real Property Asset the encumbrancing of which requires the consent of any applicable lessor or (in the case of clause (ii) above) then-existing senior lien holder, where Company and its Subsidiaries have attempted in good faith, but are unable, to obtain such lessor’s or senior lien holder’s consent (any such non-excluded Real Property Asset described in the foregoing clauses (i) - (iii) being an “Additional Mortgaged Property”), Company or such Domestic Subsidiary shall deliver to Administrative Agent, as soon as practicable (and in any event within 30 days) after such Person acquires such Additional Mortgaged Property or becomes a Domestic Subsidiary, or on the first anniversary of the Closing Date, in the case of the Headquarters, as the case may be, a fully executed and notarized mortgage (an “Additional Mortgage”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Additional Mortgaged Property; and such opinions related thereto, Phase I environmental site assessment reports that may be reasonably required by Administrative Agent, an Additional Mortgage Policy and evidence reasonably satisfactory to Administrative Agent that the relevant Loan Party has (a) delivered to the Title Company all certificates and affidavits reasonably and customarily required by the Title Company in connection with the issuance of the Additional Mortgage Policy and (b) paid to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company in connection with the issuance of the Additional Mortgage Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the applicable Additional Mortgage in the appropriate real estate records.

6.10                        Deposit Accounts and Securities Accounts.

Company shall, and shall cause each of its Domestic Subsidiaries to, use and maintain its Deposit Accounts and Securities Accounts in a manner reasonably satisfactory to Administrative Agent.  Company shall not permit such Deposit Accounts (excluding Deposit

Accounts used solely for payroll purposes) and Securities Accounts at any time to have a principal balance in excess of $750,000 in the aggregate unless Company or such Domestic Subsidiary, as the case may be, has (i) executed and delivered to Administrative Agent a Control Agreement (other than in respect of Deposit Accounts maintained with Administrative Agent), and (ii) taken all other steps necessary or, in the opinion of Administrative Agent, desirable to ensure that Administrative Agent has a perfected security interest in such account; provided that, if Company or such Domestic Subsidiary is unable to obtain a Control Agreement from the financial institution at which the Deposit Account or Securities Account is maintained, Company shall, or shall cause such Domestic Subsidiary to, within 30 days after opening such Deposit Account or Securities Account, transfer all amounts in the applicable account to an account maintained at a financial institution from which Company or such Domestic Subsidiary has obtained a Control Agreement covering such account.

6.11                        Equitable Lien in Favor of Lenders.

If Company or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

6.12                        Collateral Records.

Company shall, and shall cause each of its Domestic Subsidiaries to, execute and deliver promptly to Administrative Agent, from time to time, solely for Administrative Agent’s convenience in maintaining a record of the Collateral, such written statements and schedules as Administrative Agent may reasonably require designating, identifying or describing the Collateral.  The failure by Company or any other Loan Party, however, to promptly give Administrative Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Collateral Documents.

SECTION 7.         COMPANY’S AND HOLDINGS’ NEGATIVE COVENANTS

Company and Holdings each covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation or expiration of all Letters of Credit (or the issuance of “back-to-back” letters of credit in respect thereof, having terms and conditions reasonably satisfactory to the Issuing Lender), unless Requisite Lenders shall otherwise give prior written consent, Company and Holdings each shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1                               Indebtedness.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i)            Company may become and remain liable with respect to the Obligations;

(ii)           Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

(iii)          Company and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases, Indebtedness secured by Liens permitted under subsection 7.2A(ii) and other Indebtedness incurred or assumed in connection with a Permitted Acquisition in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(iv)          Company may become and remain liable with respect to Indebtedness to any Subsidiary Guarantor, and any Subsidiary Guarantor may become and remain liable with respect to Indebtedness to Company or any Subsidiary Guarantor; provided that (a) a security interest in all such intercompany Indebtedness shall have been granted to Administrative Agent for the benefit of Lenders and (b) if such intercompany Indebtedness is evidenced by a promissory note or other instrument, such promissory note or instrument shall have been pledged to Administrative Agent pursuant to the Security Agreement;

(v)           Foreign Subsidiaries of Company may become and remain liable with respect to other Indebtedness to finance working capital and otherwise in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(vi)          Company and Subsidiary Guarantors may become and remain liable with respect to other Indebtedness in an aggregate principal amount, taken together with all Indebtedness outstanding under subsections (iii) and (v) of this subsection 7.1, not to exceed $25,000,000 at any time outstanding;

(vii)         Indebtedness outstanding on the Closing Date and listed on Schedule 7.1 annexed hereto, and any refinancing, refunding, renewal or extension thereof; provided that (a) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (b) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(viii)        Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted under clause (iv) of subsection 7.2A in an aggregate principal amount not to exceed $2,500,000 at any one time outstanding; and

(ix)           Indebtedness issued to insurance companies to finance insurance premiums payable to such insurance companies in connection with insurance policies purchased by Company or any of its Subsidiaries in the ordinary course of business.

7.2                               Liens and Related Matters.

A.            Prohibition on Liens.  Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or authorize or otherwise consent to the filing of any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

(i)            Permitted Encumbrances;

(ii)           Liens on any asset (including Capital Stock of Subsidiaries) existing at the time of acquisition of such asset by Company or a Subsidiary, Liens to secure the payment of all or any part of the purchase price of an asset upon the acquisition of such asset by Company or a Subsidiary or to secure any Indebtedness permitted hereby incurred by Company or a Subsidiary at the time of or within ninety days after the acquisition of such asset, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or Liens assumed in connection with a Permitted Acquisition and Liens on assets of a Person that becomes a direct or indirect Subsidiary of Company after the date of this Agreement in a Permitted Acquisition; provided, however, that the Lien shall apply only to the asset so acquired and proceeds thereof; provided further, that the aggregate principal amount of Indebtedness secured by such Liens shall at no time exceed $25,000,000;

(iii)          Liens described in Schedule 7.2A annexed hereto and any replacement Liens securing any replacement of Indebtedness secured, as of the Closing Date, by the Liens described in Schedule 7.2A, provided that such replacement Liens shall only apply to the assets subject, as of the Closing Date, to the Liens described in Schedule 7.2A and the aggregate principal amount of such replacement Indebtedness shall not at any time exceed the Indebtedness secured, as of the Closing Date, by the Liens described in Schedule 7.2A;

(iv)          Other Liens securing Indebtedness or other obligations in an aggregate amount not to exceed $2,500,000 at any time outstanding; and

(v)           Exclusive Licenses with respect to Intellectual Property granted to third parties in accordance with subsection 7.7.

Notwithstanding the foregoing, (1) Company and its Domestic Subsidiaries shall not enter into, or suffer to exist, any control agreements (as such term is defined in the UCC), other than Control Agreements entered into pursuant to subsection 6.10 of the Security Agreement, and (2) Company shall not create, incur, assume or permit to exist any Lien on or with respect to the Headquarters or any income or profits therefrom (other than non-consensual Permitted Encumbrances arising by operation of law).

B.            No Further Negative Pledges.  Neither Company nor any of its Subsidiaries shall enter into any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except (i) any agreement evidencing a sale or other disposition of assets, as to the assets being sold, (ii) with respect to customary non-assignment or no-subletting clauses in leases or other contracts entered into in the ordinary course of business, (iii) any agreement evidencing Indebtedness secured by Liens permitted by subsection 7.2A(ii), as to the assets securing such Indebtedness, (iv) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and the proceeds thereof), (v) any agreements governing Indebtedness of any Foreign Subsidiary permitted by subsection 7.1(v) (in which case, any such prohibition or limitation shall only be effective against the assets of such Foreign Subsidiary and its Subsidiaries), (vi) customary provisions in joint venture agreements and similar agreements that restrict transfer of assets of, or equity interests in, joint ventures, (vii) licenses or sublicenses by Company and its Subsidiaries of Intellectual Property in the ordinary course of business (in which case any prohibition or limitation shall only be effective against the Intellectual Property subject thereto), (viii) prohibitions and limitations in effect on the date hereof and listed on Schedule 7.2B, (ix) prohibitions and limitations arising by operation of law, (x) any agreement in effect at the time a Person becomes a Subsidiary of Company, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary of Company and (xi) any prohibitions and limitations imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents, of Indebtedness permitted under the Loan Documents (including, without limitation, under this subsection 7.2B), so long as such prohibitions and limitations are not more onerous on the Company or any of its Subsidiaries than those contained in such Indebtedness prior to such amendment or refinancing.

C.            No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries.  Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual contractual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company, except (a) as provided in this Agreement and the other Loan Documents, (b) as may be provided in an agreement with respect to a sale or other disposition of assets, (c) in agreements evidencing a Capital Lease or Indebtedness secured as permitted by subsection 7.2A(ii) that impose restrictions on the property so acquired, (d) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, Joint Venture agreements and similar agreements entered into in the ordinary course of business, (e) Permitted Encumbrances, (f) customary net worth provisions contained in real property leases entered into by Company or any of its Subsidiaries so long as such net worth provisions could not reasonably be expected to impair materially the ability of the Loan Parties to meet their ongoing obligations under this Agreement or any of the other Loan Documents, (g) any restriction with respect to Foreign Subsidiaries contained in the agreements governing Indebtedness permitted by subsection 7.1(v), (h) with respect to clause (iv) only, (I) agreements described in clauses (iv)-(viii) of subsection 7.2B, to the extent set forth in such clauses and (II) restrictions with respect to the transfer of any asset contained in an agreement that has been entered into in connection with the disposition of such asset permitted hereunder, (i) encumbrances and restrictions arising by operation of law, (j) any agreement in effect at the time a Person becomes a Subsidiary of Company, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary of Company and (k) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents, of Indebtedness permitted under the Loan Documents (including, without limitation, under this subsection 7.2C), so long as such encumbrances and restrictions are not more onerous on the Company or any of its Subsidiaries than those contained in such Indebtedness prior to such amendment or refinancing.

7.3                               Investments; Acquisitions.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock of any Person, or any division or line of business of any Person except:

(i)            Company and its Subsidiaries may make and own Investments in Cash and Cash Equivalents;

(ii)           (a) Company and Subsidiary Guarantors may make and own Investments in Company and Subsidiary Guarantors, (b) Subsidiaries of Company may make and own Investments in Company or any Subsidiary Guarantor, (c) Company and Subsidiary Guarantors may make Investments of Foreign Intellectual Property in Foreign Subsidiaries and (d) Foreign Subsidiaries of Company may make and own Investments in other Foreign Subsidiaries of Company;

(iii)          Company and its Subsidiaries may make Consolidated Capital Expenditures permitted by subsection 7.8;

(iv)          Company and its Subsidiaries may continue to own the Investments owned by them on the Closing Date (or contractually committed on the Closing Date to be made by them) and described in Schedule 7.3 annexed hereto;

(v)           Company and Subsidiary Guarantors may make Investments used or useful in the business of Company and Subsidiary Guarantors (including Capital Stock and including Capital Stock of Subsidiaries formed in connection with any such Investment) having a fair market value not in excess of $75,000,000 in the aggregate and continue to own such Investments after the acquisition thereof; provided that (a) no Potential Event of Default or Event of Default shall have occurred and be continuing at the time such acquisition occurs or after giving effect thereto, (b) Company shall, and shall cause its Domestic Subsidiaries to, comply no later than ten Business Days (or such longer period specified in subsection 6.9) after the consummation of any such acquisition (or such later date as may be agreed to by Administrative Agent in its sole discretion) with the requirements of subsections 6.8 and 6.9, as applicable, with respect to each such acquisition, (c) after giving effect to any such acquisition and the related adjustments (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis reasonably acceptable to Administrative Agent with respect to, among other things, cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Company) as determined in writing by the Governing Body of Company, as if such acquisition had occurred on the first day of the most recent twelve-month period for which Company’s results of operations are available, Company would be in compliance with the covenants set forth in subsection 7.6, and Company has delivered to Administrative Agent an Officer’s Certificate so stating and attaching financial information and calculations in form and substance reasonably satisfactory to Administrative Agent required to confirm such statement, and (d) to the extent that such Investments have a fair market value in excess of $25,000,000 in the aggregate, such Investments shall only be made from the proceeds of Incremental Term Loans which proceeds are applied to such Investments within 10 Business Days of the borrowing thereof;

(vi)          Company and its Subsidiaries may make additional Investments in their respective Foreign Subsidiaries; provided that (a) the amount of all such Investments constituting equity Investments, together with all Investments permitted under subclause (b) of this subsection 7.3(vi), does not exceed $10,000,000 in the aggregate and (b) in the case of such Investments constituting intercompany Indebtedness, (I) the amount of all such Investments, together with all Investments permitted under subclause (a) of this subsection 7.3(vi), does not exceed $10,000,000 in aggregate principal amount at any time outstanding, (II) a security interest in all such intercompany Indebtedness owed to Company or any Domestic Subsidiary shall have been granted to Administrative Agent for the benefit of Lenders and (III) if such intercompany Indebtedness is evidenced by a promissory note or other instrument in favor of Company or any Domestic Subsidiary, such promissory note or instrument shall have been pledged to Administrative Agent pursuant to the Security Agreement; provided further that the aggregate amount of Investments permitted under this subsection 7.3(vi) together with the aggregate amount of Contingent Obligations permitted under subsection 7.4(vii) shall at no time exceed $10,000,000;

(vii)         Company and its Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time the sum of $2,000,000;

(viii)        Company may acquire and hold obligations of one or more officers or other employees of Company or its Subsidiaries (a) in connection with such officers’ or employees’ acquisition of shares of Holdings’ Capital Stock, so long as no cash is actually advanced by Company or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations or (b) otherwise not in excess of $2,500,000 at any one time outstanding;

(ix)           Company and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any Asset Sale permitted by subsection 7.7; and

(x)            Company and its Subsidiaries may acquire Securities in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Company or any of its Subsidiaries or as security for any such Indebtedness or claim.

7.4                               Contingent Obligations.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(i)            Subsidiaries of Company may become and remain liable with respect to Contingent Obligations in respect of the Guaranty;

(ii)           Company may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit;

(iii)          Company may become and remain liable with respect to Contingent Obligations under (a) Lender Swap Agreements and (b) Hedge Agreements entered into for the sole purpose of mitigating the currency exposure risks of Company and its Subsidiaries;

(iv)          Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales or dispositions of assets;

(v)           Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations under performance guarantees relating to ordinary course of business contractual obligations (other than contractual obligations to repay Indebtedness) of Company or any of its Subsidiaries otherwise permitted hereunder;

(vi)          Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Company or any of its Subsidiaries permitted by subsection 7.1(iii);

(vii)         Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Foreign Subsidiaries permitted by subsection 7.1(v); provided that the aggregate amount of Contingent Obligations permitted under this subsection 7.4(vii) together with the aggregate amount of Investments permitted under subsection 7.3(vi) shall at no time exceed $10,000,000;

(viii)        Company and Subsidiary Guarantors may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Company or any Subsidiary Guarantor permitted by subsection 7.1(vi); and

(ix)           Company and its Subsidiaries may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $1,000,000.

7.5                               Restricted Junior Payments.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that (i) Company may make Restricted Junior Payments to Holdings (a) to the extent necessary to permit Holdings to (I) pay the franchise fees or similar Taxes and fees required to maintain its corporate existence, (II) discharge the consolidated (or a unitary or combined state and local) Tax liabilities of Holdings and its Subsidiaries and (III) pay Taxes which are not determined by reference to income, but which are imposed on Holdings as a result of Holdings’ direct or indirect ownership of the equity of the Company, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose, (b) in an aggregate amount not to exceed $5,000,000 in any Fiscal Year, to the extent necessary to permit Holdings to pay general administrative costs and expenses and (c) so long as no Event of Default shall have occurred and be continuing or shall be caused thereby, in an aggregate amount not to exceed $2,000,000 in any Fiscal Year, with unused amounts being available in future Fiscal Years, to the extent necessary to permit Holdings to repurchase shares of Capital Stock of Holdings (or options or warrants to acquire Capital Stock of Holdings) from employees of Company (other than pursuant to a Stock Repurchase) and (ii) Company may make Restricted Junior Payments to Holdings to the extent necessary to permit one or more Stock Repurchases; provided that (a) the aggregate amount of such Stock Repurchases shall not exceed $25,000,000 in the aggregate for all such Stock Repurchases on or after the Closing Date; (b) the Consolidated Leverage Ratio as at the last day of the immediately preceding Fiscal Quarter, after giving effect to any such Stock Repurchase and any other Stock Repurchases since the end of such Fiscal Quarter, in each case, as though such Stock Repurchases had been made on the last day of such Fiscal Quarter, is less than 3.50:1:00; and (c) after giving effect to any such Stock Repurchase, the Revolving Loan Commitment then in effect would exceed the Total Utilization of Revolving Loan Commitments by not less than $25,000,000.

7.6                               Financial Covenants.

A.            Minimum Fixed Charge Coverage Ratio.  Company shall not permit the ratio as of the last day of any Fiscal Quarter ending on or after the Closing Date of (i) Consolidated

EBITDA minus Consolidated Capital Expenditures that are unfinanced or financed with proceeds of the Loans and, in each case, incurred during the relevant period, to (ii) Consolidated Fixed Charges for the period of four consecutive Fiscal Quarters ending on the last day of such Fiscal Quarter to be less than 1.25 -to- 1.00.

B.            Maximum Leverage Ratio.  Company shall not permit the Consolidated Leverage Ratio as of the last day of any Fiscal Quarter ending on or after the Closing Date to exceed 4.00 -to- 1.00.

C.            Basis of Calculations.

With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this subsection 7.6, Consolidated EBITDA and the components of Consolidated Fixed Charges shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis reasonably acceptable to Administrative Agent with respect to, among other things, cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Company) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Company and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates that would have been applicable to such Indebtedness during such period).

7.7                               Restriction on Fundamental Changes; Asset Sales.

Neither Holdings nor Company shall, nor shall either of them permit any of their respective Subsidiaries to, alter the legal structure of Holdings, Company or any of their respective Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sublease (as lessor or sublessor), transfer, grant licenses in respect of, or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(i)            so long as no Potential Event of Default or Event of Default exists or would result therefrom, any Subsidiary of Company may be merged with or into Company or any Subsidiary Guarantor that is a Wholly Owned Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Subsidiary Guarantor that is a Wholly Owned

Subsidiary; provided that, in the case of such a merger, Company or such Subsidiary Guarantor shall be the continuing or surviving Person;

(ii)           so long as no Event of Default exists or would result therefrom, Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that, other than in the case of promotional or employee discounts granted in the ordinary course of business, the consideration received for such assets shall be in an amount Company reasonably believes to be at least equal to the fair market value thereof;

(iii)          so long as no Event of Default exists or would result therefrom, Company and its Subsidiaries may sell or otherwise dispose of obsolete, worn out or surplus property in the ordinary course of business;

(iv)          so long as no Potential Event of Default or Event of Default exists or would result therefrom, Company and its Subsidiaries may (a) dispose of the Headquarters, (b) dispose of assets to Subsidiary Guarantors that are Wholly Owned Subsidiaries, and (c) make other Asset Sales of assets having an aggregate fair market value, for all such assets subject to Asset Sales in any Fiscal Year, not in excess of the greater of (I) $10,000,000 or (II) 5% of the fair market value of all assets of Company and its Subsidiaries, as determined by Company in good faith as of the last day of the most recently ended Fiscal Year; provided that, in the case of each of the foregoing clauses (a) - (c), (x) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (y) not less than 70% of the consideration received shall be Cash; and (z) the proceeds of such Asset Sales shall be applied as and to the extent required by subsection 2.4B(iii)(a) or subsection 2.4D; provided, further, that the aggregate fair market value of all Intellectual Property subject to Asset Sales shall not exceed $5,000,000 in any Fiscal Year;

(v)           so long as no Event of Default exists or would result therefrom, (a) in order to resolve disputes that occur in the ordinary course of business, Company and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes, accounts receivable, contract rights or commercial tort claims and (b) Company and its Subsidiaries may sell receivables in the ordinary course of business, on a non-recourse basis, and at a reasonable discount, for the purpose of improving the collectibility thereof; provided that the aggregate amount of receivables sold in reliance on this subclause (v) in any Fiscal Year shall not exceed 5% of the receivables of Company and its Subsidiaries as at the last day of the immediately preceding Fiscal Year;

(vi)          so long as no Potential Event of Default or Event of Default exists or would result therefrom, Company or a Subsidiary may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if required by applicable law;

(vii)         so long as no Potential Event of Default or Event of Default exists or would result therefrom, any Person (other than Company) may be merged with or into any Subsidiary if the acquisition of the Capital Stock of such Person by such Subsidiary would have been permitted pursuant to subsection 7.3; provided that (a) if a Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Subsidiary and complies with the provisions of subsection 6.8 and (b) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto;

(viii)        so long as no Event of Default exists or would result therefrom, Company and its Subsidiaries may make Investments permitted under subsection 7.3;

(ix)           so long as no Event of Default exists or would result therefrom, Company and its Subsidiaries may sell inventory in the ordinary course of business;

(x)            so long as no Event of Default exists or would result therefrom, the disposition of cash or Cash Equivalents in the ordinary course of business;

(xi)           so long as no Event of Default exists or would result therefrom, the license or sub-license of Intellectual Property in the ordinary course of business; provided that any such license which is exclusive (a) is not for a period of more than 15 years and (b) does not provide for the payment of advances on royalties (or any similar payments) in an aggregate amount, for all such payments in respect of a particular exclusive license, exceeding $5,000,000 unless the Net Asset Sale Proceeds thereof are applied to the prepayment of Term Loans pursuant to Section 2.4B(ii)(b);

(xii)          so long as no Potential Event of Default or Event of Default exists or would result therefrom, a disposition consisting of a sublease of real property, which disposition does not result in the creation of any Lien other than Liens described in clause (viii) of the definition of Permitted Encumbrances;

(xiii)         so long as no Potential Event of Default or Event of Default exists or would result therefrom, dispositions consisting of Restricted Junior Payments permitted by subsection 7.5;

(xiv)        so long as no Potential Event of Default or Event of Default exists or would result therefrom, dispositions of assets pursuant to sale and lease back transactions permitted pursuant to subsection 7.10; and

(xv)         so long as no Potential Event of Default or Event of Default exists or would result therefrom, Company and Subsidiary Guarantors may sell Foreign Intellectual Property to Foreign Subsidiaries.

7.8                               Consolidated Capital Expenditures.

Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures (excluding expenditures made or committed to be made within 30 Business Days of the making of an Incremental Term Loan and funded directly by the proceeds of such Incremental Term Loan), in any Fiscal Year, in an aggregate amount in excess of $10,000,000.00 (the “Maximum Consolidated Capital Expenditures Amount”); provided that the Maximum Consolidated Capital Expenditures Amount for any period shall be increased by an amount equal to the excess, if any, of the Maximum Consolidated Capital Expenditures

Amount for the previous period (without giving effect to any adjustment in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous period; provided, further that in no event shall the amount of such increase exceed 50% of the Maximum Consolidated Capital Expenditures Amount for such previous period (prior to any adjustment in accordance with this proviso).  The Maximum Consolidated Capital Expenditures Amount permitted to be made in respect of any Fiscal Year shall be increased, after the consummation of any Permitted Acquisition, in an amount equal to 110% of the average annual amount of capital expenditures made by the Person or business so acquired, as shown in the financial statements of such Person or business, during the two fiscal years preceding such acquisition.

7.9                               Transactions with Shareholders and Affiliates.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of Capital Stock of Company or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons which are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to:

(i)            any transaction between (a) Company and any Subsidiary Guarantor that is a Wholly Owned Subsidiary or between any Subsidiary Guarantors that are Wholly Owned Subsidiaries or (b) Subsidiaries each of which is a Foreign Subsidiary;

(ii)           reasonable fees paid to members of the Governing Bodies of Company and its Subsidiaries, provided that such members are not employees, Affiliates (other than non-employee directors of any Loan Party), or employees of Affiliates of Company, Holdings or any Equity Investor;

(iii)          indemnification payments to officers or directors of Company or any of its Subsidiaries;

(iv)          transactions described on Schedule 7.9 annexed hereto;

(v)           any Restricted Junior Payment or Investment otherwise permitted hereby; and

(vi)          reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health insurance, stock option and benefit plans) and indemnification arrangements, in each case approved by the Governing Body of Company or the applicable Subsidiary, as the case may be.

7.10                        Sales and Lease-Backs.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, that Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Subsidiaries); provided that Company and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease (other than a lease of the Headquarters covering any period of time after the 6-month anniversary of the Closing Date) if and to the extent that Company or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease, and such transaction would be permitted, under subsection 7.1, assuming the sale and lease back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale; provided, further, that the proceeds of any such sales and lease-back transaction shall be applied to repay the Loans in accordance with subsection 2.4B(iii)(a).

7.11                        Conduct of Business.

From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Company and its Subsidiaries on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

7.12                        Fiscal Year.

Neither Company nor Holdings shall change its Fiscal Year-end.

SECTION 8.         EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

8.1                               Failure to Make Payments When Due.

Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Company to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement within five Business Days after the date due; or

8.2                               Default in Other Agreements.

(i)            Failure of Holdings, Company or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations in an aggregate principal amount of $2,500,000 or more, in each case beyond the end of any grace period provided therefor; or

(ii)           Breach or default by Holdings, Company or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

8.3                               Breach of Certain Covenants.

Failure of Company to perform or comply with any term or condition contained in subsection 2.5, 6.1 (other than clause (xii) thereof) or 6.2 or Section 7 of this Agreement; or

8.4                               Breach of Warranty.

Any representation, warranty, certification or other statement made by or on behalf of Holdings, Company or any of their respective Subsidiaries in any Loan Document or in any statement or certificate at any time given by or on behalf of Holdings, Company or any of their respective Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false, incorrect or misleading in any material respect on the date as of which made; or

8.5                               Other Defaults Under Loan Documents.

Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied to the reasonable satisfaction of the Requisite Lenders, or waived, within 30 days after the earlier of (i) receipt by Company of notice from Administrative Agent of such default or (ii) the first date upon which any Key Officer of any Loan Party obtained Knowledge thereof; or

8.6                               Involuntary Bankruptcy; Appointment of Receiver, etc.

(i)            A court having jurisdiction shall enter a decree or order for relief in respect of Holdings, Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

(ii)           an involuntary case shall be commenced against Holdings, Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction, for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings, Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7                               Voluntary Bankruptcy; Appointment of Receiver, etc.

(i)            Holdings, Company or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings, Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or

(ii)           Holdings, Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Holdings, Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8                               Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $2,500,000.00, in either case to the extent not adequately covered by insurance as to which a solvent insurance company has acknowledged coverage, shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9                               Dissolution.

Any order, judgment or decree shall be entered against Holdings, Company or any of its Subsidiaries decreeing the dissolution or split up of Holdings, Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10                        Employee Benefit Plans.

There shall occur one or more ERISA Events or similar events in respect of any Foreign Plans, that individually or in the aggregate result in or would reasonably be expected, individually or in the aggregate, to result in a current liability of Company and its Subsidiaries in excess of $2,500,000; or

8.11                        Change in Control.

A Change in Control shall have occurred; or

8.12                        Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations.

At any time after the execution and delivery thereof, (i) any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral purported to be covered by the Collateral Documents, in each case for any reason other than in accordance with a release of Collateral contemplated by the Loan Documents the failure of Administrative Agent or any Lender to take any action within its control, and except to the extent that such loss is covered by a lenders title insurance policy as to which the insurer has been notified of such loss and does not deny coverage, and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, provided that it shall not be an Event of Default under this clause (ii) if, solely as a result of the occurrence of one or more of the events described in this clause (ii), the Administrative Agent shall not have or shall cease to have a legal, valid and perfected security interest, with the priority required under the Collateral Documents, in Collateral with a fair market value less than $250,000 in the aggregate, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document or any provision thereof to which it is a party; or

8.13                        Conduct of Business By Holdings.

Holdings shall (i) engage in any business or (ii) own any material assets other than (a) the Capital Stock of Company and (b) Cash and Cash Equivalents or (iii) have any Indebtedness, Liens (other than Permitted Encumbrances) or Contingent Obligations other than (a) under the Guaranty or the Security Agreement and (b) customary indemnifications of officers and directors:

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7 with respect to Company, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Revolving Lenders under subsection 3.3C(i) or the obligations of Revolving Lenders to purchase assignments of any unpaid Swing Line Loans as provided in subsection 2.1A(iii).  In addition to the other rights and remedies afforded to Administrative Agent in this Section 8, upon the occurrence of an Event of Default, Administrative Agent, on behalf of the Lenders, at the direction of the Required Lenders, may require that (I) Company Cash Collateralize the Letter of Credit Usage (in an amount equal to the then outstanding amount thereof) and (II) exercise on behalf of itself, Lenders and Issuing Lender all rights and remedies available to it, Lenders and Issuing Lenders under the Loan Documents, at law or in equity.

Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Security Agreement and shall be applied as therein provided.

SECTION 9.         ADMINISTRATIVE AGENT

9.1                               Appointment.

A.            Appointment of Administrative Agent.  Bank of America, N.A. is hereby appointed Administrative Agent hereunder and under the other Loan Documents.  Each Lender and Issuing Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents.  Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of Administrative Agent, Lenders and Issuing Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1D) shall act solely as an agent of Lenders and Issuing Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any other Loan Party.

B.            Appointment of Collateral Agent.  Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and Issuing Lender hereby irrevocably appoints and authorizes Administrative Agent to act as the agent of such Lender and Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by Administrative Agent pursuant to subsection 9.2C or otherwise for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of Administrative Agent), shall be entitled to the benefits of all provisions of this Section 9, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto.

C.            Appointment of Supplemental Collateral Agents.  It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent.  In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

D.            Control.  Each Lender and Administrative Agent hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets that, in accordance with the UCC, can be perfected by possession or control.

9.2                               Powers and Duties; General Immunity.

A.            Powers; Duties Specified.  Each Lender and Issuing Lender irrevocably authorizes Administrative Agent to take such action on its behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents.  Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender, any Issuing Lender, Holdings or Company.  Nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

B.            No Responsibility for Certain Matters.  Administrative Agent shall not be responsible to any Lender or any Issuing Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or Issuing Lenders or by or on behalf of Company to Administrative Agent or any Lender or any Issuing Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to (i) the contents of any certificate, report or other document delivered hereunder or thereunder or (ii) the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default.  Notwithstanding anything contained in this Agreement to the contrary, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.  Administrative Agent shall be deemed not to have knowledge of any Event of Default or Potential Event of Default unless and until written notice describing such Event of Default or Potential Event of Default is given to Administrative Agent by Company, Holdings, any Lender or any Issuing Lender.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or Issuing Lender, Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose and shall not be liable for the failure to disclose, any information relating to Holdings, Company or any of their respective Subsidiaries that is communicated to or obtained by Administrative Agent or any of its Affiliates in any capacity.

C.            Exculpatory Provisions.  Neither Administrative Agent nor Sole Lead Arranger, nor any of their respective officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent or Sole Lead Arranger under or in connection with any of the Loan Documents except to the extent caused by such Administrative Agent’s or Sole Lead Arranger’s, as the case may be, gross negligence or willful misconduct.  Administrative Agent shall be entitled to refrain from any act or the taking of any action

(including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that Administrative Agent shall not be required to take any action that, in its opinion, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law.  Without prejudice to the generality of the foregoing, (i) Administrative Agent and Sole Lead Arranger each shall be entitled to rely, and shall be fully protected in relying, upon any communication (including any electronic message, Internet or intranet website posting or other distribution), instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

D.            Administrative Agent and Sole Lead Arranger Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans and the Letters of Credit, Administrative Agent and Sole Lead Arranger each shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it was not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent and Sole Lead Arranger each in its individual capacity.  Administrative Agent, Sole Lead Arranger and their respective Affiliates each may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Holdings, Company or any of their respective Affiliates as if it was not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders and Issuing Lender.

E.             Delegation of Duties.  Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent, and Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates and their and their Affiliates’ partners, directors, officers, employees, agents and advisors; provided that no such delegation pursuant to this subsection 9.2E shall alter the obligations of Administrative Agent hereunder.  The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to Administrative Agent, any such sub-agent and their respective Affiliates and their and their Affiliates’ partners, directors, officers, employees, agents and advisors, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.3                               Independent Investigation by Lenders; No Responsibility for Appraisal of Creditworthiness.

Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries.  Administrative Agent and Sole Lead Arranger each shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Administrative Agent and Sole Lead Arranger each shall not have any duty or responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4                               Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to defend, indemnify and hold harmless Administrative Agent and Sole Lead Arranger and their respective officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the extent that any such Person shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Administrative Agent) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent, Sole Lead Arranger or such other Person in exercising their respective powers, rights and remedies or performing their respective duties hereunder or under the other Loan Documents or otherwise in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of Administrative Agent, Sole Lead Arranger or such other Person resulting solely from their respective gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.  If any indemnity furnished to Administrative Agent, Sole Lead Arranger or any other such Person for any purpose shall, in the opinion thereof, be insufficient or become impaired, Administrative Agent, Sole Lead Arranger or such other Person may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5                               Resignation of Administrative Agent; Successor Administrative Agent, Swing Line Lender and Issuing Lender.

A.            Resignation; Successor Administrative Agent.  Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders, Issuing Lender and

Company.  Upon any such notice of resignation by Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to (and, so long as no Event of Default shall have occurred and be continuing, consultation with) Company, to appoint a successor Administrative Agent.  If no such successor shall have been so appointed by Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent.  If Administrative Agent shall notify Lenders and Company that no Person has accepted such appointment as successor Administrative Agent, such resignation shall nonetheless become effective in accordance with Administrative Agent’s notice, and (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, except that any Collateral held by Administrative Agent will continue to be held by it until a Person shall have accepted the appointment of successor Administrative Agent, and (ii) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by, to or through each Lender directly, until such time as Requisite Lenders appoint a successor Administrative Agent in accordance with this subsection 9.5A.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged as set forth above).  After any retiring Administrative Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

B.            Successor Swing Line Lender.  Any resignation of Administrative Agent pursuant to subsection 9.5A shall also constitute the resignation or removal of Bank of America, N.A. or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 9.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder.  In such event (i) Company shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Company for cancellation, and (iii) if so requested by the successor Administrative Agent and Swing Line Lender in accordance with subsection 2.1E, Company shall issue a Swing Line Note to the successor Administrative Agent and Swing Line Lender substantially in the form of Exhibit VI annexed hereto, in the amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender, and (b) the retiring Swing Line Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.

C.            Successor Issuing Lender.  Any resignation of Administrative Agent pursuant to subsection 9.5A shall also constitute the resignation or removal of Bank of America, N.A. or its successor as Issuing Lender, and any successor Administrative Agent appointed pursuant to subsection 9.5A shall, upon its acceptance of such appointment, become the successor Issuing Lender for all purposes hereunder.  Upon the acceptance of a successor’s appointment as

Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, (b) the retiring Issuing Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

9.6                               Collateral Documents and Guaranty.

Each Lender (which term shall include, for purposes of this subsection 9.6, any Lender in its capacity as a counterparty to a Hedge Agreement with Company or one of its Subsidiaries) hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under the Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and the Guaranty; provided that Administrative Agent shall not (i) enter into or consent to any amendment, modification, termination or waiver of any provision contained in any Collateral Document or the Guaranty or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided, further, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral (I) that is the subject of a sale or other disposition of assets (other than to an Affiliate of a Loan Party) permitted by this Agreement, (II) that is permitted to secure other Indebtedness pursuant to the terms hereof in connection with the incurrence of such Indebtedness, (III) that is otherwise expressly contemplated by, and permitted by, the Loan Documents or (IV) to which Requisite Lenders (or such other Lenders as may be required to give such consent under subsection 10.6) have otherwise consented or (b) release any Guarantor from the Guaranty as expressly contemplated by the other Loan Documents or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under subsection 10.6) have otherwise consented.  Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Guaranty may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms of the Collateral Documents and the Guaranty, and (2) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale.

Without derogating from any other authority granted to Administrative Agent herein or in the Collateral Documents or any other document relating thereto, each Lender hereby specifically (x) authorizes Administrative Agent to enter into pledge agreements pursuant to this subsection 9.6 with respect to the Capital Stock of all existing and future first-tier Foreign Subsidiaries, which pledge agreements may be governed by the laws of each of the jurisdictions of formation of such Foreign Subsidiaries, including but not limited to Mexican, British Virgin Islands, English, and Jamaican law, respectively, as agent on behalf of each of Lenders, with the effect that Lenders each become a secured party thereunder or, where relevant as agent and trustee with the effect that the Lenders each become beneficiaries of the trust and Administrative Agent has all the rights, powers, discretions, protections and exemptions from liability set out in the pledge agreements and (y) except in connection with any such pledge agreement where Administrative Agent holds the security as agent and trustee for the Lenders, appoints Administrative Agent as its attorney-in-fact granting it the powers to execute each such pledge agreement and any registrations of the security interest thereby created, in each case in its name and on its behalf, with the effect that each Lender becomes a secured party thereunder.  With respect to each such pledge agreement, Administrative Agent has the power to sub-delegate to third parties its powers as attorney-in-fact of each Lender.

9.7                               Duties of Sole Lead Arranger.

Except as explicitly set forth herein, the Sole Lead Arranger shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders in its capacity as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

9.8                               Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Holdings, Company or any of the Subsidiaries of Holdings or Company, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders, Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, Administrative Agent and its agents and counsel, and all other amounts due Lenders and Administrative Agent under subsections 2.3 and 10.2) allowed in such judicial proceeding, and

(ii)           to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under subsections 2.3 and 10.2.

Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10.       MISCELLANEOUS

10.1                        Successors and Assigns; Assignments and Participations in Loans and Letters of Credit.

A.            General.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this subsection 10.1).  Neither Company’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders (and any attempted assignment or transfer by Company without such consent shall be null and void).  No sale, assignment or transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Revolving Lender effecting such sale, assignment, transfer or participation.  Anything contained herein to the contrary notwithstanding, except as provided in subsection 2.1A(iii) and subsection 10.5, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described below to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 9.5.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent, Lenders and Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B.            Assignments.

(i)            Amounts and Terms of Assignments.  Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a) except (I) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (II) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure,

Term Loan Exposure, or obligations in respect of Incremental Term Loans, as the case may be, of the assigning Lender and the assignee subject to each such assignment shall not be less than $10,000,000.00 (or $250,000.00 in the case of any assignment of a Term Loan by a Lender or an Approved Fund to a Lender or an Approved Fund that in each case has, or is affiliated with or managed by a Lender with Affiliates and/or Approved Funds that collectively have, aggregate Term Loan Exposure of not less than $1,000,000.00), unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Company otherwise consents (each such consent not to be unreasonably withheld or delayed), (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, and any assignment of all or any portion of a Revolving Loan Commitment, Revolving Loan or Letter of Credit participation shall be made only as an assignment of the same proportionate part of the assigning Lender’s Revolving Loan Commitment, Revolving Loans and Letter of Credit participations, (c) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500.00 (unless the assignee is an Affiliate or an Approved Fund of the assignor, in which case no fee shall be required), and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire and other information reasonably requested by Administrative Agent, including such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii) and (d) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund of a Lender, Administrative Agent and, if no Event of Default has occurred and is continuing, Company, shall have consented thereto (which consent shall not be unreasonably withheld).

Upon such execution, delivery and consent, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is an Issuing Lender such Lender shall continue to have all rights and obligations of an Issuing Lender until the cancellation or expiration of any Letters of Credit issued by it and the reimbursement of any amounts drawn thereunder).  The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit IV,

Exhibit V or Exhibit VI annexed hereto, as the case may be, with appropriate insertions, to reflect the amounts of the new Commitments and/or outstanding Revolving Loans and/or outstanding Term Loans, as the case may be, of the assignee and/or the assigning Lender.  Other than as provided in subsection 2.1A(iii) and subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

(ii)           Acceptance by Administrative Agent; Recordation in Register.  Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii), Administrative Agent shall, if Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company.  Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

(iii)          Deemed Consent by Company.  If the consent of Company to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in subsection 10.1B(i)), Company shall be deemed to have given its consent five Business Days after the date written notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Company prior to such fifth Business Day.

C.            Participations.  Any Lender may, without the consent of, or notice to, Company or Administrative Agent, sell participations to one or more Persons (other than a natural Person or Company or any of its Affiliates) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Company, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation.  Subject to the further provisions of this subsection 10.1C,

Company agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 to the same extent as if it were the assigning Lender.  To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.5 as though it were a Lender.  A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the assigning Lender would have been entitled to receive with respect to the participation sold to such Participant.  In addition, a Participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of subsection 2.7 unless Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Company, to comply with subsection 2.7B(iii) as though it were a Lender.

D.            Pledges and Assignments.  Any Lender may at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E.             Information.  Each Lender may furnish any Information concerning Holdings and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

F.             Agreements of Lenders.  Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

10.2                        Expenses.

Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly: (i) all reasonable and documented out-of-pocket costs and expenses of negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all costs and expenses of furnishing all opinions by counsel for Company (including any opinions requested by Administrative Agent or Lenders as to any legal matters arising hereunder) and of Company’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) all reasonable and documented fees, expenses and disbursements of outside counsel to Administrative Agent and Sole Lead Arranger in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (iv) all costs and expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable and documented fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all costs and expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or its counsel) of obtaining and reviewing any environmental audits or reports provided for under subsection 6.9; (vi) all costs and expenses incurred by Administrative Agent in connection with the custody or preservation of any of the Collateral; (vii) all other out-of-pocket costs and expenses incurred by Administrative Agent or Sole Lead Arranger in connection with the syndication of the Commitments; (viii) all out-of-pocket costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent, Sole Lead Arranger or their respective counsel relating to efforts to (a) evaluate or assess any Loan Party, its business or financial condition and (b) protect, evaluate, assess or dispose of any of the Collateral; (ix) all out-of-pocket costs and expenses, including outside attorneys’ fees, fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings; and (x) all reasonable out-of-pocket costs and expenses incurred by Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any other demand for payment thereunder.

10.3                        Indemnity.

In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless Administrative Agent, Sole Lead Arranger and Lenders (including Issuing Lenders), and the officers, directors, employees, agents, advisors and Affiliates of Administrative Agent, Sole Lead Arranger, Lenders and Issuing Lenders (collectively called the “Indemnitees”), from and against any and all “Indemnified Liabilities” (as such term is hereinafter defined), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, PUT OF THE COMPARATIVE CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities (i) arise primarily from the gross negligence or willful misconduct of that Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction or (ii) arise out of any claim, litigation, investigation or proceeding that does not involve an act or omission by Company or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than the Administrative Agent acting in its capacity as such).

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Release or threatened Release of Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, the failure of an Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)), (ii) the statements made by Holdings, Company or any of their respective Subsidiaries contained in the commitment letter delivered by Sole Lead Arranger, any Lender or Administrative Agent to Company with respect thereto, or (iii) any Environmental Claim against Company, Holdings or any of their respective Subsidiaries or any Releases at or from any Facilities prior to termination of this Agreement except to the extent attributable to the gross negligence or willful misconduct of any Indemnitee.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.4                        Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default each of Lenders, Issuing Lender and their Affiliates is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender, Issuing Lender or any Affiliate of that Lender or Issuing Lender to or for the credit or the account of Company and each other Loan Party against and on account of the Obligations of Company or any other Loan Party to that Lender (or any Affiliate of that Lender), Issuing Lender (or any Affiliate of that Issuing Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender or Issuing Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

10.5                        Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement or any other Loan Document, (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (1) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest, and (2) the foregoing provisions shall not apply to (a) any payment made by Company pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this subsection 10.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to subsection 10.1B.  Company expressly consents to the foregoing arrangement and agrees that, to the extent permitted by applicable law, any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment.  In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

10.6                        Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement, the Notes or any of the other Loan Documents, and no consent to any departure by Company or Holdings therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of:

(a)           each Lender with Obligations directly affected (whose consent shall be sufficient for any such amendment, modification, termination or waiver without the consent of Requisite Lenders) (i) reduce the principal amount of any Loan, (ii) postpone the scheduled final maturity date of any Loan or postpone the date or reduce the amount of any scheduled payment (but not prepayment) of principal of any Loan, (iii) postpone the date on which any interest or any fees are payable, (iv) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder (other than any waiver of any increase in the fees applicable to Letters of Credit pursuant to subsection 3.2 following an Event of Default), (v) reduce the amount or postpone the due date of any amount payable in respect of any Letter of Credit, (vi) extend the expiration date of any Letter of Credit beyond the Revolving Loan Commitment Termination Date, (vii) extend the Revolving Commitment Termination Date or (viii) change in any manner the obligations of Revolving Lenders relating to the purchase of participations in Letters of Credit; and
(b)           each Lender, (i) change in any manner the definition of “Class” or the definition of “Pro Rata Share” or the definition of “Requisite Class Lenders” or the definition of “Requisite Lenders” (except for any changes resulting solely from an increase in the aggregate amount of the Commitments approved by Requisite Lenders), (ii) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders, (iii) increase the maximum duration of Interest Periods permitted hereunder, (iv) release any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral or release from its obligations under the Guaranty any Guarantor that either (A) at the time of release, owns greater than 5% of the consolidated assets of Holdings and its Subsidiaries, taken as a whole, or (B) contributed greater than 5% of the consolidated revenues of Holdings and its Subsidiaries, taken as a whole, during the most recently ended Fiscal Year, in each case other than in accordance with the terms of the Loan Documents, or (v) change in any manner or waive the provisions contained in subsection 8.1 or this subsection 10.6.

In addition, no amendment, modification, termination or waiver of any provision (t) of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (u) of subsection 2.1A(iii) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender, (v) of Section 3 shall be effective without the written concurrence of Administrative Agent and Issuing Lender and, with respect to the purchase of participations in Letters of Credit, without the written concurrence of each Issuing

Lender that has issued an outstanding Letter of Credit or has not been reimbursed for a payment under a Letter of Credit, (w) of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent, (x) of subsection 2.4 that has the effect of changing any voluntary or mandatory prepayments, or Commitment reductions applicable to a Class in a manner that disproportionately disadvantages such Class relative to any other Class shall be effective without the written concurrence of Requisite Class Lenders of such affected Class (it being understood and agreed that any amendment, modification, termination or waiver of any such provision which only postpones or reduces any voluntary or mandatory prepayment, or Commitment reduction from those set forth in subsection 2.4 with respect to one Class but not any other Class shall be deemed to disproportionately disadvantage such one Class but not to disproportionately disadvantage any such other Class for purposes of this clause (x)), (y) that increases the amount of a Commitment of a Lender shall be effective without the consent of such Lender and (z) that increases the maximum amount of Letters of Credit shall be effective without the consent of Revolving Lenders constituting Requisite Class Lenders.

Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender, if signed by Company, on Company and, if signed by Holdings, on Holdings.

10.7                        Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8                        Notices; Effectiveness of Signatures.

A.            Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection 10.8B below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            subject to subsection 10.8B, if to Company, Administrative Agent, Issuing Lender or Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.8 annexed hereto; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified on its signature page hereto or in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection 10.8B below, shall be effective as provided in such subsection 10.8B.

B.            Electronic Communications.  Notices and other communications to any Lender or Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, with the prior consent of such Lender or Issuing Lender, provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Sections 2 and 3 if such Lender or Issuing Lender, as applicable has notified the Administrative Agent that it is incapable of receiving notices under such Sections by electronic communication.  Administrative Agent or Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

C.            The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE “AGENT PARTIES” (AS SUCH TERM IS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM COMPANY MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH COMPANY MATERIALS OR THE PLATFORM.  In no event shall Administrative Agent or any of its Affiliates and the partners, directors, officers, employees, agents and advisors of Administrative Agent and of Administrative Agent’s Affiliates (collectively, the “Agent Parties”) have any liability to Company, any Lender, Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Company’s or Administrative Agent’s transmission of Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Company, any Lender, Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

D.            Change of Address, Etc.  Each of Company, Administrative Agent, Issuing Lender and Swing Line Lender may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Company, Administrative Agent, Issuing Lender and Swing Line Lender.  In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable federal state or local law, including United States Federal and state securities laws, to make reference to Company Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

E.             Reliance by Administrative Agent, Issuing Lender and Lenders.  Administrative Agent, Issuing Lender and Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing or Notices of Borrowing (Swing Line)) purportedly given by or on behalf of Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Company shall defend, indemnify and hold harmless Administrative Agent, Issuing Lender, each Lender and their respective Affiliates, partners, directors, officers, employees, agents and advisors thereof and of their respective Affiliates of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Company; provided that Company shall not have any obligation to any such indemnitee pursuant to this subsection 10.8E with respect to any such indemnified matters to the extent such indemnified matters arise primarily from the gross negligence or willful misconduct of such indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.  All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.9                        Survival of Representations, Warranties and Agreements.

A.            All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

B.            Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 10.2, 10.3, 10.4, 10.17 and 10.18 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5, 10.17 and 10.18 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.10                 Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11                 Marshalling; Payments Set Aside.

Neither Administrative Agent nor any Lender shall be under any obligation to marshall any assets in favor of Company or any other party or against or in payment of any or all of the Obligations.  To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required (including pursuant to any settlement entered into by Administrative Agent, Issuing Lender or such Lender, in its discretion) to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.  Each Lender and Issuing Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  The obligations of the Lenders and Issuing Lender under the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.12                 Severability.

In case any provision in or obligation under this Agreement, the Notes or the other Loan Documents shall be illegal, invalid or unenforceable in any jurisdiction, the legality,

invalidity and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace any illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13                 Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.

The obligations of Lenders hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Company, as a partnership, an association, a Joint Venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to subsection 9.6, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

To the extent permitted by law, each of Holdings and Company shall not assert, and hereby irrevocably waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby.

10.14                 Release of Security Interest or Guaranty.

Upon the proposed sale or other disposition of any Collateral (other than Inventory in the ordinary course of business) to any Person (other than an Affiliate of Company) that is permitted by the Loan Documents or to which Requisite Lenders have otherwise consented, or the sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to any Person (other than an Affiliate of Company) that is permitted by the Loan Documents or to which Requisite Lenders (and such other Lenders, if any, as shall be required hereunder) have otherwise consented, for which a Loan Party desires to obtain a security interest release or a release of the Guaranty from Administrative Agent, such Loan Party shall deliver an Officer’s Certificate (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction.  Upon the receipt of such Officer’s Certificate, Administrative Agent shall, at such Loan Party’s expense, so long as Administrative Agent (a) has no reason to believe that the facts stated in such Officer’s Certificate are not true and correct and (b), if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale, shall have received evidence reasonably satisfactory to it that arrangements have been made for delivery of the Net Asset Sale Proceeds if and as required by subsection 2.4, execute and deliver such releases of its security interest in such Collateral or such Guaranty, as may be reasonably requested by such Loan Party.

10.15                 Applicable Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

10.16                 Construction of Agreement; Nature of Relationship.

Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, (iv) Administrative Agent, Sole Lead Arranger and all of the Lenders do not have any fiduciary relationship with or duty to Company or Holdings arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, Sole Lead Arranger and Lenders, on one hand, and Company and Holdings, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Administrative Agent and Sole Lead Arranger each does not have any obligation to Company, any other Loan Party or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents.  Administrative Agent, Sole Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Company, the other Loan Parties and their respective Affiliates, and Administrative Agent and Sole Lead Arranger each has no obligation to disclose any of such interests to Company, any other Loan Party of any of their respective Affiliates.  To the fullest extent permitted by law, each of Company and the other Loan Parties hereby waive and release, any claims that it may have against Administrative Agent or Sole Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.  Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

10.17                 Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY OR HOLDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF

COMPANY AND HOLDINGS, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(i)            ACCEPTS GENERALLY AND UNCONDITIONALLY THE NON-EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(ii)           WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(iii)         AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY OR HOLDINGS, AS APPLICABLE, AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

(iv)          AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY AND HOLDINGS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(v)            AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY OR HOLDINGS IN THE COURTS OF ANY OTHER JURISDICTION; AND

(vi)          AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.18                 Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings.  Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.19                 Confidentiality.

Each Lender shall hold all “Information” (as such term is hereinafter defined) obtained pursuant to the requirements of this Agreement in confidence in accordance with such Lender’s customary procedures for handling confidential information of this nature, it being understood and agreed by Company that in any event a Lender may make disclosures (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and will agree to keep such information confidential), (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any valid subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to (i) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Company, (g) with the prior written consent of Company (which may be given or withheld in its sole discretion), (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 10.19 or (ii) becomes available to Administrative Agent or any Lender on a non-confidential basis from a source other than Company or another party to this Agreement or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that agrees to maintain the confidentiality of such information and requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates; provided that no written or oral communications from counsel to Administrative Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a Participant hereunder; provided, further that, with respect to disclosures described in clauses (b) and (c) hereof, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such non-public information, or any valid subpoena or similar legal process requiring such disclosure, prior to disclosure of such information; provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Holdings, Company or any of its Subsidiaries.  In addition, Administrative Agent, Sole Lead Arranger and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent, Sole Lead Arranger and Lenders, and Administrative Agent, Sole Lead Arranger or any of their respective Affiliates may place customary “tombstone” advertisements relating hereto in publications (including publications circulated in electronic form) of its choice at its own expense.  Any Person required to maintain the confidentiality of Information as provided in this subsection 10.19 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information (which in no event shall be less than reasonable care).  Each of Administrative Agent, Sole Lead Arranger, the Lenders and Issuing Lender acknowledges that (i) the Information may include material non-public information concerning Holdings, Company or any of their respective Subsidiaries, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Federal, state or local law, including Federal and state securities laws.

For purposes of this subsection 10.19, “Information” means all information received from Holdings, Company or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent, Sole Lead Arranger, any Lender or Issuing Lender on a nonconfidential basis prior to disclosure by Holdings, Company or any of their respective Subsidiaries, provided that, in the case of information received from Holdings, Company or any of their respective Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.

10.20                 Counterparts; Integration; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, whether oral or written, relating to the subject matter hereof.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.  Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be as effective as delivery of an originally-executed counterpart thereof.

10.21                 Reimbursement by Lenders.

To the extent that Company for any reason fails to indefeasibly pay any amount required under subsection 10.2 or 10.3 of this Agreement to be paid by Company to Administrative Agent (or any sub-agent thereof), Sole Lead Arranger, Issuing Lender or any officer, director, employee, agent, advisor or Affiliate of such Persons, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), Sole Lead Arranger, Issuing Lender or such officer, director, employee, agent, advisor or Affiliate, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), Sole Lead Arranger or Issuing Lender in its capacity as such, or against any officer, director, employee, agent, advisor or Affiliate of any of the foregoing acting for Administrative Agent (or any such sub-agent), Sole Lead Arranger or Issuing Lender in connection with such capacity.

10.22                 USA Patriot Act Notice.

Each Lender that is subject to the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Company that pursuant to the requirements of said act, it is required to obtain, verify and record information that identifies Company, which information includes the name and address of Company and other information that will allow such Lender or Administrative Agent, as applicable, to identify Company in accordance with said USA PATRIOT Act.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

MAIDENFORM, INC.

By:	/s/ Steven N. Masket
Name:	Steven N. Masket
Title:	Executive Vice President and Secretary

MAIDENFORM BRANDS, INC. (solely for the purposes
of binding itself to certain representations, warranties and covenants contained in this Agreement and not for purposes
of becoming a “borrower” hereunder)

By:	/s/ Steven N. Masket
Name:	Steven N. Masket
Title:	Executive Vice President and Secretary

Signature Page to Credit Agreement

LENDERS:

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ William T. Franey
Name:	William T. Franey
Title:	Senior Vice President

CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC,
as a Lender

By:	/s/ Pierre Lambert
Name:	Pierre Lambert
Title:	Directeur

By:	/s/ Diane C. Favreau
Name:	Diane C. Favreau
Title:	Vice-President

Notice Address:

1000, place Jean-Paul-Riopelle
Montréal/ Québec/H2Z 2B3

Signature Page to Credit Agreement

SWING LINE LENDER:

BANK OF AMERICA, N.A.,
as the Swing Line Lender

By:	/s/ William T. Franey
Name:	William T. Franey
Title:	Senior Vice President

Signature Page to Credit Agreement

ISSUING LENDER:

BANK OF AMERICA, N.A.,
as the Issuing Lender

By:	/s/ William T. Franey
Name:	William T. Franey
Title:	Senior Vice President

Signature Page to Credit Agreement

ADMINISTRATIVE

AGENT:

BANK OF AMERICA, N.A.,
as the Administrative Agent

By:	/s/ Matthew C. Correla
Name:	Matthew C. Correla
Title:	Vice President

Signature Page to Credit Agreement

Schedule 2.1
COMMITMENTS
	Closing Date Term Loans		Revolving Loans		Aggregate
Lender	Commitment	Pro Rata Share	Commitment	Pro Rata Share	Pro Rata Share
Caisse de dépôt et placement du Québec	$85,000,000	85%	$25,000,000	50%	73.3%
Bank of America, N.A.	$15,000,000	15%	$25,000,000	50%	26.7%
TOTAL	$100,000,000	100%	$50,000,000	100%	100%

S-1

Schedule 2.2
PRICING GRID
						UNUSED
CONSOLIDATED					SWING LINE	REVOLVING
LEVERAGE	REVOLVING LOAN MARGIN		TERM LOAN MARGIN		LOAN	COMMITMENT
RATIO	Base Rate	LIBOR	Base Rate	LIBOR	MARGIN	FEE
Less than 1.00x	0%	0.75%	0%	1.00%	-0.15%	0.15%
Greater than or equal to 1.00x and less than 1.50x	0%	0.875%	0.125%	1.125%	-0.175%	0.175%
Greater than or equal to 1.50x and less than 2.00x	0%	1.00%	0.25%	1.25%	-0.20%	0.20%
Greater than or equal to 2.00x and less than 2.50x	0.125%	1.125%	0.375%	1.375%	-0.10%	0.225%
Greater than or equal to 2.50x and less than 3.00x	0.25%	1.25%	0.50%	1.50%	0%	0.25%
Greater than or equal to 3.00	0.75%	1.75%	1.00%	2.00%	0.40%	0.35%

S-2

EXHIBITS

I-A                              FORM OF NOTICE OF BORROWING

I-B                                FORM OF NOTICE OF BORROWING (SWING LINE)

II                                        FORM OF NOTICE OF CONVERSION/CONTINUATION

III-A                      FORM OF L/C APPLICATION (COMMERCIAL)

III-B                        FORM OF L/C APPLICATION (STANDBY)

IV                                    FORM OF TERM NOTE

V                                        FORM OF REVOLVING NOTE

VI                                    FORM OF SWING LINE NOTE

VIII                            MATTERS TO BE COVERED BY OPINION OF COMPANY COUNSEL

IX                                   FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

X                                       FORM OF SOLVENCY CERTIFICATE

XIII                           FORM OF COLLATERAL ACCESS AGREEMENT

XIV                           FORM OF BORROWING BASE CERTIFICATE

EXHIBIT I-A

[FORM OF] NOTICE OF BORROWING

Date:                     ,

To:              Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 15, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Maidenform, Inc., a New York corporation (“Company”), amongst others, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Issuing Lender and Swing Line Lender.

The undersigned hereby requests a borrowing of [Revolving][Closing Date Term][Incremental Term] Loans,

1.                                       On                                                         (a Business Day).

2.                                       In the amount of $                                                           .

3.                                       Comprised of                                                                    .

[Type of Loan requested]

4.                                       For LIBOR Loans:  with an Interest Period of                  months.

[The Revolving Loan requested herein complies with the requirements of Section 2.1A(ii) of the Agreement.][USE IN THE CASE OF A REVOLVING LOAN]

Company hereby represents and warrants that the conditions specified in Sections 4.1, 4.2 and 4.3 of the Agreement, as applicable, shall be satisfied on and as of the date of the making of the applicable Loan.

MAIDENFORM, INC.

By:
Name:
Title:

EXHIBIT I-B

[FORM OF] NOTICE OF BORROWING (SWING LINE)

Date:                   ,

To:              Bank of America, N.A., as Swing Line Lender
                                Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 15, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Maidenform, Inc., a New York corporation (“Company”), amongst others, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Issuing Lender and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.                                       On                                                         (a Business Day).

2.                                       In the amount of $                                           .

The Swing Line Loan requested herein complies with the requirements of Section 2.1A(iii) of the Agreement.

Company hereby represents and warrants that the conditions specified in Sections 4.2 (A)[,][ and] (B) [and (C)] of the Agreement shall be satisfied on and as of the date of the making of the Swing Line Loan.

MAIDENFORM, INC.

By:
Name:
Title:

EXHIBIT II

[FORM OF] NOTICE OF CONVERSION/CONTINUATION

Date:                          ,

To:              Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 15, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Maidenform, Inc., a New York corporation (“Company”), amongst others, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Issuing Lender and Swing Line Lender.

The undersigned hereby requests a continuation of LIBOR or conversion of [Revolving][Closing Date Term][Incremental Term] Loans,

1.                                       On                                             (a Business Day).

2.                                       In the amount of $                              .

3.                                       [From                   to                          ] [For conversion].

4.                                       For LIBOR Loans:  with an Interest Period of                months.

[The Revolving Loan requested herein complies with the requirements of Section 2.1A(ii) of the Agreement.][USE IN THE CASE OF CONVERSION TO A REVOLVING LOAN]

Company hereby represents and warrants that the conditions specified in Sections 4.1, 4.2 and 4.3 of the Agreement, as applicable, shall be satisfied on and as of the date of the making of the applicable Loan.

MAIDENFORM, INC.
By:
Name:
Title:

EXHIBIT III-A

FORM OF L/C APPLICATION (COMMERCIAL)

For Bank of America Use Only
Application and Agreement for Commercial Letter of Credit	L/C No
TO: Bank of America, N.A. (“Bank of America”)

A. Application

1. Applicant Name & Address (guarantor for Letter of Credit) requests Bank of America to issue an irrevocable commercial letter of credit (the “Letter of Credit”) as follows:  ☐ Full text teletransmission ☐  Courier

2. Advising Bank Name and Address: (Not Required, Bank of America will select correspondent)

3. For Account of Party/Named Applicant on the Letter of Credit (Name and address, if different from Applicant as indicated in Box 1):	4. In favor of (Beneficiary Name and Address):

5. Expiration Date. Documents to be presented to the Negotiating or Paying Bank on or before:

6. Amount:	( )
Put in figures and words. For example: ($10,000) Ten thousand and 00/00
Currency	(if left blank, U.S. dollars)	Tolerance

7. Covering :	% of invoice value. (Full invoice value unless otherwise specified.)

8. Available by drafts: ☐ Sight	☐	Days Sight ☐	Days Date (being the date of the
transport document). Drafts to be drawn on Bank of America or Bank of America’s correspondent, at Bank of America’s option.
Bank of America may at its option waive any draft requirement.

9. Partial Shipment:	10. Transshipment
☐ Permitted ☐ Not Permitted	☐ Permitted ☐ Not Permitted

11. Transferable Letter of Credit?
☐ Yes ☐ No (If Yes, Advising bank will be the authorized bank to Transfer)

12.	Latest Shipment Date	Place of Taking in Charge/ Dispatch From/ Place of Receipt	Port of Loading/ Airport of Departure	Port of Discharge/ Airport of Destination	Place of Final Destination/ For Transportation To/ Place of Delivery

13. Merchandise to be described in invoice as (omit unnecessary details and specify price basis below).

14. Shipping Terms/Price Basis (Check one):	☐ FCA	☐ FOB	☐ CFR	☐ CIF	☐ Other:

15. Documents Required (Check applicable boxes below)
☐ Commercial invoice	original(s) and	copies.
☐ Packing List in	original(s) and	copies.
☐ Certificate of Origin in	original(s) and	copies.
☐ Negotiable Marine/Air Insurance Policy or Certificate for at least 110% invoice value in duplicate,
Including coverage for: ☐ War Risk ☐ All Risks ☐ Other Risks (Specify)
OR ☐ Insurance to be effected by Buyer (No Insurance document will be required in the LC)
☐ Transport documents: ☐ Marine B/L ☐ Multi-modal B/L ☐ Airway Bill ☐ Truck B/L ☐ Other __________
Presented in ☐ Full Set ☐ 2/3 ☐ 1/3		Copy

• For Multimodal Transport Document or Marine/Ocean Bill of Lading:	• For All Other Transport Documents:
☐ Consigned to the order of	☐ Consigned to Applicant
☐ Consigned to the order of Shipper, blank endorsed	☐ Consigned to
☐ Consigned to Applicant (if non-negotiable)

Marked Notify: (Applicant’s name inserted if left blank)

Marked freight: ☐ collect ☐ prepaid.
☐ Other documents:

16. Special Instructions to be included in the Letter of Credit: (Unless otherwise stated)

All bank charges (other than those of Bank of America) are for the account of the Beneficiary. Discount charges, if any, are for the account of the Beneficiary. All documents are to be sent by the negotiating/paying bank to Bank of America in one cover by courier or registered mail.

☐ Other instructions:

17. Special Instructions to Bank of America:

18. Documents must be presented to the negotiating or paying bank no later than: ________ days after date of transport document (on board validation applicable for ocean shipment) but within the validity of the Letter of Credit. (Will be 21 days if left blank.)

☐ If this box is marked. Applicant authorizes Bank of America to effect payment of any sums due under this Application and Agreement by means of debiting Applicant’s account with Bank of America set forth below. This authorization does not affect the obligation of Applicant to pay such sums when due, if there are insufficient funds in such account to make such payment when due, or if Bank of America fails to debit the account, and this authorization, does not affect any setoff rights of Bank of America at law or in equity.  Applicant’s account number with Bank of America is _______________________.

B. Agreement.

In consideration of Bank of America’s issuing the Letter of Credit at the request of Applicant, Applicant unconditionally agrees to the following:

1.     Applicant Payments.

(a) Applicant shall pay Bank of America all amounts paid by Bank of America or its agent, or any party on Bank of America’s behalf under or in respect of each draft, acceptance or other order, instrument or demand drawn or presented under the Letter of Credit (the “Item”). Sight Items will be reimbursed on demand. Acceptances or other time Items shall be reimbursed on demand, or at maturity if no earlier demand is made by Bank of America. Regardless of the expiration date of the Letter of Credit, Applicant shall remain liable hereunder until Bank of America has no liability to any person, firm, corporation or other entity which is entitled to draw or demand payment under the Letter of Credit.

(b) On each fee payment date, so long as any undrawn amount of the Letter of Credit remains available, Applicant shall pay Bank of America a Letter of Credit fee. The fee payment date(s) shall be the date(s) as Applicant and Bank of America may agree, or in the absence of such agreement, the fee payment date shall be the date on which the Bank of America issues the Letter of Credit. The fee shall be at such rate per annum as Applicant and Bank of America may agree or, in the absence of such agreement, at the rate customarily charged by Bank of America at the time such fee is payable, based upon Applicant’s creditworthiness, as determined by Bank of America in its sole discretion. The applicable Letter of Credit fee shall be calculated and payable on the undrawn amount of the Letter of Credit as of each fee payment date, and shall be for the period commencing on such fee payment date and ending on the day preceding the next fee payment date (or the expiration date of the Letter of Credit, as the case may be), both dates inclusive. The Letter of Credit fee will be computed on the basis of a 360-day year and actual days elapsed. Bank of America shall not be required to refund any portion of the Letter of Credit fee paid for any period during which (a) the Letter of Credit expires or otherwise terminates, or (b) the undrawn amount of the Letter of Credit is reduced by drawings or by amendment.

(c) Applicant shall pay Bank of America, on demand, commissions and fees for amendments to, payments under, extensions of or cancellation of the Letter of Credit, and other services in the amounts Applicant and Bank of America may agree or, in the absence of such agreement, in the amounts customarily charged by Bank of America on the date of Bank of America’s demand.

(d) All payments and deposits of any kind by Applicant under this Application and Agreement, including prepayments, shall be made at the banking center or office Bank of America may designate from time to time. Bank of America shall have no obligation to pay Applicant interest on any such payment, prepayment or deposit made by Applicant under this Application and Agreement.

(e) (i) All payments and deposits by Applicant under this Application and Agreement shall be in the currency in which the Letter of Credit is payable, except that Bank of America may, at its option, require payments and deposits by Applicant under this Application and Agreement to be made in U.S. Dollars if the Letter of Credit is payable in a foreign currency.

(ii) The amount of each payment and each deposit by Applicant under this Application and Agreement in U.S. Dollars for a Letter of Credit payable in a foreign currency shall be determined by converting the relevant amount to U.S. Dollars at the Conversion Rate in effect:

(A) with respect to each payment under Section 1(a) of this Agreement, on the date the payment is made by Bank of America under or in respect of the Letter of Credit; and

(B) with respect to each payment not falling under the preceding clause (A) and each deposit, on the date of Bank of America’s demand for such payment or deposit.

(iii) If a U.S. Dollar deposit by Applicant under this Application and Agreement for a Letter of Credit payable in a foreign currency becomes less than the U.S. Dollar equivalent of the undrawn amount of the Letter of Credit because of any variation in rates of exchange, Applicant shall deposit with Bank of America, on demand, additional amounts in U.S. Dollars so that the total amount deposited by Applicant under this Application and Agreement is not less than the U.S. Dollar equivalent of the undrawn amount of the Letter of Credit, determined by using the Conversion Rate on the date of Bank of America’s latest demand.

(iv) “Conversion Rate” means the rate quoted by Bank of America for the purchase from Bank of America of the relevant foreign currency with U.S. Dollars.

(f) Applicant shall reimburse or compensate Bank of America, on demand, for all costs incurred, losses suffered and payments made by Bank of America which are applied or allocated by Bank of America to the Letter of Credit (as determined by Bank of America) by reason of any and all present or future reserve, capital, deposit, assessment or similar requirements against (or against any class of or change in or in the amount of) assets or liabilities of, or commitments or extensions of credit by, Bank of America.

(g) Applicant shall pay interest, on demand, on any amount not paid when due under this Application and Agreement from the due date until payment in full at a rate per annum equal to the rate of interest publicly announced from time to time by Bank of America as its prime rate, plus three percentage points (not to exceed the maximum rate permitted by applicable law). The prime rate is set by Bank of America based on various factors, including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some credits. Bank of America may price credit at, above or below the prime rate. Any change in Bank of America’s prime rate shall take effect at the opening of business on the day specified in Bank of America’s public announcement of a change in Bank of America’s prime rate. Interest will be computed on the basis of a 360-day year and actual days elapsed.

2.     Place of Issuance. The Letter of Credit may be issued by any office of Bank of America within or outside the United States.

3.     Deposit Events. Upon the occurrence of any of the following events, Applicant shall deposit with Bank of America, on demand (except that such demand shall not be required in the event of an occurrence described in (b) below) and as cash security for Applicant’s obligations to Bank of America under this Application and Agreement, an amount equal to the undrawn amount of the Letter of Credit:

(a) Applicant defaults under any provision of this Application and Agreement;

(b) Any bankruptcy or similar proceeding is commenced with respect to Applicant;

(c) Any default occurs under any other agreement involving the borrowing of money or the extension of credit under which Applicant may be obligated as borrower, installment purchaser or guarantor, if such default consists of the failure to pay any indebtedness when due or if such default permits or causes the acceleration of any indebtedness or the termination of any commitment to lend or to extend credit;

(d) Applicant or any of its affiliates defaults on any other obligation to Bank of America;

(e) In the opinion of Bank of America, any material adverse change occurs in Applicant’s business, operations, financial condition or ability to perform its obligations under this Application and Agreement;

(f) Any guarantee of Applicant’s obligations under this Application and Agreement terminates, is revoked or its validity is contested by the guarantor, or any of the events set forth in (b) through (e) above occur with respect to the guarantor; or

(g) Any court order, injunction or other legal process is issued restraining or seeking to restrain drawing or payment under the Letter of Credit.

4.     Charge to Accounts. If Bank of America is unable to debit the account, if any, specified on the Application, Applicant authorizes Bank of America to charge any of Applicant’s accounts with Bank of America, or any affiliate of Bank of America, for all amounts then due and payable to Bank of America under this Application and Agreement.

5.     Documentation. (a) Unless specified to the contrary in the Application, or any amendment to the Letter of Credit, Customer agrees that Bank of America and its correspondents may receive and accept (i) as “bills of lading” any documents issued or purportedly issued by or on behalf of any carrier which acknowledges receipt of property for transportation, irrespective of the specific provisions of such documents, (ii) either insurance policies or insurance certificates as documents of insurance, (iii) the description of property contained in any invoice as sufficient and controlling against other descriptions contained in any bills of lading, insurance or other documents accepted, as long as such descriptions are not inconsistent with one another, (iv) any documents containing stamped, written, or typewritten provisions, whether or not signed and initialed, as if the same were placed with authority on the documents at the time of issuance by the carrier, other issuer, or one of their agents, (v) any Items or documents otherwise in order, issued or purportedly issued by an agent, executor, trustee in bankruptcy, receiver or other representative of the party authorized under the Letter of Credit to issue such Items or other documents, as complying with the terms of the Letter of Credit and (vi) documents which comply with the UCP as defined in Section 9 of this Agreement or which comply with the laws, regulations, customs or usages of the place of shipment or negotiation/payment/acceptance, or both. The provisions of clause (v) above shall in no way be deemed to preclude the beneficiary of the Letter of Credit from issuing and presenting Items or documents under the terms of the Letter of Credit.

(b) In the event that some of the documents required under the Letter of Credit are forwarded directly to Applicant or any other party designated by Applicant, or Bank of America releases or consents to the release of some or all of the property shipped under the Letter of Credit prior to the presentation of the relative Item, Applicant agrees to pay Bank of America on demand the amount of any claim made against Bank of America by reason thereof and authorizes Bank of America to honor such Item when it is presented regardless of whether or not such Item or any document that may accompany it complies with the terms of the Letter of Credit. In case of Bank of America’s issuance of a steamship indemnity or airway release for its account, Bank of America is authorized to retain original bills of lading for delivery to the shipping company to secure the release of Bank of America’s indemnity.

(c) Subject to the provisions of this Section 5, in the event that any Item presented to Bank of America appears on its face to be inconsistent with any other Item or to be non-compliant with the terms and conditions of the Letter of Credit, Bank of America may send notice thereof to Applicant. In that event, Applicant will promptly review such notice and will notify Bank of America within seven business days of its receipt of such notice if it has any claim of non-compliance or inconsistency. If Applicant does not so notify Bank of America within such seven business day period, Applicant will conclusively be deemed to have waived such non-compliance or inconsistency.

6.     Collateral. (a) As security for the performance of all obligations of every kind (including, but not limited to, the obligation to make payments pursuant to Section 1 hereof) owed by Applicant to Bank of America under the Letter of Credit, this Agreement, or otherwise, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, howsoever created, arising or evidenced (the “Liabilities”), Applicant hereby assigns, pledges and grants to Bank of America a lien upon and a security interest for Bank of America’s benefit in, and recognizes and admits Bank of America’s unqualified right to:  (i) the possession and disposal of any and all Items, all shipping documents, warehouse receipts, policies or certificates of insurance, and other documents accompanying or relative to any Items, and all Property (as defined below) covered, shipped, or stored under any Items or documents whether or not any Items, documents, or Property shall be released to Applicant, (ii) all claims which the Applicant may have against anyone else in connection with any of the foregoing including, without limitation, any guarantees, indemnities, agreements or other undertakings, policies of insurance or assurances in connection therewith, (iii) all other Property (A) which, now or hereafter, is in Bank of America’s possession, control, or in transit to, or the pledge of which is at any time registered to, Bank of America or Bank of America’s agent or bailee for any reason or purpose or (B) in which, now or hereafter, Bank of America may have a security interest, securing any of the Liabilities, (iv) all balances, credits, deposits, accounts or moneys, held by Bank of America, now or hereafter, which Applicant owns or in which Applicant may have an interest, and (v) all dividends, distributions and other rights in or with respect to, and substitutions for and products and proceeds of, any of the foregoing being referred to collectively as the “Collateral”. In addition, Applicant agrees: (i) that Applicant shall keep all Collateral that is customarily insured against loss, damage, theft and other risks, insured in amounts and by companies satisfactory to Bank of America, and either assign the policies and certificates of insurance to Bank of America or make the loss or adjustment payable to Bank of America, and hold as Bank of America’s agent in trust for Bank of America any proceeds received by Applicant under such policies and promptly deliver the same to Bank of America, (ii) that, if Bank of America at any time deems such insurance inadequate for any reason, Bank of America may procure such insurance as Bank of America deems necessary, at Applicant’s expense, and (iii) to furnish to Bank of America such certificates or other evidence with respect to the foregoing as Bank of America may request. “Property” includes any rights or interests in goods, merchandise, documents, securities, funds, chooses-in-action and any and all other forms of property, whether tangible or intangible, real, personal or mixed, and proceeds thereof, which are owned by Applicant.

(b) Applicant agrees to keep the Collateral free and clear of all other interests and claims and, at any time and from time to time, upon Bank of America’s request, (i) to deliver to Bank of America any of the Collateral that may then be in or may hereafter come into its possession or control, (ii) to execute and deliver to Bank of America such further security agreements, financing statements and other documents (and to pay the cost of filing or recording the same in all public offices deemed necessary by Bank of America), and to do such other acts or things required to perfect and maintain a valid security interest in the Collateral to secure the payment of the Liabilities (and any reproductions of this Agreement or of any such other security agreement or financing statement shall be sufficient for filing as a financing statement), (iii) to furnish to Bank of America information concerning its financial condition, the Collateral, and any obligors on the Collateral as Bank of America may reasonably request, and (iv) to deliver and assign to Bank of America additional Collateral (including, but not limited to, cash Collateral) of a value and condition satisfactory to Bank of America in Bank of America’s sole judgment as additional security for the Liabilities if Bank of America feels insecure for any reason.

(c) Bank of America shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral if Bank of America takes such action as Applicant shall request in writing, but Bank of America’s failure to comply with any such request shall not be a failure to exercise reasonable care. If Applicant does not make a request in writing, Bank of America’s failure to preserve or protect any rights to the Collateral shall not be a failure to exercise reasonable care in the custody and preservation of the Collateral.

(d) Bank of America may, whether before or after the occurrence of any Deposit Event referred to in Section 3 hereof, at Bank of America’s sole discretion and without notice to Applicant, take any or all of the following actions: (i) transfer all or any part of the Collateral into Bank of America’s name or the name of Bank of America’s nominee, with or without disclosing that such Collateral is subject to the security interest under this Agreement, (ii) notify any obligors of any of the Collateral to make payment to Bank of America of any amounts due or to become due, (iii) enforce collection of any of the Collateral by suit or otherwise, or surrender, release or exchange all or any part of the Collateral, (iv) take control of any proceeds (including insurance proceeds) of any of the Collateral, and (v) extend or renew any obligation of any obligor to the Collateral, or grant releases, compromises or indulgences for any obligation of any obligor to the Collateral.

The security interest granted by this Section shall continue until such time as all Liabilities have been paid in full and discharged.

7.     Risks. Applicant agrees that any action or omission by Bank of America under or in connection with the Letter of Credit or any Items, documents or Property shall, unless in breach of good faith, be binding on Applicant and shall not put Bank of America under any resulting liability to Applicant; and Applicant will indemnify Bank of America and hold Bank of America harmless from and against each and every claim, demand, liability, loss, cost or expense (including, but not limited to, reasonable attorneys’ fees and allocated costs of in-house counsel, and legal costs) to which Bank of America may be subjected or which Bank of America may incur by reason of any such action or omission, or by reason of any action taken pursuant to this Application and Agreement, unless in breach of good faith. In no event shall Bank of America be liable for incidental, consequential or special damages.

8.     Exculpation. In addition to the exculpatory provisions contained in the UCP, Bank of America or Bank of America’s correspondents shall not be responsible for and Applicant’s obligation to reimburse Bank of America shall not be affected by: (a) the time, place, manner, or order in which shipment is made, or partial or incomplete shipment or insurance of any property or any risk connected with insurance, delay in arrival or failure to arrive of any property or any relative documents, delay in giving or failure to give notice of arrival of goods or any other notice, (b) compliance with any laws, customs or regulations in effect in countries of negotiation or payment of the Letter of Credit, (c) failure of any Item to refer adequately to the Letter of Credit, or failure of documents to accompany any Item at negotiation/ payment/acceptance, or failure of any person to note the amount of any Item on the reverse of the Letter of Credit or to surrender or to take up the Letter of Credit or to forward required documents with Items, each of which provisions, if contained in the Letter of Credit itself, it is agreed may be waived by Bank of America, (d) any irregularity in connection with shipment, including any default, oversight or fraud by the shipper and/or any others in connection with the Property or documents or the shipment, non-shipment or transmittal thereof,(e) any refusal by Bank of America to honor Items because of an applicable law, regulation or ruling of any governmental agency whether valid or invalid, or now or hereafter in effect, (f) acts or the failure to act of Bank of America’s agents or correspondents including, but not limited to, their failure to pay Items because of any law, decree, regulation, ruling, or interpretation of any governmental agency (domestic or foreign), or (g) the identity of any transferee of the Letter of Credit or the sufficiency of the transfer if the Letter of Credit is transferable.

9.     Indemnities.

(a) Applicant will indemnify and hold Bank of America (such term to include for purposes of this Section 9 affiliates of Bank of America and its affiliates’ officers, directors, employees and agents) harmless from and against (i) all loss, claim, expense or damage arising out of the issuance by Bank of America, or any other action taken by any such indemnified party in connection with the Letter of Credit including any loss or damage arising in whole or in part from the negligence of the party seeking indemnification, but excluding any loss or damage resulting from the gross negligence or willful misconduct of the party seeking indemnification, and (ii) all costs and expenses (including reasonable attorneys’ fees and allocated costs of in-house counsel and legal expenses) of all claims or legal proceedings arising out of the issuance by Bank of America of the Letter of Credit or incident to the collection of amounts owed by Applicant hereunder or the enforcement of the rights of Bank of America hereunder, including, without limitation, legal proceedings related to any court order, injunction, or other process or decree restraining or seeking to restrain Bank of America from paying any amount under the Letter of Credit. Additionally, Applicant will indemnify and hold Bank of America harmless from and against all claims, losses, damages, suits, costs or expenses (including reasonable attorneys’ fees and allocated costs of in-house counsel, and legal expenses) arising out of (i) Bank of America’s acceptance of telecommunication instructions in connection with the Letter of Credit, including but not limited to, telephonic instructions in connection with any waiver of discrepancies, or (ii) Applicant’s failure to timely procure licenses or comply with applicable laws, regulations or rules, or any other conduct or failure of Applicant relating to or affecting the Letter of Credit.

(b) If any award, judgment or order is given or made for the payment of any amount due under this Application and Agreement and such award, judgment or order is expressed in a currency other than the currency required under this Application and Agreement, Applicant shall indemnify Bank of America against and hold Bank of America harmless from all loss and damage incurred by Bank of America as a result of any variation in rates of exchange between the date of such award, judgment or order and the date of payment (or, in the case of partial payments, the date of each partial payment thereof) in the required currency

(c) Each of these indemnities shall constitute an obligation separate and independent from the other obligations contained in this Application and Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by Bank of America from time to time, and shall continue in full force and effect notwithstanding any award, judgment or order for a liquidated sum in respect of an amount due under this Application and Agreement.

10.  Governing Law and Rules

(a) The Letter of Credit will be subject to and governed by the most current version of the International Chamber of Commerce publication “The Uniform Customs and Practice for Documentary Credits” which is in effect on the date the Letter of Credit is issued. The Letter of Credit will also be subject to, and this Application and Agreement will be governed by, the laws of the state in the United States where Bank of America issues the Letter of Credit; provided, however, that, with respect to the Letter of Credit, Bank of America may agree, on Applicant’s request, to specify in the Letter of Credit, a different state’s laws as the governing law. In any event, each choice of law shall be without reference to the chosen state’s provisions regarding conflicts laws.

(b) To the extent permissible under applicable law, the Applicant hereby waives any rights it may have to a trial by jury of any dispute arising under or relating to this Agreement or the Credit, and agrees that any such dispute shall be tried before a judge sitting without a jury.

11.  Applicant Status. The word “Applicant” in this Application and Agreement refers to each signer (other than Bank of America) of this Application and Agreement. If this Application and Agreement is signed by more than one Applicant, their obligations under this Application and Agreement shall be joint and several. If there is more than one Applicant, the Letter of Credit will be issued in the name of the Account party listed on the Application, or if no such party is listed, the first Applicant named on the Application (the “Designated Party”). Applicant further agrees that the Designated Party shall have the exclusive right to issue all instructions relating to the Letter of Credit including (without limitation) instructions as to the disposition of documents and any unutilized funds, waiver of discrepancies, and to agree with the Bank upon any amendments, modifications, extensions, renewals, or increases in the Letter of Credit or the further financing or refinancing of any transaction effected thereunder, irrespective of whether the same may now or hereafter affect its rights or those of its legal representatives, heirs, successors or assigns. The Designated Party shall have specimen signatures on file with the Bank and the Bank may give any notices to the Designated Party without notice to any other person listed as an Applicant on the Application.

12.  Representations and Warranties.

(a)Applicant represents and warrants to Bank of America that it has the authority to enter into this Application and Agreement and that such agreement will not violate or conflict with any of the provisions of its constituent documents or any other agreement or undertaking to which it is a party or to which it is bound.

(b) Applicant represents and warrants to Bank of America that Applicant has obtained all licenses and other governmental approvals required for the import, export, shipping, storage of, financing of or payment for goods and the documents described in the Letter of Credit. Applicant also represents and warrants to Bank of America that it has paid all applicable levies, duties or other taxes imposed in connection with the Letter of Credit (other than net income taxes payable by the Bank). Without limiting the generality of the foregoing, Applicant further expressly represents and warrants to Bank of America that the transactions underlying the Letter of Credit are not prohibited under the Foreign Assets Control Regulations of the United States Treasury Department and any importation covered by the Letter of Credit conforms in every respect with all existing applicable U.S. and state laws.

13.  Miscellaneous.

(a) No delay, extension of time, renewal, compromise or other indulgence which may occur or be granted by Bank of America shall impair the rights and powers of Bank of America hereunder. Bank of America shall not be deemed to have waived any of its rights hereunder, unless Bank of America shall have signed such waiver in writing.

(b) Any notice from Bank of America to Applicant shall be deemed given when mailed, postage paid, or when delivered to a courier, fee paid by shipper, addressed to Applicant at the address furnished by Applicant to Bank of America pursuant to this Application, or when confirmed by electronic confirmation to Bank of America. as having been delivered via facsimile or other teletransmission. Any notice from Applicant to Bank of America. shall be sent to the address of Bank of America specified by Bank of America to Applicant and shall be effective upon receipt by Bank of America.

(c) Each provision of this Application and Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Application and Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Application and Agreement.

(d) Any and all payments made to Bank of America hereunder shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding income or franchise taxes imposed by the United States and any political subdivisions thereof (such nonexcluded taxes being herein called “Taxes”). If Applicant shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 13(d)), Bank of America shall receive an amount equal to the sum Bank of America would have received had no such deductions been made, (ii) Applicant shall make such deductions, and (iii) Applicant shall pay the full amount deducted to the relevant authority in accordance with applicable law. Applicant will indemnify Bank of America for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 13(d)) paid by Bank of America and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date Bank of America makes written demand therefor. Within 30 days after the date of any payment of Taxes, Applicant will furnish to Bank of America the original or a certified copy of a receipt evidencing payment thereof.

(e) This Application and Agreement shall be binding upon Applicant, its successors and assigns, and shall insure to the benefit of Bank of America, its successors, transferees and assigns; provided that any assignment by Applicant of any of its rights or obligations under this Application and Agreement without the prior written consent of Bank of America shall be void.

(f) If the Applicant requests Bank of America to increase the amount of the Letter of Credit, extend or renew the Letter of Credit, otherwise modify the terms of the Letter of Credit, or finance or refinance any transaction effected under the Letter of Credit, Applicant agrees that this Agreement shall continue to bind it with respect to any action taken by Bank of America or any of Bank of America’s correspondents in accordance with such increase, extension, renewal or other modification and as to any transaction so financed or refinanced.

(g) Applicant understands that the final form of the Letter of Credit may vary from the wording specified in the Application, and Applicant authorizes Bank of America to make such changes, not materially inconsistent with the Application, which Bank of America deems necessary or appropriate. Applicant agrees that Bank may in its sole discretion request any entity, including any banking center or office of Bank of America located in a country different than the location where the Letter of Credit was issued, to act as advising bank with regard to the Letter of Credit and any Items.

(h) Applicant shall pay Bank of America for reasonable attorneys’ fees and allocated costs of in-house counsel, and legal costs paid or incurred by Bank of America in connection with this Agreement or the Letter of Credit (including, without limitation, the defense by Bank of America of any proceeding initiated by the Applicant to enjoin or restrain any drawing, payment or negotiation of the Letter of Credit by Bank of America, even if the Applicant is awarded such relief, provided only that Bank of America has acted in good faith in defending such action).

(i) In the event of any change or modification, with the consent of Applicant, which consent may be given by any means of submission acceptable to Bank of America, including, without limitation, computer, facsimile, telephone or telex, relative to the Letter of Credit or any instrument called for hereunder, including any waiver made or in good faith believed by Bank of America to have been made by Applicant of any term hereof or the noncompliance of any such instruments with the terms of the Letter of Credit, this Application and Agreement shall be binding upon Applicant with regard to the Letter of Credit as so changed or modified, and to any action taken by Bank of America or any of its correspondents relative thereto. No term or provision of this Application and Agreement can be changed orally, but only in a writing and signed by Applicant and Bank of America.

(j) Bank of America assumes no liability or responsibility for the consequences arising out of delay and/or loss in transit of any message, letter or documentation, or for delay, mutilation or other error arising in the transmission of any teletransmission.

(k) If Applicant includes in the Application any language describing events or conditions that would not be possible for Bank of America to verify solely from the documents required to be presented under the Letter of Credit, Applicant acknowledges and agrees that Bank of America has no obligation to verify compliance with such requirements. NOTICE OF FINAL AGREEMENT. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

APPLICANT

Name of Company or Individual

By, Authorized by (signature)

Title

Telephone	( )	Fax	( )

FOR OFFICE USE ONLY

	☐ Trade Operations		Mail Code#

COMMISSION	☐ Per Standard Fee Schedule	☐ Other	☐ Charge Banking Center
	☐ Charge Directly	☐ Commissions and Charges only	☐ Drawings, Commissions and Charges

APPLICANT’S DDA ACCOUNT NUMBER:	T/R #

REFERRING OFFICER (PRINTED NAME)	PHONE NUMBER

REFERRING OFFICER NUMBER	REFERRING OFFICER BANK NUMBER	REFERRING OFFICER COST CENTER NUMBER

REFERRING OFFICER SOCIAL SECURITY NUMBER

APPROVING OFFICER (PRINTED NAME)	PHONE NUMBER

APPROVING OFFICER NUMBER	APPROVING OFFICER BANK NUMBER	APPROVING OFFICER COST CENTER NUMBER

APPROVING OFFICER SOCIAL SECURITY NUMBER	APPROVING OFFICER SIGNATURE

APPROVING OFFICER INTEROFFICE ADDRESS

EXHIBIT III-B

FORM OF L/C APPLICATION (STANDBY)

For Bank of America Use Only
L/C No.
Application and Agreement for Standby Letter of Credit
TO: Bank of America, N.A. (“Bank of America”)

A. Application.

1.	(“Applicant”) requests Bank of America to issue an irrevocable standby letter of credit (“Letter of Credit”) as follows:
☐ Full text teletransmission	☐ Airmail with brief preliminary teletransmission advice	☐ Airmail	☒ Courier

2.	Applicant Address:	3.	For Account of (Name and address, if different from Applicant):

4.	Advising Bank:	5.	In favor of (Beneficiary Name and Address):

6. Amount:		(	)
(in words and figures)

Currency
(if left blank, U.S. Dollars)

Expiration Date. Drafts to be drawn on and presented at Bank of America’s Address set forth in the Letter of Credit on or before:
☐

If this box is marked, Applicant authorizes Bank of America to effect payment of any sums due under this Application and Agreement by means of debiting Applicant’s account with Bank of America set forth below. This authorization does not effect the obligation of Applicant to pay such sums when due, if there are insufficient funds in such account to make such payment when due, or if Bank of America fails to debit the account, and this authorization does not affect any setoff rights of Bank of America at law or in equity. Applicant’s account number with Bank of America is __________________.

7. Available by drafts drawn at sight on Bank of America when accompanied by the following documentation:

a.       The original Letter of Credit.

b.      The signed statement of the Beneficiary worded as follows (state wording that is to appear in the statement accompanying the draft; specify if such wording must be exact):

8.           Special Instructions:

B. Agreement.

In consideration of Bank of America’s issuing the Letter of Credit at the request of Applicant, Applicant agrees to the following:

1.              Applicant Payments.

(a) Applicant shall pay Bank of America, on demand, all amounts paid by Bank of America under or in respect of the Letter of Credit.

(b) On each fee payment date, so long as any undrawn amount of the Letter of Credit remains available, Applicant shall pay Bank of America a Letter of Credit fee. The fee payment date(s) shall be the date(s) as Applicant and Bank of America may agree, or in the absence of such agreement, the fee payment date shall be the date on which Bank of America issues the Letter of Credit. The fee shall be at such rate per annum as Applicant and Bank of America may agree or, in the absence of such agreement, at the rate customarily charged by Bank of America at the time such fee is payable, based upon Applicant’s creditworthiness, as determined by Bank of America in its sole discretion. The applicable Letter of Credit fee shall be calculated and payable on the undrawn amount of the Letter of Credit as of each fee payment date, and shall be for the period commencing on such fee payment date and ending on the day preceding the next fee payment date (or the expiration date of the Letter of Credit, as the case may be), both dates inclusive. The Letter of Credit fee will be computed on the basis of a 360-day year and actual days elapsed. Bank of America shall not be required to refund any portion of the Letter of Credit fee paid for any period during which (a) the Letter of Credit expires or otherwise terminates or (b) the undrawn amount of the Letter of Credit is reduced by drawings or by amendment.

(c) Applicant shall pay Bank of America, on demand, commissions and fees for amendments to, payments under, extensions of or cancellation of the Letter of Credit, and other services in the amounts Applicant and Bank of America may agree or, in the absence of such agreement, in the amounts customarily charged by Bank of America on the date of Bank of America’s demand.

(d) All payments and deposits of any kind by Applicant under this Application and Agreement, including prepayments, shall be made at the banking center or office Bank of America may designate from time to time. Bank of America shall have no obligation to pay Applicant interest on any such payment, prepayment or deposit made by Applicant under this Application and Agreement.

(e)    (i) All payments and deposits by Applicant under this Application and Agreement shall be in the currency in which the Letter of Credit is payable, except that Bank of America may, at its option, require payments and deposits by Applicant under this Application and Agreement to be made in U.S. Dollars if the Letter of Credit is payable in a foreign currency.

(ii) The amount of each payment and each deposit by Applicant under this Application and Agreement in U.S. Dollars for a Letter of Credit payable in a foreign currency shall be determined by converting the relevant amount to U.S. Dollars at the Conversion Rate in effect:

(A) with respect to each payment under Section 1(a) of this Agreement, on the date the payment is made by Bank of America under or in respect of the Letter of Credit; and

(B) with respect to each payment not falling under the preceding clause (A) and each deposit, on the date of Bank of America’s demand for such payment or deposit.

(iii) If a U.S. Dollar deposit by Applicant under this Application and Agreement for a Letter of Credit payable in a foreign currency becomes less than the U.S. Dollar equivalent of the undrawn amount of the Letter of Credit because of any variation in rates of exchange, Applicant shall deposit with Bank of America, on demand, additional amounts in U.S. Dollars so that the total amount deposited by Applicant under this Application and Agreement is not less than the U.S. Dollar equivalent of the undrawn amount of the Letter of Credit, determined by using the Conversion Rate on the date of Bank of America’s latest demand.

(iv) “Conversion Rate” means the rate quoted by Bank of America for the purchase from Bank of America of the relevant foreign currency with U.S. Dollars.

(f) Applicant shall reimburse or compensate Bank of America, on demand, for all costs incurred, losses suffered and payments made by Bank of America which are applied or allocated by Bank of America to the Letter of Credit (as determined by Bank of America) by reason of any and all present or future reserve, capital, deposit, assessment or similar requirements against (or against any class of or change in or in the amount of)  assets or liabilities of, or commitments or extensions of credit by, Bank of America.

(g) Applicant shall pay interest, on demand, on any amount not paid when due under this Application and Agreement from the due date until payment in full at a rate per annum equal to the rate of interest publicly announced from time to time by Bank of America as its prime rate, plus three percentage points (not to exceed the maximum rate permitted by applicable law). The prime rate is set by Bank of America based on various factors, including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some credits. Bank of America may price credit at, above or below the prime rate. Any change in Bank of America’s prime rate shall take effect at the opening of business on the day specified in Bank of America’s public announcement of a change in Bank of America’s prime rate.  Interest will be computed on the basis of a 360-day year and actual days elapsed.

2.     Deposit Events. Upon the occurrence of any of the following events, Applicant shall deposit with Bank of America, on demand (except that such demand shall not be required in the event of an occurrence described in (b) below) and as cash security for Applicant’s obligations to Bank of America under this Application and Agreement, an amount equal to the undrawn amount of the Letter of Credit:

(a) Applicant defaults under any provision of this Application and Agreement;

(b) Any bankruptcy or similar proceeding is commenced with respect to Applicant;

(c) Any default occurs under any other agreement involving the borrowing of money or the extension of credit under which Applicant may be obligated as borrower, installment purchaser or guarantor, if such default consists of the failure to pay any indebt-edness when due or if such default permits or causes the acceleration of any indebtedness or the termination of any commitment to lend or to extend credit;

(d) Applicant or any of its affiliates defaults on any other obligation to Bank of America;

(e) In the opinion of Bank of America, any material adverse change occurs in Applicant’s business, operations, financial condition or ability to perform its obligations under this Application and Agreement;

(f) Any guarantee of Applicant’s obligations under this Application and Agreement terminates, is revoked or its validity is contested by the guarantor, or any of the events set forth in (b) through (e) above occur with respect to the guarantor rather than the Applicant; or

(g) Any court order, injunction or other legal process is issued restraining or seek-ing to restrain drawing or payment under the Letter of Credit.

3.     Charge to Accounts. If Bank of America is unable to debit the account, if any, specified on the Application, Applicant authorizes Bank of America to charge any of Applicant’s accounts with Bank of America, or any affiliate of Bank of America, for all amounts then due and payable to Bank of America under this Application and Agreement.

4.     Indemnities.

(a) Applicant will indemnify and hold Bank of America (such term to include for purposes of this Section 4 affiliates of Bank of America and its affiliates’ officers, directors, employees and agents) harmless from and against (i) all loss or damage arising out of the issuance by Bank of America, or any other action taken by any such indemnified party in connection with the Letter of Credit including any loss or damage arising in whole or in part from the negligence of the party seeking indemnification, but excluding any loss or damage resulting from the gross negligence or willful misconduct of the party seeking indemnification, and (ii) all costs and expenses (including reasonable attorneys’ fees and allocated costs of in-house counsel and legal expenses) of all claims or legal proceedings arising out of the issuance by Bank of America of the Letter of Credit or incident to the collection of amounts owed by Applicant hereunder or the enforcement of the rights of Bank of America hereunder, including, without limitation, legal proceedings related to any court order, injunction, or other process or decree restraining or seeking to restrain Bank of America from paying any amount under the Letter of Credit. Additionally, Applicant will indemnify and hold Bank of America harmless from and against all claims, losses, damages, suits, costs or expenses (including reasonable attorneys’ fees and allocated costs of in-house counsel, and legal expenses) arising out of Applicant’s failure to timely procure licenses or comply with applicable laws, regulations or rules, or any other conduct or failure of Applicant relating to or affecting the Letter of Credit.

(b) If any award, judgment or order is given or made for the payment of any amount due under this Application and Agreement and such award, judgment or order is expressed in a currency other than the currency required under this Application and Agreement, Applicant shall indemnify Bank of America against and hold Bank of America harmless from all loss and damage incurred by Bank of America as a result of any variation in rates of exchange between the date of such award, judgment or order and the date of payment (or, in the case of partial payments, the date of each partial payment thereof) in the required currency

(c) Each of these indemnities shall constitute an obligation separate and independent from the other obligations contained in this Application and Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by Bank of America from time to time, and shall continue in full force and effect notwithstanding any award, judgment or order for a liquidated sum in respect of an amount due under this Application and Agreement.

5.     Governing Law and Rules. The Letter of Credit will be subject to, and performance under the Letter of Credit by Bank of America, its correspondents, and the beneficiary will be governed by, the rules of the “International Standby Practices 1998” (“ISP98”) or such later revision as may be published by the Institute of International Banking Law & Practice, subject to applicable laws. The Letter of Credit and this Application and Agreement shall be governed by and construed under the laws of the state in the United States where Bank of America issues the Letter of Credit, without reference to that state’s provisions regarding conflicts of laws, to the jurisdiction of which the parties hereto submit. If the Letter of Credit is not issued in any state, the law of the State of California will govern.

6.     Applicant Status. The word “Applicant” in this Application and Agreement refers to each signer (other than Bank of America) of this Application and Agreement. If this Application and Agreement is signed by more than one Applicant, their obligations under this Application and Agreement shall be joint and several.

7.     Representations and Warranties. Applicant represents and warrants to Bank of America that it has the authority to enter into this Application and Agreement and that such Agreement will not violate or conflict with any of the provisions of its constituent documents or any other agreement or undertaking to which it is a party or to which it is bound.

8.     Miscellaneous.

(a) No delay, extension of time, renewal, compromise or other indulgence which may occur or be granted by Bank of America shall impair the rights and powers of Bank of America hereunder. Bank of America shall not be deemed to have waived any of its rights hereunder, unless Bank of America shall have signed such waiver in writing.

(b) Any notice from Bank of America to Applicant shall be sent to the address of Applicant set forth on the Application and shall be effective upon receipt by Applicant. Any notice from Applicant to Bank of America shall be sent to the address of Bank of America specified by Bank of America to Applicant and shall be effective upon receipt by Bank of America.

(c) Each provision of this Application and Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Application and Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Application and Agreement.

(d) Any and all payments made to Bank of America hereunder shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding income or franchise taxes imposed by the United States and any political subdivisions thereof (such nonexcluded taxes being herein called “Taxes”). If Applicant shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased as may be necessary so that after making all required deductions  (including deductions applicable to additional sums payable under this Section 8(d)), Bank of America shall receive an amount equal to the sum Bank of America would have received had no such deductions been made, (ii) Applicant shall make such deductions, and (iii) Applicant shall pay the full amount deducted to the relevant authority in accordance with applicable law. Applicant will indemnify Bank of America for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 8(d)) paid by Bank of America and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date Bank of America makes written demand therefor. Within 30 days after the date of any payment of Taxes, Applicant will furnish to Bank of America the original or a certified copy of a receipt evidencing payment thereof.

(e) This Application and Agreement shall be binding upon Applicant, its successors and assigns, and shall inure to the benefit of Bank of America, its successors, transferees and assigns; provided that any assignment by Applicant of any of its rights or obligations under this Application and Agreement without the prior written consent of Bank of America shall be void.

(f) Unless the Applicant has specified in the Application that the wording of the Letter of Credit must be exact, Applicant understands that the final form of the Letter of Credit may vary from the wording specified in the Application, and Applicant authorizes Bank of America to make such changes, not materially inconsistent with the Application,  which Bank of America deems necessary or appropriate. Applicant understands that the risk to Applicant is greater if Applicant requests a standby letter of credit which requires only a draft, rather than a standby letter of credit which requires supporting documentation.

(g) In the event of any change or modification, with the consent of Applicant, which consent may be given by any means of submission acceptable to Bank of America, including, without limitation, computer, facsimile or telex, relative to the Letter of Credit or any instrument called for hereunder, including any waiver made or in good faith believed by Bank of America to have been made by Applicant of any term hereof or the noncompliance of any such instruments with the terms of the Letter of Credit, this Application and Agreement shall be binding upon Applicant with regard to the Letter of Credit as so changed or modified, and to any action taken by Bank of America or any of its correspondents relative thereto. No term or provision of this Application and Agreement can be changed orally, but only in a writing and signed by Applicant and Bank of America.

(h) Bank of America assumes no liability or responsibility for the consequences arising out of delay and/or loss in transit of any message, letter or documentation, or for delay, mutilation or other error arising in the transmission of any teletransmission. In no event shall Bank of America be liable for any special, indirect, consequential or exemplary damages.

(i) If Applicant includes in the Application any language describing events or conditions that would not be possible for Bank of America to verify solely from the documents required to be presented under the Letter of Credit, Applicant acknowledges and agrees that Bank of America has no obligation to verify compliance with such requirements.

NOTICE OF FINAL AGREEMENT. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

This Application and Agreement is executed by Applicant on                  .

Name of Applicant

By:	Title

Name of Applicant (if any, co-signing with the Applicant above)

By:	Title

(WHERE SPECIMEN SIGNATURES OF THE APPLICANT NAMED ABOVE ARE NOT ON FILE WITH BANK OF AMERICA, THE FOLOWING SIGNATURE VERIFICATION IS REQUIRED.)

The above signature of an officer, partner or agent of each Applicant indicated above confirms to that on file with us and such officer, partner or agent is fully authorized to sign this Agreement for such Applicant.

Bank of America, N.A.
By:	BANK (Full Name)	(Bank Address)

Authorized Signature/Title (Specimen signature of the signer must be on file with Bank of America)
00-35-0521NSBW 12-2000

FOR OFFICE USE ONLY

	☐ Trade Operations		Mail Code#

COMMISSION	☐ Per Standard Fee Schedule	☐ Other	☐ Charge Banking Center
	☐ Charge Directly	☐ Commissions and Charges only	☐ Drawings, Commissions and Charges

	APPROVING OFFICER (Printed Name)		PHONE #

	OFFICER TELEPHONE #		FAX #

DDA APPLICANT A/C #

APPROVING BANK OFFICER SIGNATURE

OFFICER – INTEROFFICE ADDRESS

OFFICER NUMBER AND COST CENTER NUMBER

Bank of America, N.A.

EXHIBIT IV

[FORM OF] TERM NOTE

MAIDENFORM, INC.

$(1)	(2)
{Issuance date}

FOR VALUE RECEIVED, MAIDENFORM, INC., a New York corporation (“Company”), promises to pay to                       (3) (“Payee”) or its registered assigns the principal amount of                                 (4)  ($[                                          ]).  The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement referred to below; provided that the last such installment shall be in an amount sufficient to repay the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon.

Company also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of June 15, 2007 by and among Company, Maidenform Brands, Inc., a Delaware corporation, the financial institutions listed therein as Lenders, and Bank of America, N.A., as Administrative Agent (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

This Note is one of Company’s “Term Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, Company and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loan evidenced hereby.  Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously

(1)                                  Insert amount of Lender’s Term Loan in numbers.

(2)                                  Insert place of delivery of Note.

(3)                                  Insert Lender’s name in capital letters.

(4)                                  Insert amount of Lender’s Term Loan in words.

made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Company as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note.  Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

MAIDENFORM, INC.

By:
Name:
Title:

EXHIBIT V

[FORM OF] REVOLVING NOTE

MAIDENFORM, INC.

$(1)	(2)
{Issuance date}

FOR VALUE RECEIVED, MAIDENFORM, INC., a New York corporation (“Company”), promises to pay to                   (3) (“Payee”) or its registered assigns, the lesser of (x)                                (4) ($[                           ]) and (y) the unpaid principal amount of all advances made by Payee to Company as Revolving Loans under the Credit Agreement referred to below.  The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement.

Company also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of June 15, 2007 by and among Company, Maidenform Brands, Inc., a Delaware corporation, the financial institutions listed therein as Lenders, and Bank of America, N.A., as Administrative Agent (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

This Note is one of Company’s “Revolving Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, Company and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby.  Payee hereby agrees, by its acceptance hereof, that before disposing of

(1)                                  Insert amount of Lender's Revolving Loan Commitment in numbers.

(2)                                  Insert place of delivery of Note.

(3)                                  Insert Lender's name in capital letters.

(4)                                  Insert amount of Lender's Revolving Loan Commitment in words.

this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Company as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note.  Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

MAIDENFORM, INC.

By:
Name:
Title:

TRANSACTIONS

ON

REVOLVING NOTE

Date	Type of Loan Made This Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT VI

[FORM OF] SWING LINE NOTE

MAIDENFORM, INC.

$(1)	(2)
{Issuance date}

FOR VALUE RECEIVED, MAIDENFORM, INC., a New York corporation (“Company”), promises to pay to                               (“Payee”) or its registered assigns, the lesser of  (x)                   (3) ($[                              ]) and (y) the unpaid principal amount of all advances made by Payee to Company as Swing Line Loans under the Credit Agreement referred to below.  The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement.

Company also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of June 15, 2007 by and among Company, Maidenform Brands, Inc., a Delaware corporation, the financial institutions listed therein as Lenders, and Bank of America, N.A., as Administrative Agent (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

This Note is Company’s “Swing Line Note” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Company as provided in the Credit Agreement.

(1)                                  Insert amount of Swing Line Lender's Swing Line Commitment in numbers.

(2)                                  Insert place of delivery of Note.

(3)                                  Insert amount of Swing Line Lender's Swing Line Commitment in words.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

MAIDENFORM, INC.

By:
Name:
Title:

TRANSACTIONS

ON

SWING LINE NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT VII
[FORM OF] COMPLIANCE CERTIFICATE
MAIDENFORM, INC.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1)   I am the duly elected [Title] of Maidenform, Inc., a New York corporation (“Company”).

(2)   I have reviewed the terms of that certain Credit Agreement dated as of June [__], 2007, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among Company, the financial institutions party thereto as Lenders, and Bank of America, N.A., as Administrative Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by the attached financial statements.

(3)   The examination described in paragraph (2) above did not disclose, and I have no knowledge of, the existence during or at the end of the accounting period covered by the attached financial statements of any condition or event that constitutes an Event of Default or Potential Event of Default[, except as set forth below], and I have no knowledge as at the date of this Certificate of any condition or event that constitutes an Event of Default or Potential Event of Default[, except as set forth below].

(4)   Company and Holdings each has been in compliance with each of the covenants in Section 7 of the Credit Agreement at all times during and at the end of the accounting period covered by the attached financial statements and as of the date of this Certificate.

[Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Company or Holdings has taken, is taking, or proposes to take with respect to each such condition or event.

(5)   During the accounting period covered by the attached financial statements, [Option A: Company has not made Restricted Junior Payments to Holdings] [Option B: Company has made Restricted Junior Payments to Holdings [for the purposes described in subclauses (a), (b), and (c) of subsection 7.5(i) of the Credit Agreement, in each case in compliance with such subclauses (a), (b) and (c),] [and] [to the extent necessary to permit one or more Stock Repurchases, in each case in compliance with subclauses (a), (b) and (c) of subsection 7.5(ii) of the Credit Agreement].

The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this

Certificate in support hereof, are made and delivered this               day of             ,     , pursuant to subsection 6.1(iv) of the Credit Agreement.

MAIDENFORM, INC.

By:
Name:
Title:

ATTACHMENT NO. 1 TO COMPLIANCE CERTIFICATE

This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of                               ,          and pertains to the period from                               ,          to                               ,         . Subsection references herein relate to subsections of the Credit Agreement.

A.	Minimum Fixed Charge Coverage Ratio (for the four Fiscal Quarter period ending , )

Consolidated EBITDA:

1.	Consolidated Net Income (adjusted in accordance with the terms of clause (i) of the definition of Consolidated EBITDA):	$
2.	Consolidated Interest Expense:	$
3.	Provisions for taxes based on income:	$
4.	Total depreciation expense:	$
5.	Total amortization expense:	$
6.	Other non-cash items reducing Consolidated Net Income (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period):	$
7.

Net cash charges incurred in connection with the closure of and consequent termination of ordinary course business activities at retail outlet Facilities to the extent that such cash charges have not actually been paid:

$
8.	Rating agency fees paid to obtain or maintain ratings on Indebtedness of Holdings and its Subsidiaries:	$
9.	Net cash charges incurred in connection with the Headquarters office relocation and sale:	$
10.

Any non-cash charges, adjustments (which may be a negative number, in the case of positive adjustments to Consolidated Net Income) and expenses after the Closing Date relating to the application of purchase accounting:

$
11.

Fees, costs, and expenses incurred on or prior to or following the Closing Date in connection with the negotiation, execution and delivery and amendment or modification of the Credit Agreement and the other Loan Documents:

$

12.

Other non-cash items increasing Consolidated Net Income (other than any such non-cash item to the extent it will result in the receipt of cash payments in any future period and any non-cash items netted against non-cash charges in line 6 and which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period):

$
13.	Consolidated EBITDA (1+2+3+4+5+6+7+8+9+10+11-12):	$
14.	Consolidated Capital Expenditures that are unfinanced or financed with proceeds of the Loans:	$

Consolidated Fixed Charges:
15.	Consolidated Cash Interest Expense:	$
16.

Scheduled principal payments in respect of Consolidated Total Debt (excluding the aggregate amount of all rents paid or payable under all Capital Leases to which Holdings or any of its Subsidiaries is a party as lessee):

$
17.

Federal, state and local income taxes actually paid to any Governmental Authority during such period (whether or not payable in respect of such period), calculated so as to take into account all net operating loss carry-forwards, credits and other tax benefits available to Holdings and its Subsidiaries:

$
18.

Restricted Junior Payments other than Restricted Junior Payments described in clauses (i) and (ii) of the definition thereof, made within 10 Business Days of the making of an Incremental Term Loan and funded directly by the proceeds of such Incremental Term Loan):

$
19.	Consolidated Fixed Charges (15+16+17+18):	$
20.	Fixed Charge Coverage Ratio (13)-(14):(19):	:1.00
21.	Minimum ratio required under subsection 7.6A:	1.25:1.00

B.	Maximum Leverage Ratio
1.	Consolidated Total Debt:	$

2.	Consolidated EBITDA (A.13 above):	$
3.	Consolidated Leverage Ratio (1):(2):	:1.00
4.	Maximum ratio permitted under subsection 7.6B:	4.00:1.00

C.	Consolidated Capital Expenditures
1.	Maximum amount of Consolidated Capital Expenditures permitted under subsection 7.8 for Fiscal Year without regard to carryover amount:	$
2.	Consolidated Capital Expenditures for prior Fiscal Year:	$
3.	Maximum amount of Consolidated Capital Expenditures permitted under subsection 7.8 for prior Fiscal Year:	$
4.	Excess of permitted amount of Consolidated Capital Expenditures for prior Fiscal Year over Consolidated Capital Expenditures in prior Fiscal Year (3-2):	$
5.	Maximum permitted amount of carryover permitted Consolidated Capital Expenditures from prior Fiscal Year (50% of C.3):	$
6.	Permitted carryover Consolidated Capital Expenditure Amount from prior Fiscal Year (smaller of (4) or (5)):	$
7.	Consolidated Capital Expenditures for Fiscal Year-to date:	$
8.	Maximum permitted under subsection 7.8 (1 + 6):	$

D.   Stock Repurchases

Stock Repurchase Date	Amount of Stock Repurchase	Aggregate Amount of Stock Repurchases as of the Stock Repurchase Date (maximum amount permitted under subsection 7.5 is $25,000,000)	Consolidated Leverage Ratio (maximum ratio permitted under subsection 7.5 is 3.50:1:00)	Revolving Loan Commitment minus Total Utilization of Revolving Loan Commitments as of the Stock Repurchase Date (minimum amount permitted under subsection 7.5 is $25,000,000
	$____	$____	____:1.00	$____
	$____	$____	____:1.00	$____
	$____	$____	____:1.00	$____
	$____	$____	____:1.00	$____
	$____	$____	____:1.00	$____

EXHIBIT VIII

MATTERS TO BE COVERED BY OPINION OF COMPANY COUNSEL

Capitalized terms used herein shall have the meanings given them in the Credit Agreement for Maidenform, Inc. (“Company”) and Maidenform Brands, Inc. (“Holdings”).  “Opinion Parties” means, collectively, Company, Holdings and each of their Domestic Subsidiaries.  “Principal Documents” means, collectively, each of the following:

Credit Agreement

Notes

Security Agreement

Guaranty

North Carolina mortgage

Grant of Copyright Security Interest

Grant of Patent Security Interest

Grant of Trademark Security Interest

Deposit Account Control Agreement(s)

1.                                       Each Opinion Party is a                                that is validly existing and in good standing under the laws of the State of                             .

2.                                       Each Opinion Party has the                         power and authority to execute and deliver the Principal Documents to which it is a party, to perform its obligations thereunder and to carry on its business as now being conducted and as currently proposed to be conducted.

3.                                       Each of the Principal Documents to which any Opinion Party is a party has been duly authorized, executed and delivered by such Opinion Party.

4.                                       Each Principal Document to which any Opinion Party is a party constitutes the valid and binding obligation of such Opinion Party enforceable against such Opinion Party in accordance with its terms.

5.                                       The execution, delivery and performance by each Opinion Party of the Principal Documents to which it is a party, and the performance by such Opinion Party of its obligations under such Principal Documents, do not and will not:

(a)                                  violate any provision of the                          or                                  of any Opinion Party or any other issuer of Pledged Interests (as defined below); or

(b)                                 breach or result in a default under, result in the maturing of any indebtedness or result in the creation of any lien or security interest pursuant to, any indenture, mortgage, deed of trust, promissory note or other material agreement to which any Opinion Party is a party or by which it or any of its properties are bound; or

(c)                                  result in a violation of any law, rule, regulation, judgment, order, decree, determination, or award of any court or governmental authority which is now in effect and applicable to any Opinion Party or any of its properties.

6.                                       Except as have been obtained or completed, no consent, approval, waiver, license, authorization or action by or filing with any court or governmental authority or any third party is or was required for the execution and delivery by any Opinion Party of any of the Principal Documents or the performance by any Opinion Party of its obligations under any of the Principal Documents.

7.                                       To our knowledge after having made due inquiry with respect thereto, there are no actions, suits or proceedings pending or threatened against any Opinion Party at law or in equity, before any arbitrator or before or by any governmental department, commission, board, bureau, agency or instrumentality which question the validity of any Principal Document or which could reasonably be expected to, individually or in the aggregate, materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of any Opinion Party or the ability of any Opinion Party to comply with or perform the terms of the Principal Documents.

8.                                       No Opinion Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “ICA”) or a company “controlled” by an “investment company” within the meaning of the ICA.

9.                                       The extension, arranging and obtaining of the credit represented by the Principal Documents do not result in any violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

10.                                 The Security Agreement creates a valid security interest, as security for the Secured Obligations (as defined therein), in that portion of the “Collateral” (as defined therein) in which a security interest can be created under the Uniform Commercial Code as in effect in the State of New York.

11.                                 Upon the filing of the Form UCC-1 Financing Statements attached [hereto] as Exhibits             in the Office of the Secretary of State of                               , the Administrative Agent will have a perfected security interest in that portion of the “Collateral” (as defined in the Security Agreement) of each Opinion Party in which a security interest can be perfected by the filing of a financing statement under the Uniform Commercial Code as in effect in the State of                           .

12.                                 Assuming that certificates evidencing all of the Pledged Equity (as defined in the Security Agreement) identified on Schedule 6 of the Security Agreement as of the date hereof (the “Pledged Interests”), in each case accompanied by instruments of transfer in blank duly executed, have been delivered on or prior to the date hereof to the Administrative Agent, and have been continuously held by the Administrative Agent since such delivery, in each case in the State of New York, (i) the security interest of the Administrative Agent in such Pledged Interests is perfected by control (within the meaning of Section 8-106 of the New York UCC) of such Pledged Interests and (ii) assuming the absence of notice of any adverse claim (within the meaning of Section 8-102(a) of the New York UCC) thereto on the part of Administrative Agent or any secured party, the Administrative Agent will be a protected purchaser (within the meaning of Section 8-303(a) of the New York UCC) of such security interest in such Pledged Interests and will acquire its interest in such Pledged Interests free of any adverse claim thereto.

13.                                 Upon the execution and delivery to the Administrative Agent of the                      by each party thereto, the security interest of the Administrative Agent in each deposit account described therein will be perfected by control (within the meaning of Section 9-104 of the New York UCC.

14.                                 The North Carolina mortgage creates in favor of the Administrative Agent, as security for the “Secured Obligations” (as such term is defined in the North Carolina mortgage), a valid lien on the                              interests in that portion of the “Premises” (as defined in the North Carolina mortgage) that consists of real property (including fixtures attached thereto) (the “Real Property Collateral”).

15.                                 The North Carolina mortgage is in proper form, including the notary acknowledgment attached thereto, for recording in the real estate records of the recording office in                         County, North Carolina, and upon such recording will perfect the liens created thereby in the Real Property Collateral owned by the                             .  No other filing is necessary for the purpose of giving constructive notice to third parties of the creation of the liens thereunder for the purposes described therein.

16.                                 Except for nominal recording or filing fees, no state or local recording tax, intangibles tax, documentary or stamp tax, mortgage tax or other fee, tax or governmental charge is required to be paid in the State of North Carolina as a result of the execution, delivery, performance, recordation or filing of the North Carolina mortgage or the performance of the transactions contemplated thereby.

The foregoing opinions are limited in all respects to the laws of the States of New York and North Carolina, the Delaware General Corporation Law, the Delaware UCC and the applicable Federal laws of the United States of America.

The opinions expressed herein may also be relied upon by the Administrative Agent, each Lender and each of their respective successors and assigns under the Credit Agreement.

EXHIBIT IX

[FORM OF] ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters of credit and swingline loans) (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund(1)]

3.	Company:	Maidenform, Inc.

4.	Administrative Agent:	Bank of America, N.A., as administrative agent under the Credit Agreement

5.	Credit Agreement

The Credit Agreement dated as of June 15, 2007 among Maidenform, Inc., Maidenform Brands, Inc., the financial institutions from time to time party thereto as Lenders, Bank of America, N.A. as Administrative Agent, and the other agents parties thereto

(1)	Select as applicable.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(2)
Revolving Loan Commitment	$	$		%
Term Loan	$	$		%

Effective Date:                          , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Title:

(2)                                  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to:](3)
[MAIDENFORM, INC.]

By:
Title:

(3)                                  To be added only if the consent of Company and/or other parties (e.g. Swingline Lender, Issuing Lender) is required by the terms of the Credit Agreement.

ANNEX 1

MAIDENFORM, INC.

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.                                       Representations and Warranties.

1.1                                 Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2                                 Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to subsection 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                       Payments.  From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                                       General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment.  THIS ASSIGNMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

EXHIBIT X

[FORM OF] SOLVENCY CERTIFICATE

MAIDENFORM, INC.

June 15, 2007

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with that certain Credit Agreement dated as of June 15, 2007 (the “Credit Agreement”) by and among Maidenform, Inc., a New York corporation (“Company”), Maidenform Brands, Inc., a Delaware corporation (“Holdings”), the financial institutions referred to therein as Lenders (“Lenders”) and Bank of America, N.A., as Administrative Agent (“Administrative Agent”).  Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

This Solvency Certificate is being delivered pursuant to subsection 4.1 of the Credit Agreement.  The undersigned is the Chief Financial Officer of Company and Holdings and hereby further certifies as of June 15, 2007 in his capacity as an officer of Company, and not individually, as follows:

1.                                       I have responsibility for (a) the management of the financial affairs of Company and the preparation of financial statements of Holdings and its Subsidiaries, and (b) reviewing the financial and other aspects of the transactions contemplated by the Credit Agreement.

2.                                       I have carefully prepared and/or reviewed the contents of this Solvency Certificate and have conferred with counsel for the Loan Parties for the purpose of discussing the meaning of any provisions hereof that I desired to have clarified.

3.                                       In preparation for the consummation of the transactions contemplated by the Credit Agreement, I have prepared and/or reviewed (i) a consolidated balance sheet of Holdings and its Subsidiaries as of March 31, 2007, and a consolidated statement of income for the Fiscal Quarter then ended, prepared in accordance with GAAP, and (ii) projected financial statements consisting of consolidated balance sheets and statements of income of Holdings and its Subsidiaries for Fiscal Years 2007 through and including 2011 (it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond Company’s and Holdings’ control, and that no assurance can be given that the projections will be realized).  The consolidated balance sheet has been prepared utilizing what I believe are reasonable estimates of the “fair value” and “present fair saleable value” of the assets of Holdings and its Subsidiaries.  Although any projections may by necessity involve uncertainties and approximations, the projections are based on good faith estimates and assumptions believed by me to be reasonable.

4.                                       Based upon the foregoing and upon the best of my knowledge after due diligence, I have concluded that on the Closing Date, after giving effect to the transactions contemplated by the Loan Documents:

(a)                                  The fair saleable value of the property of each Loan Party is (1) greater than the total amount of liabilities (including contingent liabilities) of such Loan Party and (2) not less than the amount that will be required to pay the probable liabilities of such Loan Party’s then existing debts as they become absolute and due, considering all financing alternatives and potential asset sales reasonably available to such Loan Party.

(b)                                 Each of the Loan Parties does not have an unreasonably small amount of capital in relation to its business or any contemplated or undertaken transaction.

(c)                                  No Loan Party intends to incur, nor believes (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due.

(d)                                 Each Loan Party is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

(e)                                  For purposes of this Certificate, the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

For the purpose of the above analysis, the values of each Loan Party’s assets have been computed by considering such Loan Party as a going concern entity.

I understand that Administrative Agent and Lenders are relying on this Solvency Certificate in extending credit to Company pursuant to the Credit Agreement.

[Remainder of page intentionally left blank; signature page follows.

The undersigned has executed this Solvency Certificate, in his capacity as an officer of the Company and Holdings and not individually, as of the date set forth above.

MAIDENFORM, INC.

By:
Name:
Title:

MAIDENFORM BRANDS, INC.

By:
Name:
Title:

EXHIBIT XIII

[FORM OF] COLLATERAL ACCESS AGREEMENT

RECORDING REQUESTED BY:
Reed Smith LLP

AND WHEN RECORDED MAIL TO:

Reed Smith LLP
136 Main Street, Suite 250
Princeton, New Jersey 08540

Attn: Christopher J. Maurer, Esq.

Re: Maidenform, Inc.
Space above this line for recorder’s use only

REAL PROPERTY HOLDER’S WAIVER AND CONSENT AGREEMENT

This REAL PROPERTY HOLDER’S WAIVER AND CONSENT AGREEMENT (this “Agreement”) is dated as of June 15, 2007 and entered into by                               , a                         (“Real Property Holder”), to and for the benefit of Bank of America, N.A. as agent for and representative of (in such capacity, “Administrative Agent”) the financial institutions (“Lenders”) from time to time party to the Credit Agreement (as hereinafter defined).

R E C I T A L S

A.                                    Maidenform, Inc., a New York Corporation (“Company”), has possession of and occupies all or a portion of the property described on Exhibit A annexed hereto (the “Premises”).

B.                                    Company’s interest in the Premises arises under the lease agreement [(the “Lease”) (the “Mortgage”)] more particularly described on Exhibit B annexed hereto, pursuant to which Real Property Holder has rights, upon the terms and conditions set forth therein, to take possession of, and otherwise assert control over, the Premises.

C.                                    Administrative Agent, Lenders, and Company have entered into that certain Credit Agreement dated as of June 15, 2007 (said Credit Agreement, as amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”), the terms defined in the Credit Agreement shall be used herein as therein defined.

D.                                    The extensions of credit made by Lenders to Company under the Credit Agreement will be secured, in part, by all raw materials, work-in-process and finished goods inventory of Company (including all inventory of Company now or hereafter located on the Premises (the “Inventory”)) and all equipment, machinery and other goods used in Company’s business (including all equipment of Company now or hereafter located on the Premises (the “Equipment” and, together with the Inventory, the “Collateral”)).

E.                                      Administrative Agent has requested that Real Property Holder execute this Agreement as a condition to the extension of credit to Company under the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Real Property Holder hereby represents and warrants to, and covenants and agrees with, Administrative Agent as follows:

1.                                       Real Property Holder hereby (a) waives and releases unto Administrative Agent and its successors and assigns any and all rights granted by or under any present or future laws to levy or distraint for rent or any other charges which may be due to Real Property Holder against the Collateral, and any and all other claims, liens and demands of every kind which it now has or may hereafter have against the Collateral, and (b) agrees that any rights it may have in or to the Collateral, no matter how arising (to the extent not effectively waived pursuant to clause (a) of this paragraph 1), shall be second and subordinate to the rights of Administrative Agent in respect thereof.  Real Property Holder acknowledges that the Collateral is and will remain personal property and not fixtures even though it may be affixed to or placed on the Premises.

2.                                       Real Property Holder certifies that (a) Real Property Holder is the landlord under the Lease, (b) the Lease is in full force and effect and has not been amended, modified, or supplemented except as set forth on Exhibit B annexed hereto, (c) there is no defense, offset, claim or counterclaim by or in favor of Real Property Holder against Company under the Lease or against the obligations of Real Property Holder under the Lease, (d) no notice of default has been given under or in connection with the Lease which has not been cured, and Real Property Holder has no knowledge of the occurrence of any other default under or in connection with the Lease, and (e) except as disclosed to Administrative Agent, no portion of the Premises is encumbered in any way by any deed of trust or mortgage lien or ground or superior lease.

3.                                       Real Property Holder consents to the installation or placement of the Collateral on the Premises, and Real Property Holder grants to Administrative Agent a license to enter upon and into the Premises to do any or all of the following with respect to the Collateral:  assemble, have appraised, display, remove, maintain, prepare for sale or lease, repair, transfer, or sell (at public or private sale).  In entering upon or into the Premises, Administrative Agent hereby agrees to indemnify, defend and hold Real Property Holder harmless from and against any and all claims, judgments, liabilities, costs and expenses incurred by Real Property Holder caused solely by Administrative Agent’s entering upon or into the Premises and taking any of the foregoing actions with respect to the Collateral.  Such costs shall include any damage to the Premises made by Administrative Agent in severing and/or removing the Collateral therefrom.

4.                                       Real Property Holder agrees that it will not prevent Administrative Agent or its designee from entering upon the Premises at all reasonable times to inspect or remove the Collateral.  In the event that Real Property Holder has the right to, and desires to, obtain possession of the Premises (either through expiration of the Lease or termination thereof due to the default of Company thereunder), Real Property Holder will deliver notice (the “Real Property Holder’s Notice”) to Administrative Agent to that effect.  Within the 45 day period after Administrative Agent receives the Real Property Holder’s Notice, Administrative Agent shall have the right, but not the obligation, to cause the Collateral to be removed from the Premises.  During such 45 day period, Real Property Holder will not remove the Collateral from the Premises nor interfere with Administrative Agent’s actions in removing the Collateral from the Premises or Administrative Agent’s actions in otherwise enforcing its security interest in the Collateral.  Notwithstanding anything to the contrary in this paragraph, Administrative Agent shall at no time have any obligation to remove the Collateral from the Premises.

5.                                       Real Property Holder shall send to Administrative Agent a copy of any notice of default under the Lease sent by Real Property Holder to Company.  In addition, Real Property Holder shall send to Administrative Agent a copy of any notice received by Real Property Holder of a breach or default under any other lease, mortgage, deed of trust, security agreement or other instrument to which Real Property Holder is a party which may affect Company’s rights in, or possession of, the Premises.

6.                                       All notices to Administrative Agent under this Agreement shall be in writing and sent to Administrative Agent at its address set forth on the signature page hereof by telefacsimile, by United States mail, or by overnight delivery service.

7.                                       The provisions of this Agreement shall continue in effect until Real Property Holder shall have received Administrative Agent’s written certification that all amounts advanced under the Credit Agreement have been paid in full.

8.                                       This Agreement and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the day and year first set forth above.

[NAME OF REAL PROPERTY HOLDER]

By:

Name:

Title:

Address:

Facsimile Number:

By its acceptance hereof, as of the day and year first set forth above, Administrative Agent agrees to be bound by the provisions hereof.

BANK OF AMERICA, N.A.,
as Administrative Agent

By:

Name:

Title:

Address:

Facsimile Number:

EXHIBIT A

LEGAL DESCRIPTION OF PREMISES

EXHIBIT B

DESCRIPTION OF [LEASE] [MORTGAGE]

EXHIBIT XIV

[FORM OF] BORROWING BASE CERTIFICATE

FOR THE ACCOUNTING PERIOD ENDING                  ,

Date:

This Borrowing Base Certificate is delivered to you by Maidenform, Inc., a New York corporation (“Company”), pursuant to the Credit Agreement dated as of June 15, 2007 (as amended, restated or otherwise modified as permitted in accordance with its terms, the “Credit Agreement”) by and among Company, Lenders from time to time party thereto, and Bank of America, N.A., as administrative agent (“Administrative Agent”).  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

I, [NAME], hereby certify to Administrative Agent that, as of the date hereof, I am the [NAME OF OFFICE](1) of Company, and that, as such, I am authorized to execute and deliver this Certificate to the Administrative Agent on behalf of Company.  I hereby certify in such capacity that, as of the date hereof: (a) no Default or Event of Default has occurred and is continuing, (b) a review of the activities of Company has been made under my supervision with a view to determining the amount of the current Borrowing Base, and (c) the following information is true and correct and conforms to the requirements and definitions provided therefore in the Credit Agreement as of the last day of the accounting period first written above:

Calculation of Borrowing Base

(1)	85% of Eligible Receivables:	$

(2)	50% of Eligible Inventory:	$

(3)	Reserves from time to time established in good faith by Administrative Agent in its reasonable credit judgment:	$

(4)	Borrowing Base (equal to the sum of (1) and (2), minus (3))	$

(1) Must be a Responsible Officer

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date of this certificate.

MAIDENFORM, INC.

By:
Name:
Its: